NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” HAVE BEEN OMITTED FROM THIS EXHIBIT AS THESE PORTIONS ARE NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Exhibit 10.15

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

ISLAND MARINA HOLDINGS LLC

And

Island Marinas Subsidiary Corp.

as Sellers,

IG HOLDINGS LLC

AND

MOF SIMPSON BAY L.P.,

as Single Asset Sellers,

MARINEMAX EAST, INC.,
as Buyer

AND

MARINEMAX, INC.,

as Guarantor

Solely for purposes of ARTICLE 10

DATED AS OF AUGUST 8, 2022

Table of Contents

i

ANNEXES

Annex A – Pre-Closing Actions related to Miami Interests and Simpson Bay Interests

EXHIBITS

Exhibit A – Net Working Capital Principles and Example

Exhibit B-1 – Earnout Payment Calculation

Exhibit B-2 – Reference Base Measurement Amount and Incremental Measurement Amount Calculation for 2021

Exhibit C – Trident Program Budget

Exhibit D-1 – List of Landlord Leases

Exhibit D-2 – Form of Estoppel Certificate

Exhibit E – Terms of Transition Services Agreement

Exhibit F – Form of WICO Consent Agreement to Deemed Assignment of Lease

SCHEDULES

Sellers Disclosure Schedules:

Section A – Organizational Chart

Section 1.1(a)(i) – [****]

Section 1.1(b) – Permitted Encumbrances

Section 2.3(b) – Indebtedness Paid Off at Closing

Section 2.5(f)(viii) – Earnout Measurement Period (Funding)

Section 3.2(a) – Ownership of Acquired Companies

Section 3.2(b) – Certificates of Good Standing

Section 3.3(c) – Capitalization – Company

Section 3.3(d) – Managers & Officers

Section 3.3 (g) – Capitalization – Miami Interests

Section 3.3 (j) – Capitalization – Simpson Bay Interests

Section 3.4(a) – Subsidiaries and Joint Ventures

v

Section 3.4(b) – Agreements or Commitments relating to Capital Stock

Section 3.5(b)(i) – No Conflicts; Consents – Antitrust

Section 3.5(b)(ii) – No Conflicts; Consents – Other Consents

Section 3.7(a) – Undisclosed Liabilities

Section 3.7(b) – Liabilities

Section 3.10(a) – Compliance with Laws

Section 3.10(b) – Permits

Section 3.11(a) – Legal Proceedings

Section 3.11(b) – Governmental Orders

Section 3.11(c) – Compliance with Governmental Orders

Section 3.12(a) – Material Contracts

Section 3.12(b) – Compliance with Material Contracts

Section 3.13(a) – Intellectual Property

Section 3.13(c) – Exceptions to Intellectual Property

Section 3.14(a) – Employee Benefit Plans

Section 3.14(c) – Contributions and Premiums

Section 3.15(a) – Labor Matters

Section 3.15(b) – Unions and Collective Bargaining Agreements

Section 3.15(c) – Labor Claims

Section 3.15(d) – Labor Proceedings

Section 3.15(e) – Employee confidentiality; Non-compete

Section 3.15(h) – Human Resources Matters

Schedule 3.16 – Taxes

Section 3.16(m) – Taxes – U.S. Federal Income Tax

Section 3.16(n) – Powers of Attorney

Section 3.16(o) – Taxes – Elections and Jurisdictions

Section 3.17 – Environmental Matters

Section 3.18(a)(i) – Owned Real Property

Section 3.18(b) – Leased Real Property

Section 3.18(c) – Landlord Lease Defaults

Section 3.18(f) – Property Material Default – Contentious

Section 3.18(g) – Property Material Default – Real Property Laws

Section 3.18(i) – Property Material Default – Utilities Services

Section 3.18(j) – Material Real Property Permits

Section 3.18(k) – Permitted Non-Conforming Uses

Section 3.18(m) – Property Material Default – Improvements

Section 3.18(n) – Property Material Default – Tax

Section 3.19 – Insurance Policies

Section 3.23 – Powers of Attorney

Section 3.24 – Guaranties

Section 5.1(a) – Conduct of Business of the Company

Section 5.1(b) – Conduct of Business of the Company

Section 5.1(b)(viii) – Conduct of Business of the Company – Capital Expenditures

Section 5.1(b)(xi) – Conduct of Business of the Company – Material Assets

Section 5.1(b)(xvii) – Conduct of Business of the Company – Settlement of Legal Proceedings

Section 5.2(a) – Access to Information

Section 5.7(a) – Governmental Approvals

Section 5.15 – Affiliate Arrangements

Section 5.21 – Specified Financial Statements

Section 6.5 – Purchase Price Allocation

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of August 8, 2022, is entered into by and among: (i) Island Marina Holdings LLC, a Delaware limited liability company (“Marina Holdings”), and Island Marinas Subsidiary Corp., a Delaware corporation (“IGY Corp.”), as sellers (together, the “Sellers” and each, a “Seller”); (ii) IG Holdings LLC, a Delaware limited liability company (“IG Holdings”), and MOF Simpson Bay L.P., a Texas limited partnership (“MOF Simpson Bay”), as single asset sellers (together, the “Single Asset Sellers” and each, a “Single Asset Seller”); (iii) MarineMax East, Inc., a Delaware corporation, as buyer (“Buyer” and together with Sellers, the “Parties” and each a “Party”); and (iv) solely for purposes of ARTICLE 10, MarineMax, Inc., a Florida corporation, as guarantor (“Guarantor”). Capitalized terms used but not otherwise defined shall have the meaning set forth in Article 1.

RECITALS

WHEREAS, Island Global Yachting LLC, a Delaware limited liability company (the “Company”), was formerly known as Island Global Yachting Ltd., an exempted company incorporated with limited liability formed under the laws of Cayman Islands on October 18, 2005 (the “Predecessor Entity”);

WHEREAS the Predecessor Entity’s capital stock consisted of Class A Shares, Class B Shares and Series A Preferred Convertible Shares (the “Predecessor Shares”);

WHEREAS on August 7, 2020, the Predecessor Entity was converted into a Delaware limited liability company, and accordingly (i) each holder of the Predecessor Shares was issued an equivalent number of units representing fractional parts of the membership interests of the Company, and (ii) all Predecessor Shares were cancelled;

WHEREAS as of the date hereof, Sellers collectively own 100% of the outstanding membership interest units of the Company (other than the Options which shall be cashed out at Closing) (the “Purchased Units”);

WHEREAS, Marina Holdings owns 100% of the issued and outstanding shares of the outstanding capital stock of IGY Corp.;

WHEREAS, Marina Holdings owns the single issued and outstanding Class A Unit of the Company, and IGY Corp. owns the single issued and outstanding Series B Perpetual Preferred Unit of the Company and, other than the Options, there are no other equity securities of the Company of any kind and description issued and outstanding;

WHEREAS, IG Holdings owns 80% of the issued and outstanding membership interest in Island Gardens Deep Harbour, LLC (“IGDH” and, IG Holdings’ 80% interest, the “Miami Interests”);

WHEREAS, MOF Simpson Bay owns 100% of the issued and outstanding membership interest in Pentagon Management, N.V. (Netherlands Antilles LLC) (“Pentagon” and, MOF Simpson Bay’s interest, the “Simpson Bay Interests”);

WHEREAS the Acquired Companies, an organizational chart of which entities as of the date hereof is set forth in Section A of the Sellers Disclosure Schedules, are principally engaged in the ownership, operation and management of yacht marinas and their surrounding upland real estate properties throughout the United States, Europe, the Caribbean, Latin America, and the Middle East/North Africa;

WHEREAS, on the Closing Date but immediately prior to Closing, Sellers intend to cause their interests indirectly held in IGDH and Pentagon to be distributed out to Marina Holdings;

WHEREAS, IG Holdings wishes to sell to Buyer, and Buyer wishes to purchase from IG Holdings, the Miami Interests, on the terms and subject to the conditions set forth herein;

WHEREAS, MOF Simpson Bay wishes to sell to Buyer, and Buyer wishes to purchase from MOF Simpson Bay, the Simpson Bay Interests, on the terms and subject to the conditions set forth herein;

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Purchased Units, on the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and the Single Asset Sellers, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” means Ernst & Young LLP; provided, however, that if Ernst & Young LLP shall decline such appointment or otherwise be unable to serve, “Accounting Firm” shall mean such other independent public accounting firm that will accept such appointment and that is mutually agreed to by Buyer and Sellers; provided, further, that if Buyer and Sellers are unable to agree on an independent public accounting firm that will accept such appointment within five (5) Business Days after notice that Ernst & Young LLP has declined such appointment or is otherwise unable to serve, either Party may request that an internationally recognized public accounting firm that has not had a material relationship with either of the Parties in the preceding two (2) years be appointed by the American Arbitration Association and, upon such appointment, “Accounting Firm” shall mean such firm.

“Accounting Firm’s Report” has the meaning set forth in Section 2.4(b)(iii).

“Accounting Rules” means GAAP, applied in a manner consistent with the accounting principles, asset recognition bases, categorizations, policies, rules, methods, techniques and practices used in the preparation of the Audited Financial Statements (including in respect of the exercise of management judgment).

“Acquired Companies” means (i) as of the date hereof, the Company, each Company Subsidiary as of the date hereof and each Company Joint Venture, and (ii) as of the Closing Date, the Company, each Company Subsidiary as of the Closing Date, each Company Joint Venture, IGDH and Pentagon.

“Action” has the meaning set forth in Section 11.9(c).

“Additional Payment Amount” means (A) Final Closing Net Working Capital minus Estimated Closing Net Working Capital, plus (B) Final Closing Cash minus Estimated Closing Cash, minus (C) Final Closing Indebtedness minus Estimated Closing Indebtedness, minus (D) Final Transaction Expenses minus Estimated Transaction Expenses, plus (E) Final Reimbursable Prepaid Lease Payments minus Estimated Reimbursable Prepaid Lease Payments (for the avoidance of doubt, the amount resulting from the calculation of (A) through (E) may be a negative number).

“Adverse Operational Impact” means any Encumbrance or Effect that, individually or in the aggregate with all other Encumbrances or Effects, has interfered or would reasonably be expected to interfere in any material and adverse manner with the business, financial condition, assets, or operations of any Acquired Company.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocable Amount” has the meaning set forth in Section 6.5.

“Allocation Schedule” has the meaning set forth in Section 6.5.

“Alternative Transaction” means any (i) acquisition, merger, consolidation, reorganization, liquidation, recapitalization, share exchange or other business combination transaction involving the Company, (ii) issuance or sale of shares of capital stock or other equity securities of the Company, or (iii) sale of any significant portion of the properties or assets of the Acquired Companies, taken as a whole, in the case of each of clause (i)-(iii), other than the transactions contemplated by this Agreement.

“Ancillary Agreements” means the Escrow Agreement, the Option Cancellation Agreement, the Unit Assignment Agreement, any transition services agreement on the terms set forth in Exhibit E hereto, and any other documents delivered in connection with this Agreement.

“Anti-corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, and any other applicable anti-bribery or anticorruption Laws (including those of the European Union).

“Antitrust Laws” means all antitrust, competition or trade regulation Laws of any Governmental Body or Laws issued by any Governmental Body that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Applicable Privacy Requirements” shall have the meaning set forth in Section 3.13(g).

“Applicable Rate” means, for any payment made on a date following the fifth (5th) Business Day after the Final Earnout Determination Date, the U.S. Prime Rate as published by the Federal Reserve Board on the Business Day prior to such date plus 500 basis points.

“Audited Balance Sheet” means the audited consolidated balance sheet of the Acquired Companies as of December 31, 2021.

“Audited Balance Sheet Date” means the date of the Audited Balance Sheet.

“Audited Financial Statements” means the audited consolidated financial statements consisting of the balance sheets and related statements of income, cash flows and stockholders’ equity of the Company as of and for the fiscal year ended December 31, 2021 (including any related notes thereto and the related reports of the independent public accountants).

“Award Agreement” means an award agreement pursuant to which Options are granted by the Company.

“Beneficiary” has the meaning set forth in Section 10.1(a).

“Benefit Plan” means each written or unwritten employment, consulting, independent contractor, executive compensation, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change-in-control, severance or termination pay, vacation, paid time off, retiree welfare, hospitalization or other medical, life, disability, or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other material fringe or other material employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA), in each case, that is sponsored, maintained, contributed by or required to be contributed to by an Acquired Company for the benefit of any current or former employee, officer, director or independent contractor of an Acquired Company or the beneficiaries or dependents of any such individual or with respect to which any Acquired Company currently has any material Liability, but excluding (i) any benefit or compensation plan, program, agreement or arrangement required by a Governmental Body or applicable Law and (ii) any employment agreement or letter required by applicable Law and which does not contain severance entitlements in excess of those required by Law.

“Business” means, collectively, the business of the Acquired Companies substantially as it is conducted immediately prior to the Closing, consisting of (i) the ownership, operation, marketing, development, marina development consulting and management of marinas and their surrounding upland real estate properties throughout the United States, Europe, Caribbean, Latin America, and the Middle East/North Africa, and ancillary business related thereto (including the yacht management business) and (ii) any incremental or ancillary business conducted by the Acquired Companies following the Closing, including the yacht management business.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in Clearwater, Florida or New York, New York, are authorized or required by Law to be closed, excluding as a result of COVID-19 Measures or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Body so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in Clearwater, Florida and New York, New York are generally open for use by customers on such day. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Business Interruption Claim Payment” has the meaning set forth in Section 2.5(d)(iii).

“Business Interruption True-Up” has the meaning set forth in Section 2.5(d)(iii).

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Adjustment Report” has the meaning set forth in Section 2.4(a).

“Buyer Material Adverse Effect” means any material adverse effect on the ability of Buyer to timely perform its obligations under, and consummate the transactions contemplated by, this Agreement.

“Buyer’s Knowledge” means, as to a particular matter, the actual knowledge as of the date hereof of Michael McLamb (Executive Vice President and Chief Financial Officer), which is known after reasonable inquiry by such individual of the Buyer’s executives with primary responsibility for the relevant subject matter.

“CAA” means the Consolidated Appropriations Act, 2021, Pub. L. 116-260 (116th Cong.) (Dec. 27, 2020).

[****]

“CAM Charges” means the utility, maintenance and security charges or any other common area maintenance charges payable by tenants to a landlord under its lease or by any user to an owners association or declaration.

“Cannes Entity” means Marina du Vieux-Port de Cannes SAS.

“Cannes Project” means the joint venture and related agreements that certain Acquired Companies are in the process of negotiating and entering into in connection with the modernization and operation of the old port of Cannes in France, including the design, construction and operation of a multi-level car park on the site known as the Laubeuf Car Park.

“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Body (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Body) and (ii) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in the CAA.

“Cash” means all cash and cash equivalents (including deposits in connection with any Concession Agreements and key money listed on Exhibit A) in accordance with GAAP of the Acquired Companies.

“Casualty Experts” has the meaning set forth in Section 11.15(a)(ii).

“Chosen Courts” has the meaning set forth in Section 11.9(b).

“Claims” means any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, license, sublicense, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, whether arising by agreement, operation of law or otherwise.

“Class A Units” means the Class A voting units of the Company.

“Class B Units” means the Class B non-voting units of the Company.

“Cleary Gottlieb” has the meaning set forth in Section 11.16.

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Cash” means the aggregate Cash of the Acquired Companies calculated on a consolidated basis as of the Determination Time.

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Date Report” has the meaning set forth in Section 2.3(c).

“Closing Indebtedness” means the aggregate Indebtedness of the Acquired Companies calculated on a consolidated basis as of the Determination Time; provided that to the extent any Indebtedness relates to a joint venture, the Closing Indebtedness amount shall only include the portion of such Indebtedness attributable to the Company’s direct or indirect equity interest in such joint venture.

“Closing Net Working Capital” means the aggregate amount (which may be a positive or a negative number) of (i) the Current Assets of the Acquired Companies over (ii) the Current Liabilities of the Acquired Companies, in each case determined: (A) on a consolidated basis in accordance with GAAP and the accounting principles and policies utilized in the Net Working Capital Principles and Example attached hereto as Exhibit A, (B) as of the Determination Time, and (C) in accordance with Section 2.3(c); provided that in the event of any inconsistency between GAAP and the principles, policies, practices and methods set forth in the Net Working Capital Principles and Example, the Net Working Capital Principles and Example shall take precedence over GAAP. The Cabo Entity, the Cannes Entity and the Malaga Entity shall not be a part of the Closing Net Working Capital calculation, except to the extent there are Taxes related to such entities that are current liabilities under GAAP.

“Closing Payment” has the meaning set forth in Section 2.3(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Joint Venture” means each Joint Venture of the Company and its Subsidiaries.

“Company LLCA” means the Second Amended and Restated Limited Liability Agreement of the Company dated August 8, 2022, as may be amended from time to time.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, circumstance, development, effect or change that is, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, assets or results of operations of the Acquired Companies, taken as a whole, or the ability of Sellers to consummate the transactions contemplated by this Agreement on a timely basis; provided, however, that in no event shall any state of facts, circumstance, condition, event, change, development, occurrence or effect (each, an “Effect”), individually or in the aggregate, constitute or be taken into account in determining the occurrence of, a Company Material Adverse Effect if such Effect relates to, arises out of or results from: (i) general economic or business conditions in the United States or elsewhere in the world; (ii) the credit, debt, financial or capital markets or interest or exchange rates, in each case, in the United States or elsewhere in the world; (iii) conditions generally affecting the industry in which any of the Acquired Companies operate; (iv) any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, including the recent military action in Ukraine, or acts of foreign or domestic terrorism, including any cyber-terrorism or cyber-attack, or any changes in political conditions; (v) any computer hacking, ransom-ware affecting or impacting, or outage of or termination by a web hosting platform providing service to an Acquired Company (but excluding any effect relating to a data breach); (vi) any hurricane, flood, tornado, earthquake, epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or other natural disasters, acts of God or force majeure events; (vii) changes or proposed changes in applicable law or GAAP or in the interpretation or enforcement thereof; (viii) any failure by the Acquired Companies to meet any internal or external estimates, expectations, budgets, projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (ix) the public announcement of this Agreement, the identity of (or any actions taken by) Buyer or Guarantor or the pendency or consummation of the transactions contemplated hereby, including any Effect arising out of actions of competitors, customers, suppliers, distributors, current or former joint venture partners of any Acquired Company, any actual or threatened Legal Proceeding related to former joint venture partners (including any former joint venture partners’ heirs, executors, successors or assigns) of any Acquired Company, employees (including losses of employees) or labor unions in connection therewith, and including any litigation arising in connection with this Agreement or the transactions contemplated hereby; (x)(A) any action taken by Sellers or any Acquired Company (1) pursuant to and in accordance with this Agreement or (2) at the request or with the consent of Buyer or (B) the failure by Sellers or any Acquired Company to take any action prohibited by this Agreement; (xi) the termination of any Concession Agreement or any ground lease provided that the Acquired Company party thereto is otherwise in material compliance with such Concession Agreement or ground lease; (xii) any adverse ruling related to an existing Legal Proceeding listed in Section 3.11(a) of the Sellers Disclosure Schedules; or (xiii) any matter expressly set forth in the Sellers Disclosure Schedules; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (i), (ii), (iii), (iv) or (v) above may constitute a Company Material Adverse Effect to the extent that such change or event has a materially disproportionate adverse impact on the Acquired Companies compared to other companies that operate in the marina and related business in the same regions in which the Acquired Companies operate.

“Company Subsidiary” means each Subsidiary of the Company.

“Concession Agreement” means any lease, concession title, occupancy agreement, or other agreement with a Governmental Body, an instrumentality thereof, the West Indian Company Limited or [****]., providing one or more of the Acquired Companies with the right to occupy, use and/or operate any real property as a marina or ancillary use.

“Confidentiality Agreement” means the non-disclosure agreement, dated as of December 8, 2021, between Buyer and the Company.

“Consent” means any (i) approval, authorization, consent, ratification, permission, exemption or waiver or (ii) the expiration, lapse or termination of any waiting period (including any extension thereof) under any applicable Antitrust Law.

“Contract” means any written or oral contract, agreement or other legally binding instrument, including any written note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, curfew, shut down, closure, sequester, safety or similar Law, official directive or official pronouncement promulgated by any Governmental Body, in each case, directly in response to the COVID-19 Pandemic.

“COVID-19 Pandemic” means the novel coronavirus (SARS-CoV-2 or COVID-19) and any evolutions or mutations thereof and any associated public health emergency, epidemic, pandemic or outbreak occurring on and prior to the Closing Date.

“Current Assets” means, as of any time of determination and calculated in accordance with the Accounting Rules, the consolidated current assets of the Acquired Companies as of such time solely to the extent of the line items set forth in the Net Working Capital Principles and Example attached hereto as Exhibit A, excluding all Cash. For the avoidance of doubt, Current Assets shall exclude deferred Tax assets and Closing Cash.

“Current Liabilities” means, as of any time of determination and, except as otherwise provided herein, calculated in accordance with the Accounting Rules, the consolidated current liabilities of the Acquired Companies as of such time solely to the extent of the line items set forth in the Net Working Capital Principles and Example attached hereto as Exhibit A (which, regardless of whether determined in accordance with the Accounting Rules, shall include all Taxes that are current liabilities under GAAP and all Deferred Payroll Taxes), excluding all: (i) Indebtedness included in the Closing Indebtedness, and (ii) Transaction Expenses. For the avoidance of doubt, Current Liabilities shall exclude deferred Tax liabilities, all liabilities related to Transaction Expenses and Closing Indebtedness.

“Data Room” means the electronic data site established for Project Holiday by SS&C Intralinks on behalf of Sellers and to which Buyer and its Representatives have been given access in connection with the transactions contemplated hereby.

“Deferred Payroll Taxes” means any payroll Taxes payable by the Company or its Subsidiaries after the Closing that would not have been payable by the Company or its Subsidiaries after the Closing but for the deferral of such Taxes pursuant to the relevant provisions of the CARES Act (or any other similar federal, state, local or non-U.S. Law or other Law implemented as a response to COVID-19 that provides for the deferment of any payroll Taxes).

“Debt Financing” has the meaning set forth in Section 5.24(a).

“Debt Payments” has the meaning set forth in Section 2.3(b)(i).

“Determination Time” means 12:00:01 a.m. Eastern Time on the Closing Date.

“Disputed Items” has the meaning set forth in Section 2.4(b)(iii).

“DOJ” means the U.S. Department of Justice.

“D&O Insurance” has the meaning set forth in 0Section 5.12.

“Earnout Adjustment Notice” has the meaning set forth in Section 2.5(e)(iv).

“Earnout Calculation Items” has the meaning set forth in Section 2.5(e)(ii).

“Earnout Objection Deadline” has the meaning set forth in Section 2.5(e)(iv).

“Earnout Payment” has the meaning set forth in Section 2.5(a).

“Earnout Payment Date” has the meaning set forth in Section 2.5(d).

“Earnout Statement” has the meaning set forth in Section 2.5(e)(ii).

“Edbor” has the meaning set forth in Section 7.2(k).

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Encumbrance” means any lien, pledge, mortgage, security interest or similar encumbrance.

“Enforceability Limitations” has the meaning set forth in Section 3.1(c).

“Environmental Contamination” means the presence of Hazardous Materials in such concentrations or quantities that require remediation under applicable Environmental, Health and Safety Law.

“Environmental, Health and Safety Law” shall mean any Law, common law, any judicial or administrative orders, decrees or judgments thereunder, and any permits, approvals, licenses, registrations, filings or authorizations, relating to worker health and safety (solely to the extent related to exposure to Hazardous Materials), and pollution or protection of the environment, including the Release of any Hazardous Materials, and including, as now or hereafter amended, the following: the Solid Waste Disposal Act and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq. (formerly 49 U.S.C. 1801 et seq.); the Toxic Substances Control Act 15 U.S.C. § 2601 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. § 11001 et seq.; Clean Water Act, 33 U.S.C. § 1251 et seq.

“Equity Incentive Plan” means the Predecessor Entity 2018 Share Option Plan, as may be amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Acquired Companies, is treated as a single employer within the meaning of Code §414.

“Escrow Agent” has the meaning set forth in Section 2.3(b)(iii).

“Escrow Agreement” has the meaning set forth in Section 2.3(b)(iii).

“Estimated Closing Cash” has the meaning set forth in Section 2.3(c)(ii).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.3(c)(iii).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.3(c)(i).

“Estimated Reimbursable Prepaid Lease Payments” has the meaning set forth in Section 2.3(c)(v).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.3(c)(iv).

“FFCRA” means the Families First Coronavirus Response Act 2021, Pub. L. 116-127 (116th Cong.) (March 18, 2020).

“Final Adjustment Report” has the meaning set forth in Section 2.4(b)(ii).

“Final Closing Cash” has the meaning set forth in Section 2.4(b)(iii).

“Final Closing Indebtedness” has the meaning set forth in Section 2.4(b)(iii).

“Final Closing Net Working Capital” has the meaning set forth in Section 2.4(b)(iii).

“Final Earnout Determination Date” has the meaning set forth in Section 2.5(e)(vi).

“Final Earnout Report” has the meaning set forth in Section 2.5(e)(v).

“Final Reimbursable Prepaid Lease Payments” has the meaning set forth in Section 2.4(b)(iii).

“Final Transaction Expenses” has the meaning set forth in Section 2.4(b)(iii).

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“Financing Parties” has the meaning set forth in Section 5.24(a).

“Flagstone” has the meaning set forth in Section 7.2(g).

“Flow-Through Return” means any Tax Return filed or required to be filed by a Person (or with respect to an arrangement) that reflects items of income, gain, deduction, loss or credit that are required to be reported on the Tax Return(s) of the direct or indirect owner(s) of such Person (or participants in such arrangement), including IRS Form 1065 and any Schedule K-1s attached thereto and any similar Tax Return filed or required to be filed under any applicable state, local or foreign Tax Law.

“Flow-Through Tax Contest” has the meaning set forth in Section 6.2(b).

“Foreign Benefit Plan” means each Benefit Plan that is maintained outside of the United States.

“Fraud” means, with respect to any of the Parties, an actual and intentional fraud solely with respect to the making of representations and warranties contained in this Agreement; provided, however, that such actual and intentional fraud shall only be deemed to exist if (i) such Party had actual knowledge that the representations and warranties made by such Party were actually breached when made, (ii) that such representations and warranties were made with the express intent to induce another Party to rely thereon and take action or refrain from taking action to such other Party’s detriment, and (iii) such action or inaction resulted in Losses to such other Party.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles.

“GDPR” has the meaning set forth in Section 5.2(a).

“Governmental Body” means any foreign, federal, state, provincial, local or other court or governmental authority.

“Guaranteed Obligations” has the meaning set forth in Section 10.1(a).

“Guaranteed Person” has the meaning set forth in Section 10.1(a).

“Guarantor” has the meaning set forth in the introductory paragraph to this Agreement.

“Guaranty” has the meaning set forth in Section 10.1(a).

“Hazardous Materials” shall mean any pollutant, contaminant, waste, petroleum or any fraction thereof, asbestos or asbestos-containing material, and polychlorinated biphenyls, including all substances defined or regulated as “hazardous substances,” “pollutants,” or “contaminants” pursuant to any Environmental, Health and Safety Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

[****]

“ICG” has the meaning set forth in Section 7.2(j).

“IGDH” has the meaning set forth in the recitals to this Agreement.

“IG Holdings” has the meaning set forth in the introductory paragraph to this Agreement.

“IGY Acquisition” means Island Global Yachting Acquisition Ltd., a Cayman Islands company.

“IGY Corp.” has the meaning set forth in the introductory paragraph to this Agreement.

“IGY NB FB” means IGY NB FB LLC, a Delaware limited liability company.

“Improvements” has the meaning set forth in Section 3.18(e).

“Indebtedness” of any Person at any date means, without duplication, all obligations of such Person under the applicable governing documentation to pay principal, interest, and any actually incurred penalties, fees, expenses, breakage or other costs, guarantees, reimbursements, damages, costs of unwinding and other liabilities with respect to: (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, including any such indebtedness owed to an Acquired Company that is not wholly-owned by the Company but solely to the extent of that portion of such indebtedness as represents third-party ownership in such Acquired Company; (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities; (iii) the deferred purchase price of goods or services (other than trade payables or accruals in the Ordinary Course of Business); (iv) obligations under interest rate swap, hedging or similar agreements, provided such obligations are being unwound in connection with the Transaction; (v) letters of credit, bankers’ acceptances, bank guaranties, surety bonds or similar instruments that, in each case, have been drawn as of the Closing Date; (vii) obligations under capital leases; (vi) unfunded obligations for defined benefit pension arrangements; or (viii) guarantees of obligations described in clauses (i) through (vii) above of any Person; provided, however, that Indebtedness shall not include any amounts that would otherwise constitute indebtedness hereunder but (x) are included in the calculations of Closing Net Working Capital or Transaction Expenses, (y) are indebtedness incurred between or among the Acquired Companies except to the extent of that portion of indebtedness of the type described in clause (i) above as represents third-party ownership in an Acquired Company and (z) any obligations, liabilities and amounts owed settled pursuant to or in accordance with Section 5.15.

“Insurance Expert” has the meaning set forth in Section 2.5(e)(vii).

“Intellectual Property” means all worldwide intellectual property rights, whether registered or unregistered, including all such rights in: (i) trademarks, trade names, service marks and trade dress (whether registered or unregistered) and all applications and registrations therefor, and all goodwill symbolized thereby; (ii) domain names; (iii) original works of authorship and the copyrights therein (whether registered or unregistered or copyrightable or not), including copyrights in software, together with registrations and applications for registrations thereof; (iv) trade secrets and confidential information and know-how; and (v) any patents, patent applications and inventions, whether or not patentable, together with renewals, foreign counterparts, extensions, provisionals, continuations, continuations-in-part, re-examinations, reissues, and divisionals of the foregoing.

“Intended Tax Treatment” has the meaning set forth in Section 6.5.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computer and other information technology systems or assets, including hardware, software, firmware, servers, workstations, computers, tablets, phones, peripheral devices and data centers (including development, test, quality assurance and customer delivery equipment and infrastructure related to the foregoing).

“Joint Ventures” means any Person jointly formed or owned by two or more Persons.

“Joint Venture Shares” has the meaning set forth in Section 3.4(a).

“Landlord Leases” has the meaning set forth in Section 3.18(c).

“Law” means any U.S. or non-U.S. federal, state or local law, statute, code, rule or regulation enacted by any Governmental Body.

“Leased Real Property” has the meaning set forth in Section 3.18(b)(i).

“Leased Real Property Subleases” means all subleases, licenses, or other agreements pursuant to which any of the Acquired Companies conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, any Leased Real Property or portion thereof.

“Legal Proceeding” means any civil, administrative, investigative, criminal, labor, Tax, judicial or other type of demand, claim, complaint, litigation, suit, action, hearing, proceeding, audit, investigation, alternative dispute resolution mechanism, and any appeals, before any Governmental Body, arbitrator or mediator.

“Liability” means any liability, Indebtedness, claim, cause of action, loss, damage, deficiency, responsibility, commitment or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, joint or several, vested or unvested, choate or inchoate), including any Indebtedness, liability for Taxes, other governmental charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth in the Financial Statements and regardless of whether such liability, Indebtedness or duty is immediately due and payable, and including all related costs and expenses; provided, however, that any Indebtedness for the purposes of this definition shall not include any amounts that would otherwise constitute indebtedness hereunder but are included in the calculations of the Purchase Price.

“Loss Claim” has the meaning set forth in Section 11.15(a)(i).

“Loss Report” has the meaning set forth in Section 11.15(a)(ii).

“Losses” means all Legal Proceedings, charges, causes of action, injunctions, judgements, Orders, decrees, rulings, damages of any nature, including any deficiency, dues, penalties, fines, charges, awards, assessments, amounts paid in settlement, liabilities, obligations, Taxes, liens, controversies, losses, costs and expenses (including reasonable attorneys’ fees and expenses); provided, however, that “Losses” shall not include any losses, damages or costs that are punitive, except to the extent actually awarded to a Governmental Body or other third party.

“Major Loss” has the meaning set forth in Section 11.15(c)(i).

“Major Loss Escrow Account” has the meaning set forth in Section 11.15(c)(ii)(A).

“Major Loss Threshold” has the meaning set forth in Section 11.15(a)(ii).

“Major Representations” means, solely for the purposes of the R&W Insurance Policy, the representations and warranties of Sellers set forth in Section 3.5 (No Conflicts; Consents), Section 3.6 (Financial Statements; Internal Controls), Section 3.7 (No Undisclosed Liabilities; Indebtedness), Section 3.9 (Title, Condition and Sufficiency of Assets), Section 3.14 (Employee Benefit Plans), Section 3.16 (Taxes), and Section 3.17 (Environmental, Health and Safety Matters).

“Malaga Entity” means Cabo Marina, Sociedad de Responsabilidad Limitada de Capital Variable y Puerto Picasso Málaga, S.L., Unión Temporal de Empresas Ley 18/1982.

“Marina Holdings” has the meaning set forth in the introductory paragraph to this Agreement.

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Miami Interests” has the meaning set forth in the recitals to this Agreement.

“Minor Loss” has the meaning set forth in Section 11.15(b)(i).

“MOF Simpson Bay” has the meaning set forth in the introductory paragraph to this Agreement.

“Name” has the meaning set forth in Section 5.14.

“Net Working Capital Principles and Example” means the sample calculation, made in accordance with the Accounting Rules, of the Net Working Capital Principles and Example in the form attached hereto as Exhibit A.

“New Benefit Plans” has the meaning set forth in Section 5.13(b).

“Non-Employee Payment Schedule” has the meaning set forth in Section 2.3(c)(iv).

“Notice of Disagreement” has the meaning set forth in Section 2.4(b)(ii).

“Ongoing Business Interruption Claim” has the meaning set forth in Section 2.5(d)(iii).

“Option Cancellation Agreement” means an agreement signed by an Optionholder acknowledging cancellation of all Options held by such holder in a form reasonably satisfactory to the Parties.

“Optionholders” means each Person who is a holder of Options.

“Options” means options to purchase Class B Units granted under the Equity Incentive Plan and pursuant to an Award Agreement.

“Order” means any judgment, order, writ, injunction, decree, stipulation, determination or award (other than any determination in connection with, or award of, any permit) entered by or with any Governmental Body.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Other Court” has the meaning set forth in Section 11.9(b).

“Owned Intellectual Property” means Intellectual Property owned or purported to be owned by an Acquired Company.

“Owned Real Property” has the meaning set forth in Section 3.18(a)(i).

“Owned Real Property Lease” means all leases, licenses, or other agreements (written or oral) pursuant to which any of the Acquired Companies conveys or grants to any Person a leasehold estate in, or the right to use or occupy, any Owned Real Property or portion thereof.

“Pandemic Response Law” means the provisions of the FFCRA, the CARES Act, the CAA and any other Law (including any federal, state, local or non-U.S. Law), or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Partial Earnout Payment” has the meaning set forth in Section 2.5(d)(iii).

“Party” and “Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Payoff Letters” has the meaning set forth in Section 2.3(b)(vi)(G).

“Pentagon” has the meaning set forth in the recitals to this Agreement.

“Permits” means all permits, licenses, franchises, authorizations, registrations, certificates, variances, and approvals obtained from Governmental Bodies.

“Permitted Encumbrances” means: (i) Encumbrances for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course of Business; (iii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business for amounts that are not due and payable as of the Closing Date; (iv) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Body that are (x) not violated by the current use or occupancy of such Real Property or the continued conduct of the business of the Acquired Companies in substantially the same manner in all material respects as conducted prior to the Closing or (y) legal nonconformities based on ordinance, rules or regulations imposed subsequent to the construction of any structural nonconformity or otherwise and which do not require enforced removal of any buildings or cessation of current use; (v) declarations of “covenants, conditions and restrictions”, condominium or reciprocal easement agreements or similar encumbrances and any customary covenants, defects of title, easements, rights of way, restrictions and non-monetary Encumbrances affecting real property that are disclosed in publicly recorded documents or that are disclosed on the face of the title reports and land surveys made available by Sellers to Buyer and that, individually or in the aggregate, do not interfere in any material respect with or otherwise impair in any material respect the use, occupancy, value or marketability of title of the property subject thereto; (vi) those items set forth in Section 1.1(b) of the Sellers Disclosure Schedules; (vii) non-exclusive licenses to Owned Intellectual Property entered into in the Ordinary Course of Business or ancillary to commercial agreements (including supply, manufacturing, distribution or reseller arrangements or other similar agreements); (viii) Encumbrances in connection with any Indebtedness existing on the date of this Agreement that is not being paid off at, or in connection with, Closing as set forth on Section 3.7(b) of the Sellers Disclosure Schedules or as otherwise consented to by Buyer pursuant to Section 5.1(b); and (ix) any other Encumbrances that are de minimis in nature or would not have an Adverse Operational Impact or will otherwise be released on or prior to, or in connection with, the Closing Date.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Body (or any department, agency, or political subdivision thereof).

“Personal Information” means information that identifies a natural person, including name, mailing address, email address, social security number, license number, financial account information, credit/debit cardholder information, and information that permits or facilitates identity theft.

“Post-Closing Payments” has the meaning set forth in Section 6.5.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

“Predecessor Entity” has the meaning set forth in the recitals to this Agreement.

“Predecessor Shares” has the meaning set forth in the recitals to this Agreement.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Adjustment Escrow Amount” has the meaning set forth in Section 2.3(b)(iii).

“Purchased Units” has the meaning set forth in the Recitals of this Agreement.

“Real Property” means Leased Real Property and Owned Real Property.

“Real Property Laws” has the meaning set forth in Section 3.18(g).

“Real Property Leases” has the meaning set forth in Section 3.18(b)(i).

“Real Property Permits” has the meaning set forth in Section 3.18(j).

“Reimbursable Prepaid Lease Payments” means that portion of any prepayments made by Sellers or the Acquired Companies that is attributable to the period from and after the Closing Date in connection with any lease payments in respect of any Concession Agreement, to the extent such prepayments are not included in Closing Net Working Capital.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of any Hazardous Materials into the environment.

“Released Buyer Person” has the meaning set forth in Section 11.13.

“Released Seller Person” has the meaning set forth in Section 11.13.

“Releasing Buyer Person” has the meaning set forth in Section 11.13.

“Releasing Seller Person” has the meaning set forth in Section 11.13.

“Representatives” means the directors, officers, employees, investment bankers, consultants, attorneys, accountants and other advisors and representatives of a Person.

“Resolution Period” has the meaning set forth in Section 2.4(b)(ii).

“Review Period” has the meaning set forth in Section 2.4(b)(i).

“R&W Insurance Policy” has the meaning set forth in Section 5.19.

“Sanctioned Country” means any country or territory with which dealings are broadly and comprehensively prohibited by any country-wide or territory-wide Sanctions (currently, the Crimea and the so-called Donetsk and Luhansk People’s Republics regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means any Person with whom any transactions or dealings are restricted, prohibited, or sanctionable under any Sanctions, including as a result of (i) being named on any list of Persons subject to Sanctions, (ii) being located, organized, or resident in, or directly or indirectly owned or controlled by the government of, any Sanctioned Country, or (iii) any direct or indirect relationship of ownership or control with a Person described in (i) or (ii).

“Sanctions” means all national and supranational laws, regulations, decrees, orders, or other acts with force of law of the United States, the United Kingdom, the European Union, or United Nations Security concerning trade and economic sanctions including embargoes; the freezing or blocking of assets of targeted Persons; or other restrictions on exports, imports, investment, payments, or other transactions targeted at particular Persons or countries, including any Laws threatening to impose such trade and economic sanctions on any Person for engaging in proscribed or targeted behavior.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning set forth in the introductory paragraph to this Agreement.

“Sellers Disclosure Schedules” means the disclosure schedules delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement dated as of the date hereof.

“Sellers’ Knowledge” means, as to a particular matter, the actual knowledge as of the date hereof of Thomas Mukamal, Jennifer Doelling, Janice Cole, Kenny Jones, Eric Simonton, and Steven English, in each case which is known after reasonable inquiry by each such individual of the Acquired Companies’ executives with primary responsibility for the relevant subject matter.

“Series A Preferred Convertible Unit” means a Series A Preferred Convertible Unit of the Company.

“Series A-2 Preferred Convertible Unit” means a Series A-2 Preferred Convertible Unit of the Company.

“Series B Perpetual Preferred Unit” means a Series B Perpetual Preferred Unit of the Company.

“Significant Representations” means the representations and warranties of Sellers set forth in Section 3.1 (Organization and Authority of Sellers), Section 3.2(a) (subclause (a) of Organization, Authority and Qualification of the Acquired Companies), Section 3.3(a), Section 3.3(b), Section 3.3(c) (subclauses (a), (b) and (c) of Capitalization; Organizational Documents), Section 3.4 (Subsidiaries and Joint Ventures) and Section 3.20 (Brokers).

“Simpson Bay Interests” has the meaning set forth in the recitals to this Agreement.

“Specific Retention Bonuses” means the specific retention bonuses to be granted by the Company prior to the Closing, with the aggregate amount of such specific retention bonuses to be disclosed to Buyer no later than three (3) days prior to the Closing Date.

“Specified IGY Financial Statements” has the meaning set forth in Section 5.21.

“Specified Representations” means, solely for the purposes of the R&W Insurance Policy, the Significant Representations and the Major Representations.

“Straddle Period” means any Tax period that begins on or before, and ends after, the Closing Date.

“Subsequent Earnout Payment Date” has the meaning set forth in Section 2.5(e)(vii).

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person, or (ii) if no such governing body exists, a majority of the outstanding voting securities of such Person.

“Subsidiary Shares” has the meaning set forth in Section 3.4(a).

“Supporting Property” has the meaning set forth in Section 3.18(h).

“Tax” or “Taxes” means: any and all U.S. federal, state, local and non-U.S. taxes, withholdings, including, any income, excise, property, sales, use, occupation, transfer, conveyance, payroll or other employment related tax, recapture, escheat, license, registration, ad valorem, valued added, social charges, social security, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp taxes, taxes based upon or measured by capital stock, capital gains, net worth or gross receipts, custom duties and other taxes), together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts.

“Tax Contest” means any audit, court or administrative proceeding, action, suit, investigation or other dispute or similar claim by a Governmental Body with respect to any Tax matter.

“Tax Return” or “Return” means any report, return, information return, form, declaration, statement, or other document required to be filed with any Governmental Body with respect to Taxes, including any amendment thereof.

“Target Net Working Capital” means negative U.S.$4,000,000.

“Termination Date” has the meaning set forth in Section 8.1(b).

“The City of Miami” has the meaning set forth in Section 7.2(h).

“Transaction Expenses” means, without duplication: (i) transaction or retention bonuses (including the Specific Retention Bonuses) or change in control payments payable or reimbursable by the Acquired Companies in connection with the transactions contemplated by this Agreement and not paid prior to Closing (including the employer portion of any payroll Taxes payable with respect to the foregoing items); (ii) all fees, costs and expenses of accountants, lawyers, investment banks and other advisors of Sellers or the Acquired Companies in connection with the transaction contemplated by this Agreement that are payable by any Acquired Company and not paid prior to Closing; (iii) fees and expenses payable by the Company to any general partner of Sellers or their Affiliates and not paid prior to Closing; (iv) 50% of the fees and expenses payable to the Escrow Agent; (v) 50% of any Transfer Taxes; (vi) 50% of the cost of the R&W Insurance Policy set forth in Section 5.19,[****]; and (vii) 50% of all fees, costs and expenses related to the filing fees payable in connection with the notifications, filings, registrations, submissions or other materials as set forth in Section 5.7(a).

“Transaction Tax Deduction” means any and all deductions related to (i) any bonuses paid or accrued in connection with the transactions contemplated by this Agreement, (ii) expenses with respect to Indebtedness being paid in connection with the Closing, and (iii) all transaction expenses and payments paid or accrued in connection with the transactions contemplated by this Agreement that are deductible for Tax purposes, including Transaction Expenses and other fees and expenses of accountants, lawyers, investment banks and other advisors of Sellers, but only to the extent that these deductions relate to expenditures made prior to the Determination Time or to expenditures to be made after the Determination Time that reduce the Purchase Price.

“Transfer Taxes” means all excise, sales, use, value-added, transfer (including real property transfer), stamp, documentary, filing, recordation, registration and other similar taxes, together with any interest, additions, fines, costs or penalties thereon and any interest in respect of any additions, fines, costs or penalties, incurred in connection with this Agreement and the transaction contemplated hereby.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Trident Program” means the Trident yearly subscription membership program for yacht owners that allows customers to receive preferred access and pricing on certain of the Company’s products (including dockage), exclusive access and a variety of other benefits at Company locations, including additional third party benefits for fuel, insurance, training for yacht crew, provisioning, health and wellness, events and experiences, among others.

“UK GDPR” has the meaning set forth in Section 5.2(a).

“Unaudited Balance Sheet” means the unaudited consolidated balance sheet of the Company as of December 31, 2021 with the title “Consolidated IGY BS 12.31.21_v5.11.22” located in the Data Room.

“Unaudited Balance Sheet Date” means the date of the Unaudited Balance Sheet.

“Unaudited Financial Statements” means the unaudited consolidated financial statements of the Company consisting of the Unaudited Balance Sheet and all of the related statements of income, cash flows and stockholders’ equity of the Acquired Companies for the twelve (12) months ended December 31, 2021 (including, in each case, any related notes thereto) with the titles “Consolidated IGY BS 12.31.21_v5.11.22”, “Consolidated IGY PL 12.31.21_v5.11.22” and “IGY Pro Forma 12.31.22 Balance Sheet and Income Statement_v5.11.22” located in the Data Room.

“unit” means a “Unit” having the rights and obligations as set forth in the Company LLCA.

“Unit Assignment Agreement” means an agreement signed by Sellers assigning all of its units (including any fractional units) held by such holder to Buyer in a form reasonably satisfactory to the Parties.

“VAT” means any value-added Tax.

“Whenwe” has the meaning set forth in Section 5.27.

“WICO” has the meaning set forth in Section 5.26.

“YHG Lender” has the meaning set forth in Section 7.2(j).

Section 1.2 Interpretation; Construction.

(a) The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, “Disclosure Schedules” and “Exhibits” are intended to refer to Articles and Sections of this Agreement and Schedules and Exhibits to this Agreement. The Sellers Disclosure Schedules, and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any capitalized terms used in the Sellers Disclosure Schedules, any Exhibit or any Ancillary Agreement but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires. Notwithstanding any other provision in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this

Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall control (unless the Ancillary Agreement explicitly provides otherwise).

(b) For purposes of this Agreement: (i) “include,” “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof,” “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) “Dollars” and “U.S.$” shall mean United States Dollars; (v) the singular includes the plural and vice versa; (vi) reference to a gender includes the other gender; (vii) “any” shall mean “any and all”; (viii) “or” is used in the inclusive sense of “and/or”; (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified in effect from time to time in accordance with its terms; (x) any reference to “days” means calendar days unless Business Days are expressly specified; (xi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (xii) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder.

(c) Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Sellers Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Sellers Disclosure Schedules is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Sellers Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Sellers Disclosure Schedules is or is not in the Ordinary Course of Business for purposes of this Agreement.

(d) The Parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

(e) References to any document or information having been “made available” by Sellers to Buyer shall mean Sellers or their Representatives having posted any such document or information to the Data Room prior to the execution hereof (subject to any redaction reasonably deemed necessary or appropriate by Sellers of information contained therein and reasonably agreed to by Buyer).

(f) The Sellers Disclosure Schedules shall be arranged in sections that correspond to the Sections of this Agreement to which such sections of the Sellers Disclosure Schedules relate; provided, however, that the disclosure of any information in any section of the Sellers Disclosure Schedules shall also constitute disclosure for purposes of all other Sections of this Agreement with respect to which such disclosure is reasonably apparent on its face.

ARTICLE 2
PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Purchased Units, the Miami Interests and the Simpson Bay Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing: (i) Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Sellers, the Purchased Units; (ii) IG Holdings shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from IG Holdings, the Miami Interests; and (iii) MOF Simpson Bay shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from MOF Simpson Bay, the Simpson Bay Interests, in the case of each of clauses (i), (ii), and (iii), free and clear of all Encumbrances (other than Permitted Encumbrances), in consideration for payment of the Purchase Price.

Section 2.2 Purchase Price. The aggregate purchase price payable by Buyer to Sellers (as distributed pursuant to pro rata allocations agreed by Marina Holdings and Buyer) for the Purchased Units, the Miami Interests and the Simpson Bay Interests (the “Purchase Price”) shall be an amount equal to (a) the Closing Payment (as determined in accordance with Section 2.3(c)), (b) plus the amount, if any, released to Marina Holdings from the Purchase Price Adjustment Escrow Amount the [****], and (c) (i) plus the amount, if any, payable by Buyer to Marina Holdings pursuant to Section 2.4(d) or (ii) minus the amount, if any, payable by Marina Holdings to Buyer pursuant to Section 2.4(d)Section 2.4(c).

Section 2.3 Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern time by videoconference or via electronic exchange of documents and related counterparts on a date to be agreed upon by Buyer and Sellers, provided that: (i) the Closing shall occur on the first Business Day of a calendar month after all of the conditions to Closing set forth in Article 7 have been satisfied or waived in writing (other than any conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing); and (ii) in no event shall the Closing occur prior to October 1, 2022; provided that, if all conditions to the Closing have been satisfied by October 1, 2022 (other than any conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing) but the Specified IGY Financial Statements have not been prepared by such date, then Buyer may postpone the Closing by thirty (30) days; provided further that, if all conditions to the Closing have been satisfied by November 1, 2022 (other than any conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing) but the Specified IGY Financial Statements have not been prepared by such date, then Buyer may postpone the Closing by an additional thirty (30) days. The date on which the Closing is actually held is referred to herein as the “Closing Date”.

(b) At the Closing:

(i) Buyer shall deliver, by wire transfer of immediately available funds, to the Person(s) identified in the Payoff Letters the amounts payable to such Persons set forth in the Payoff Letters (the “Debt Payments”), as directed by the Payoff Letters;

(ii) Buyer shall pay, by wire transfer of immediately available funds, the Transaction Expenses to the Persons and in the amounts set forth on the Closing Date Report; provided, however, that Buyer shall pay the aggregate amount of those transaction bonuses, change in control payments, and similar payments payable by the Acquired Companies at the Closing that Sellers determine shall be made through payroll (as such shall be indicated on the Closing Date Report), to the applicable Acquired Companies, and the Acquired Companies shall, no later than three (3) Business Days following the Closing Date, make the applicable payment to the applicable recipient (subject to applicable withholding Taxes) through one of the Acquired Companies’ payroll;

(iii) Buyer shall deliver, by wire transfer of immediately available funds, U.S.$6,500,000 (the “Purchase Price Adjustment Escrow Amount”) to TMI Trust Company (together with its successors and permitted assigns, the “Escrow Agent”), to be held, invested and distributed in and from one or more escrow accounts maintained by the Escrow Agent pursuant to the terms and conditions of the escrow agreement to be entered into by and among Buyer, Marina Holdings and the Escrow Agent as of the Closing Date (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Escrow Agreement”);

(iv) [****]

(v) Buyer shall deliver to Sellers:

(A) the Closing Payment, as determined pursuant to Section 2.3(c), by wire transfer of immediately available funds to an account of Sellers (as distributed pursuant to pro rata allocations agreed by Marina Holdings and Buyer), which shall be designated in writing by Sellers at least two (2) Business Days prior to the Closing Date;

(B) the certificate contemplated by Section 7.3(c);

(C) a counterpart of each Ancillary Agreement to which Buyer or any of its Affiliates is a party, duly executed on behalf of Buyer or such Affiliates; and

(D) such other documents or instruments as Sellers reasonably requests and are reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.

(vi) Sellers shall deliver to Buyer:

(A) an assignment of each Seller’s Purchased Units, in a form reasonably satisfactory to Buyer, duly executed by such Seller, together with certificate(s), if any, evidencing the Purchased Units, free and clear of all Encumbrances, duly endorsed in blank or accompanied by unit transfer powers or other instruments of transfer duly executed in blank and otherwise in proper form for transfer;

(B) an assignment of IG Holdings’ Miami Interests, in a form reasonably satisfactory to Buyer, duly executed by IG Holdings, together with certificate(s), if any, evidencing the Miami Interests, free and clear of all Encumbrances, duly endorsed in blank or accompanied by unit transfer powers or other instruments of transfer duly executed in blank and otherwise in proper form for transfer;

(C) an assignment of MOF Simpson Bay’s Simpson Bay Interests, in a form reasonably satisfactory to Buyer, duly executed by MOF Simpson Bay, together with certificate(s), if any, evidencing the Simpson Bay Interests, free and clear of all Encumbrances, duly endorsed in blank or accompanied by unit transfer powers or other instruments of transfer duly executed in blank and otherwise in proper form for transfer;

(D) the certificate contemplated by Section 7.2(d);

(E) a counterpart of each Ancillary Agreement to which Sellers or any of their Affiliates are a party, duly executed by Sellers or such Affiliates;

(F) the resignation letters referred to in Section 5.8;

(G) payoff and release letters (the “Payoff Letters”) from the holders of the Indebtedness set forth on Section 2.3(b) of the Sellers Disclosure Schedules that (i) reflect the amounts required in order to pay in full all such Indebtedness outstanding as of the Closing Date and (ii) provide that, upon payment in full of the amounts indicated, all Claims (other than Permitted Encumbrances) with respect to the assets of the Acquired Companies shall be terminated and of no further force and effect, together with UCC-3 termination statements with respect to the financing statements filed against the assets of the Acquired Companies by the holders of such liens;

(H) with respect to each Seller and each Single Asset Seller, an IRS Form W-9;

(I) (i) a copy of the Organizational Documents of each of the Acquired Companies incorporated or formed in the U.S. certified by the Secretary of State of the relevant state of incorporation or formation and (ii) a certificate of good standing or active status for each of the Acquired Companies incorporated or formed in the U.S. issued by the Secretary of State of the relevant state of incorporation or formation, in each case, dated within ten (10) days prior to the Closing Date;

(J) a certificate signed by the secretary, manager or equivalent officer of each of the Acquired Companies certifying as to the Organizational Documents of such

Acquired Company and that such Organizational Documents have not been rescinded or modified and remain in full force and effect as of the Closing Date;

(K) a certificate signed by the secretary or manager of each Seller certifying: (i) the resolutions of the board of directors or manager or other authorizing body of such Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date; and (ii) incumbency and signatures of the officers of such Seller executing this Agreement or any other agreement contemplated by this Agreement;

(L) two copies of a USB or similar electronic storage containing all of the information uploaded to the Data Room and made available to Buyer by Sellers; and

(M) such other documents or instruments as Buyer reasonably request and are reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.

(c) For purposes of determining the amount of Cash to be paid by Buyer to Sellers (as distributed pursuant to pro rata allocations agreed by Marina Holdings and Buyer) at the Closing pursuant to Section 2.3(b)(v)(A) (the “Closing Payment”), at least two (2) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a written report (the “Closing Date Report”) setting forth in reasonable detail Sellers’ good-faith estimate of:

(i) Closing Net Working Capital (without giving effect to the transactions contemplated hereby) (“Estimated Closing Net Working Capital”);

(ii) the Closing Cash (“Estimated Closing Cash”);

(iii) the Closing Indebtedness (“Estimated Closing Indebtedness”);

(iv) the Transaction Expenses (“Estimated Transaction Expenses”) separately enumerating each of the Transaction Expense payments, and a schedule delivered by way of a side letter listing each transaction or retention bonus or change in control payment payable to a Person that is not an employee of the Acquired Companies, and the wire instructions for the account designated to receive such payments (the “Non-Employee Payment Schedule”); and

(v) the Reimbursable Prepaid Lease Payments (the “Estimated Reimbursable Prepaid Lease Payments”).

(d) The Closing Payment shall be an amount equal to

(i) U.S.$480,000,000;

(ii) plus the amount, if any, by which Estimated Closing Net Working Capital exceeds Target Net Working Capital or minus the amount, if any, by which Target Net Working Capital exceeds Estimated Closing Net Working Capital;

(iii) plus Estimated Closing Cash;

(iv) minus Estimated Closing Indebtedness;

(v) minus Estimated Transaction Expenses;

(vi) minus the Purchase Price Adjustment Escrow Amount;

(vii) minus the [****]; and

(viii) plus the Estimated Reimbursable Prepaid Lease Payments.

Section 2.4 Determination of Final Purchase Price.

(a) As soon as reasonably practicable following the Closing Date (but no later than one hundred twenty (120) days after the Closing Date), Buyer shall deliver to Marina Holdings a statement (the “Buyer Adjustment Report”) setting forth in reasonable detail Buyer’s good-faith calculation of (i) Closing Net Working Capital (without giving effect to the transactions contemplated hereby), (ii) the Closing Cash, (iii) the Closing Indebtedness, (iv) the Transaction Expenses separately enumerating each of the Transaction Expense payments and (v) the Reimbursable Prepaid Lease Payments. If Buyer fails to deliver a Buyer Adjustment Report within one hundred twenty (120) days of the Closing Date, then Buyer shall be deemed to have irrevocably accepted the amounts in the Closing Date Report, and there shall be no adjustment to the Purchase Price pursuant to this Section 2.4.

(b) The following procedures shall apply with respect to the review of the Buyer Adjustment Report:

(i) Marina Holdings shall have a period of ninety (90) days after receipt by Marina Holdings of the Buyer Adjustment Report to review such report (the “Review Period”). During the Review Period, Buyer shall make available to Marina Holdings and its Representatives reasonable access during normal business hours to all relevant personnel, Representatives of Buyer, books and records of the Acquired Companies and other items reasonably requested by Marina Holdings in connection with Marina Holdings’ review of the Buyer Adjustment Report and any dispute with respect thereto as contemplated by this Section 2.4.

(ii) If Marina Holdings does not deliver to Buyer a written statement describing any objections Marina Holdings has to the Buyer Adjustment Report (a “Notice of Disagreement”) on or before the final day of the Review Period, then Marina Holdings shall be deemed to have irrevocably accepted such Buyer Adjustment Report, and such Buyer Adjustment Report shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(d). If Marina Holdings delivers to Buyer a Notice of Disagreement on or before the final day of the Review Period, then Buyer and Marina Holdings shall attempt to resolve in good faith the matters contained in the Notice of Disagreement within thirty (30) days after Buyer’s receipt of the Notice of Disagreement (the “Resolution Period”). If Buyer and Marina Holdings reach a resolution with respect to such matters on or before the final day of the Resolution Period, then the Buyer Adjustment Report, as modified by such resolution, shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(d).

(iii) If such a resolution is not reached on or before the final day of the Resolution Period, then Buyer and Marina Holdings shall promptly (and in any event no later than five (5) Business Days after the last day of the Resolution Period) retain the Accounting Firm (including by executing a customary agreement with the Accounting Firm in connection with its engagement) and submit any unresolved objections covered by the Notice of Disagreement (the “Disputed Items”) to the Accounting Firm for resolution in accordance with this Section 2.4(b)(iii). The Accounting Firm shall be instructed to: (A) make a final determination on an expedited basis (and in any event within sixty (60) days after submission of the Disputed Items) with respect to each of the Disputed Items (and only the Disputed Items) that is within the range of the respective positions taken by each of Buyer and Marina Holdings; and (B) prepare and deliver to Buyer and Marina Holdings a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Accounting Firm’s Report”). During the ten (10) days after submission of the Disputed Items to the Accounting Firm, each of Buyer and Marina Holdings may provide the Accounting Firm with a definitive statement in writing of its positions with respect to the Disputed Items (and only the Disputed Items). The Accounting Firm shall be provided with access to the books and records of Buyer, the Acquired Companies and Marina Holdings for purposes of making its final determination with respect to the Disputed Items, and Buyer, Marina Holdings and the Acquired Companies shall otherwise reasonably cooperate with the Accounting Firm in connection therewith. Each of Buyer and Marina Holdings agree that: (1) the Accounting Firm’s determination with respect to each Disputed Item as reflected in the Accounting Firm’s Report shall be deemed to be final, conclusive, binding and non-appealable, absent Fraud or manifest error; (2) the Buyer Adjustment Report, as modified by any changes thereto in accordance with the Accounting Firm’s Report, shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(c); (3) the procedures set forth in this Section 2.4 shall be the sole and exclusive remedy with respect to the final determination of the Final Adjustment Report; and (4) the Accounting Firm’s determination under this Section 2.4(b)(iii) shall be enforceable as an arbitral award, and judgment may be entered thereupon in any Chosen Court. Closing Net Working Capital as set forth in the Final Adjustment Report shall be deemed to be the “Final Closing Net Working Capital”; Closing Cash as set forth in the Final Adjustment Report shall be deemed to be the “Final Closing Cash”; Closing Indebtedness as set forth in the Final Adjustment Report shall be deemed to be the “Final Closing Indebtedness”; Transaction Expenses as set forth in the Final Adjustment Report shall be deemed to be the “Final Transaction Expenses”; and the Reimbursable Prepaid Lease Payments as set forth in the Final Adjustment Report shall be deemed to be the “Final Reimbursable Prepaid Lease Payments”.

(iv) Each of Buyer and Marina Holdings shall (A) pay its own respective costs and expenses incurred in connection with this Section 2.4, and (B) be responsible for the fees and expenses of the Accounting Firm on a pro rata basis based upon the degree to which the Accounting Firm has accepted the respective positions of Buyer and Marina Holdings, which shall be determined by the Accounting Firm and set forth in the Accounting Firm’s Report.

(c) Any estimates, determinations and calculations contained herein or based hereon shall be prepared and calculated on a consolidated basis for the Acquired Companies in accordance with the Accounting Rules, except that such estimates, determinations and calculations (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist immediately prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, (iii) shall follow the defined terms contained in this Agreement and the Accounting Rules regardless of whether such terms or the Accounting Rules are consistent with GAAP, and (iv) shall be set forth in US Dollars.

(d) Within five (5) Business Days after the determination of the Final Adjustment Report in accordance with this Section 2.4 (including by failure to timely deliver a Notice of Disagreement):

(i) if the Additional Payment Amount is a positive number, then (A) Buyer shall pay an amount in cash equal to the Additional Payment Amount to Marina Holdings by wire transfer of immediately available funds to accounts designated in writing by Marina Holdings to Buyer and (B) Buyer and Marina Holdings shall jointly instruct the Escrow Agent to release to Marina Holdings the funds in the Purchase Price Adjustment Escrow Amount; or

(ii) if the Additional Payment Amount is a negative number, then Marina Holdings and Buyer shall instruct the Escrow Agent to release to Buyer from the Purchase Price Adjustment Escrow Amount an amount in cash equal to the absolute value of the Additional Payment Amount, provided, however, that if the Additional Payment Amount is less than the Purchase Price Adjustment Escrow Amount, Marina Holdings and Buyer shall instruct the Escrow Agent to release to Marina Holdings the remaining portion of the Purchase Price Adjustment Escrow Amount. Release of the Purchase Price Adjustment Escrow Amount shall be Buyer’s sole and exclusive remedy with respect to the Additional Payment Amount, and none of Sellers shall have any liability or obligation for any amount by which the Additional Payment Amount exceeds the amount of the Purchase Price Adjustment Escrow Amount.

Section 2.5 Earnout Payment.

[****]

Section 2.6 Treatment of Options. Immediately prior to the Closing, the Company shall cause each Option to be cancelled and each Optionholder holding Options shall have no further rights with respect thereto other than the rights set forth in the applicable Option Cancellation Agreement, subject to such Optionholder’s execution and compliance with the terms of the applicable Option Cancellation Agreement. Sellers shall deliver to Buyer a fully executed Option Cancellation Agreement for each Optionholder at Closing. Pursuant to the terms of the Option Cancellation Agreement, Sellers shall be responsible for determining and making the payments to the Optionholders.

Section 2.7 Withholding. Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder or any provision of state, local or foreign Tax Law, provided, however, that (i) as of the date hereof, each of Buyer and

Sellers represent that it is not aware of any such obligation to withhold and (ii) prior to making any deduction or withholding, other than with respect to compensatory payments, the party intending to deduct or withhold shall notify Sellers and shall reasonably cooperate to establish an applicable exemption from such deduction or withholding, if available. To the extent that amounts are so withheld by Buyer or other applicable withholding agent and paid to the applicable Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Sellers Disclosure Schedules (which shall be interpreted in accordance with Section 1.2(f)), Sellers represent and warrant to Buyer as follows:

Section 3.1 Organization and Authority of Sellers and Single Asset Sellers.

(a) Each of Sellers and IG Holdings is a legal entity duly organized, validly existing and in good standing under the Laws of the state of Delaware. MOF Simpson Bay is a legal entity duly organized, validly existing and in good standing under the Laws of the state of Texas. Each of Sellers and Single Asset Sellers has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, carry out their obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby (including all power and authority to sell, assign, transfer and convey the Purchased Units, the Miami Interests and the Simpson Bay Interests as provided by this Agreement).

(b) The execution and delivery by Sellers and Single Asset Sellers of this Agreement and any Ancillary Agreements to which they are or will be a party, the performance by Sellers and Single Asset Sellers of their obligations hereunder and thereunder and the consummation by Sellers and Single Asset Sellers of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate or other similar action on the part of Sellers and Single Asset Sellers.

(c) This Agreement has been duly and validly executed and delivered by Sellers and Single Asset Sellers, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Sellers and Single Asset Sellers enforceable against Sellers and Single Asset Sellers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles (the “Enforceability Limitations”).

(d) Each of the Ancillary Agreements to which Sellers are or will be a party has been or will be duly and validly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

Section 3.2 Organization, Authority and Qualification of the Acquired Companies.

(a) Each Acquired Company is a duly organized legal entity, validly existing and in good standing or with active status, if applicable, under the Laws of the jurisdiction in which it is organized and has all requisite power and authority to own, lease and operate its respective properties and assets and to conduct its business as it is now being conducted. The ownership of each Acquired Company, as of the date hereof and as of the Closing, is set forth in Section 3.2(a) of the Sellers Disclosure Schedule.

(b) Except as set forth in Section 3.2(b) of the Sellers Disclosure Schedules, each Acquired Company is qualified to do business and is in good standing or with active status, if applicable, in each jurisdiction in which the operation of its business as currently conducted makes such qualification necessary, except where the failure to be so qualified, in good standing or with active status has not had a material adverse effect on such Acquired Company.

Section 3.3 Capitalization; Organizational Documents.

(a) As of the date of this Agreement, the authorized ownership interests of the Company consist of 2 units, of which (i) 1 Class A Unit and (ii) 1 Series B Perpetual Preferred Unit are issued and outstanding, and which collectively constitute the Purchased Units. All of the Purchased Units have been duly authorized and validly issued and are fully paid and non-assessable. All of the Purchased Units have been issued and granted in compliance with all applicable Law or pursuant to valid exemptions therefrom. None of the Purchased Units were issued in violation of any Contract or any preemptive or similar rights of any Person. Prior to the date hereof, (i) the Company issued a single Series B Perpetual Preferred Unit to IGY Corp. and (ii) its Members (other than IGY Corp.) subsequently contributed all of the Company’s outstanding Units (other than the Series B Perpetual Preferred Unit) to Marina Holdings, and such units were exchanged into a single Class A Unit. No Series A Preferred Convertible Units or Series A-2 Preferred Convertible Units remain outstanding as of the date hereof.

(b) Sellers are the beneficial and record owner of, and have good, valid and marketable title to, all of the Purchased Units, free and clear of all Encumbrances or any other restrictions on transfer (other than any restrictions on transfer under the Securities Act and any state securities Laws).

(c) Except for the Purchased Units and as set forth on Section 3.3(c) of the Sellers Disclosure Schedules, as of the Closing Date, there are no equity securities of any class of the Company or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. Except for the Purchased Units and as set forth on Section 3.3(c) of the Sellers Disclosure Schedules there are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or obligating Sellers or the Company to issue or sell any Purchased Units of, or any other interest in, the Company. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Company. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Purchased Units or any other equity interests of the Company.

(d) Section 3.3(d) of the Sellers Disclosure Schedules lists the managers, directors and officers (or their equivalents) of each of the Acquired Companies. Sellers have delivered to Buyer correct and complete copies of the Organizational Documents for each of the Acquired Companies (as amended to date). The minute books (containing the records of meetings of the equityholders, the managers, the board of directors, and any committees of the board of directors), the stock certificate books and the stock record books of each of the Acquired Companies (as applicable for each Acquired Company under the relevant jurisdiction) are correct and complete in all material respects. None of the Acquired Companies is in default under or in violation of any provision of its Organizational Documents.

(e) As of the date of this Agreement, IG Holdings owns 80% of the issued and outstanding membership interests of IGDH. All of the Miami Interests have been duly authorized and validly issued and are fully paid and non-assessable. All of the Miami Interests have been issued and granted in compliance with all applicable Law or pursuant to valid exemptions therefrom. None of the Miami Interests were issued in violation of any Contract or any preemptive or similar rights of any Person.

(f) IG Holdings is the beneficial and record owner of, and has good, valid and marketable title to, all of the Miami Interests, free and clear of all Encumbrances or any other restrictions on transfer (other than any restrictions on transfer under the Securities Act and any state securities Laws).

(g) Except for the Miami Interests and as set forth on Section 3.3(g) of the Sellers Disclosure Schedules, as of the Closing Date, there are no equity securities of any class of IGDH or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. Except for the Miami Interests and as set forth on Section 3.3(g) of the Sellers Disclosure Schedules there are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of IGDH or obligating IG Holdings or IGDH to issue or sell any Miami Interests of, or any other interest in, IGDH. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of IGDH. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Miami Interests or any other equity interests of IGDH.

(h) As of the date of this Agreement, MOF Simpson Bay owns 100% of the membership interests of Pentagon, which represent all of the issued and outstanding membership interests of Pentagon. All of the Simpson Bay Interests have been duly authorized and validly issued and are fully paid and non-assessable. All of the Simpson Bay Interests have been issued and granted in compliance with all applicable Law or pursuant to valid exemptions therefrom. None of the Simpson Bay Interests were issued in violation of any Contract or any preemptive or similar rights of any Person.

(i) MOF Simpson Bay is the beneficial and record owner of, and has good, valid and marketable title to, all of the Simpson Bay Interests, free and clear of all Encumbrances or any other restrictions on transfer (other than any restrictions on transfer under the Securities Act and any state securities Laws).

(j) Except for the Simpson Bay Interests and as set forth on Section 3.3(j) of the Sellers Disclosure Schedules, as of the Closing Date, there are no equity securities of any class of Pentagon or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. Except for the Simpson Bay Interests and as set forth on Section 3.3(j) of the Sellers Disclosure Schedules there are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of Pentagon or obligating MOF Simpson Bay or Pentagon to issue or sell any Simpson Bay Interests of, or any other interest in, Pentagon. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of Pentagon. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Simpson Bay Interests or any other equity interests of Pentagon.

Section 3.4 Subsidiaries and Joint Ventures.

(a) Section 3.4(a) of the Sellers Disclosure Schedules contains a correct and complete list as of the date hereof of each of the Company Subsidiaries and Company Joint Ventures and for each such Subsidiary and Joint Venture: (i) the jurisdiction of organization, (ii) the name of each stockholder thereof, and (iii) the number of shares of capital stock or other equity or voting interests owned by each such stockholder. All of the issued and outstanding shares of capital stock of, or other equity or voting interests in, the Company Subsidiaries (the “Subsidiary Shares”) and the Company Joint Ventures (the “Joint Venture Shares”) have been duly authorized and validly issued and are fully paid and non-assessable. All of the Subsidiary Shares are owned, directly or indirectly, of record and beneficially by an Acquired Company wholly-owned (directly or indirectly) by the Company, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Except for the Subsidiary Shares and the Joint Venture Shares, there are no equity securities of any class of any Company Subsidiary or Company Joint Venture or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. Except as set forth in Section 3.4(b) of the Sellers Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of any Company Subsidiary or Company Joint Venture or obligating Sellers or any Acquired Company to issue or sell any shares of capital stock of, or any other interest in, any Company Subsidiary or Company Joint Venture. Except as set forth on Section 3.4(b) of the Sellers Disclosure Schedules, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Subsidiary Shares, Joint Venture Shares or any other equity interests of any Company Subsidiary or Company Joint Venture.

(c) Except for the Subsidiary Shares and Joint Venture Shares, no Acquired Company has any direct or indirect equity interest or similar interest by stock ownership or otherwise in any Person.

Section 3.5 No Conflicts; Consents.

(a) Subject to the receipt of the Consents and Permits, and the making of the declarations, filings and notices, referred to in Section 3.5(b)(i) and Section 3.5(b)(ii) of the Sellers Disclosure Schedules, none of the execution, delivery or performance by Sellers of this Agreement, nor the consummation of the transactions contemplated hereby, shall:

(i) result in a violation or breach of, or default under, any provision of the Organizational Documents of Sellers or any Acquired Company;

(ii) result in a violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby under, any Law or Order applicable to Sellers or any Acquired Company, except where such violation or other result described in this clause (ii) would not reasonably be expected to have a material adverse effect on any Acquired Company; or

(iii) (A) result in a violation or breach of, (B) constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate or cancel, or (D) require the Consent of any other Person under, any Material Contract.

(b) Except as set forth in Section 3.5(b)(i) and Section 3.5(b)(ii) of the Sellers Disclosure Schedules, no Consent, Permit, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Sellers or any Acquired Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for compliance with and filings under the HSR Act and Consents required pursuant to any other Antitrust Laws.

Section 3.6 Financial Statements; Internal Controls.

(a) Correct and complete copies of the Financial Statements have been made available to Buyer. The Financial Statements fairly present, the consolidated financial condition of the Acquired Companies as of the dates indicated therein and the results of the operations of the Acquired Companies for the periods covered thereby, all in accordance with GAAP. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except, in the case of the Audited Financial Statements, as set forth in the notes thereto and subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments and the absence of notes.

(b) The Company maintains books and records in accordance with GAAP which accurately and fairly reflect in all material respects its assets and liabilities. The Company maintains a system of accounting established and administered in all material respects in accordance with GAAP that is sufficient to provide reasonable assurances that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements and disclosures in conformity with GAAP; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.7 No Undisclosed Liabilities; Indebtedness.

(a) Except as set forth in Section 3.7(a) of the Sellers Disclosure Schedules, the Acquired Companies do not have any liabilities required to be reflected on a balance sheet prepared in accordance with GAAP except for liabilities (i) that are reserved against in the Unaudited Balance Sheet, (ii) that have been incurred in the Ordinary Course of Business since the Unaudited Balance Sheet Date, or (iii) for future performance under existing Contracts.

(b) Section 3.7(b) of the Sellers Disclosure Schedules sets forth a complete list of all of the outstanding Indebtedness of each Acquired Company as of the date of this Agreement.

Section 3.8 Absence of Certain Developments.

(a) Except for the transactions contemplated by this Agreement, since the Audited Balance Sheet Date until the date of this Agreement:

(i) the Acquired Companies have operated in the Ordinary Course of Business consistent in all material respects with past practice, including actions that in Sellers’ reasonable judgment have been necessary to protect the health and safety of the employees of any of the Acquired Companies in response to the COVID-19 Pandemic or any COVID-19 Measures; and

(ii) there has not been any Company Material Adverse Effect.

(b) Except for the transactions contemplated by this Agreement, since the Audited Balance Sheet Date until the date of this Agreement, there has not been any action or event that would have required Buyer’s consent pursuant to Section 5.1(b) had such action or event occurred after the date hereof.

Section 3.9 Title, Condition and Sufficiency of Assets.

(a) An Acquired Company has good, valid and marketable title to, or a valid leasehold interest in, all property and other assets (other than Intellectual Property) used by it in connection with its business, including the property and assets reflected in the Unaudited Balance Sheet or acquired after the Unaudited Balance Sheet Date, free and clear of all Encumbrances other than Permitted Encumbrances, except for properties and assets sold or otherwise disposed of in the Ordinary Course of Business consistent with past practice since the Audited Balance Sheet Date or that are de minimis in nature or would not have an Adverse Operational Impact.

(b) The properties, assets and rights of the Acquired Companies include all properties, assets and rights (other than Intellectual Property) and the management and employees of the Acquired Companies and the services to be provided pursuant to any Ancillary Agreement necessary for the continued conduct of the business of the Acquired Companies after the Closing in substantially the same manner in all material respects as conducted prior to the Closing in all material respects. None of the material assets used in the business of any of the Acquired Companies shall, as of the Closing Date, be owned by, or in any way shall be licensed or leased from, any Affiliate of the Acquired Companies (other than the Acquired Companies).

Section 3.10 Compliance with Laws; Permits.

(a) Except as set forth in Section 3.10(a) of the Sellers Disclosure Schedules, (i) the Acquired Companies are and have been in compliance in all material respects with all Laws applicable to the Acquired Companies, including applicable COVID-19 Measures enacted in response to the COVID-19 pandemic, and (ii) no Legal Proceeding has been filed or commenced against any of the Acquired Companies alleging any failure to so comply.

(b) Section 3.10(b) of the Sellers Disclosure Schedules lists each material Permit that is held by each of the Acquired Companies. Each Permit listed in Section 3.10(b) of the Sellers Disclosure Schedules is valid and in full force and effect. None of the Acquired Companies are in breach or default in any material respect with the terms of any Permit listed in Section 3.10(b) of the Sellers Disclosure Schedules. None of the Acquired Companies has received any notice or other communication from any Governmental Body regarding: (i) any actual, alleged or potential violation of, or failure to comply, with any Permit; or (ii) any actual, proposed or potential revocation, suspension, cancellation, termination or modification of any Permit. All fees and charges due and payable with respect to such Permits listed in Section 3.10(b) of the Sellers Disclosure Schedules, unless otherwise set forth in Section 3.10(b) of the Sellers Disclosure Schedule, have been duly filed on a timely basis with the appropriate Governmental Body and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Body. The Permits listed in Section 3.10(b) of the Sellers Disclosure Schedules constitute all Permits necessary to permit each of the Acquired Companies to lawfully continue to conduct its business in the manner in which it currently conducts such business.

(c) In the past five (5) years, neither any Acquired Company nor any director, officer or manager, or, to Sellers’ Knowledge, any employee (when such director, officer, manager or employee is acting for or on behalf of any Acquired Company) of any Acquired Company has offered, paid, promised to pay or authorized the payment, directly or indirectly through any other Person, of anything of value to any Person acting on behalf of any Governmental Body (including employees of state-owned entities) or political party or candidate for public office, for the purpose of influencing any act or decision of such Person or of the Governmental Body to obtain or retain business and that: (i) is for the purpose of corruptly obtaining or retaining business or obtaining an improper advance; (ii) would reasonably be expected to subject any of the Acquired Companies to any damage or penalty in any civil, criminal or governmental litigation or proceeding; or (iii) otherwise violated the U.S. Foreign Corrupt Practices Act or made a material violation of any other Anti-corruption Laws. There is no charge, Legal Proceeding or to Sellers’ Knowledge, investigation, by any Governmental Body with respect to a violation or alleged violation of any Anti-Corruption Law that is now pending or, to Sellers’ Knowledge, has been asserted or threatened with respect to any of the Acquired Companies, and no Acquired Company has made any voluntary disclosure with respect to a possible violation of any Anti-Corruption Law.

(d) No Acquired Company or their respective directors or officers is a Sanctioned Person, nor is any Acquired Company located, organized or resident in a Sanctioned Country.

Section 3.11 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.11(a) of the Sellers Disclosure Schedules, there is no Legal Proceeding pending or, to Sellers’ Knowledge, threatened against or by any Acquired Company or affecting any of their properties or assets (or by or against Sellers or any Affiliate thereof and relating to an Acquired Company).

(b) Section 3.11(b) of the Sellers Disclosure Schedules sets forth a correct and complete list of all outstanding Orders applicable to the Acquired Companies.

(c) Except as set forth in Section 3.11(c) of the Sellers Disclosure Schedules: (i) each of the Acquired Companies has been in compliance with each Order to which it, or any assets owned or used by it, is or has been subject; (ii) no event has occurred or circumstance exists that could reasonably constitute or result in (with or without notice or lapse of time) a violation of, or failure to comply with, any Order to which any of the Acquired Companies is subject; (iii) none of the Acquired Companies has received any notice or other communication from any Governmental Body or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Order to which any of the Acquired Companies or any assets owned or used by any of the Acquired Companies is subject; and (iv) to Sellers’ Knowledge, there is no Order threatened against any of the Acquired Companies.

Section 3.12 Material Contracts.

(a) Section 3.12(a) of the Sellers Disclosure Schedules sets forth a correct and complete list as of the date hereof of the following Contracts to which an Acquired Company is party (other than any Contract that is a Benefit Plan, a slip agreement, an agreement with a customer to purchase fuel from an Acquired Company, an insurance contract, a parking license agreement, or any agreement between two or more Acquired Companies) (collectively, the “Material Contracts”):

(i) any Contract (or group of related Contracts) pursuant to which the Acquired Companies may be entitled to receive or obligated to pay more than U.S.$300,000 in any calendar year that cannot be cancelled by an Acquired Company without material penalty upon no more than ninety (90) days’ notice;

(ii) any Contract relating to Havenstar (Marina IT Program), yacht charter shows, security Contracts, third-party management agreements, and the F1 Contract;

(iii) any Contract that requires any Person to purchase its total requirements of any product or service from any other Person or contains “take or pay” or similar provisions;

(iv) any Contract (or group of related Contracts) requiring or otherwise relating to any future capital expenditures by an Acquired Company in excess of U.S.$300,000;

(v) any Contract (or group of related Contracts) relating to the creation, incurrence, assumption or guarantee of any Indebtedness (other than intercompany Indebtedness solely among the Acquired Companies and endorsements for the purpose of collection in the Ordinary Course of Business) having a principal amount in excess of U.S.$300,000 or imposing an Encumbrance (other than a Permitted Encumbrance) on any of the assets or properties of any Acquired Company;

(vi) any Contract since January 1, 2017 that relates to the acquisition or disposition of any business, stock or assets of any Person or any Real Property (whether by merger, sale of stock, sale of assets or otherwise) (other than any issuance by Island Global Yachting LLC to any Seller);

(vii) any Contract pursuant to which an Acquired Company (A) is granted by any Person any license with respect to Intellectual Property that is material to the Acquired Companies, other than (1) licenses for commercially available “off-the-shelf” software or hardware or software-as-a-service agreements having one-time or annual costs less than U.S.$10,000; and (2) non-exclusive licenses incidental to commercial agreements (including customer, supply, manufacturing, distribution or reseller arrangements or other similar agreements) or (B) grants to a third party any license with respect to material Owned Intellectual Property, other than non-exclusive licenses incidental to commercial agreements (including customer supply, manufacturing, distribution or reseller arrangements or other similar agreements);

(viii) any Contract (or group of related Contracts) relating to the development or construction of, or additions or expansions to, the Real Property, under which any Acquired Company has, or expects to incur, an obligation in excess of U.S.$300,000 per property, following the Closing Date;

(ix) any Contract concerning a partnership, joint venture or limited liability company involving the sharing of profits, losses, costs, Taxes or other Liabilities by any of the Acquired Companies with any other Person;

(x) any Contract containing covenants that in any way purport to restrict the right or freedom of any of the Acquired Companies to: (A) engage in any business activity other than a specific development; (B) engage in any line of business or compete with any Person; or (C) solicit any Person to enter into a material business or employment relationship, or enter into such a material relationship with any Person;

(xi) any Contract under which any of the Acquired Companies has advanced or loaned any amount to any of its directors, officers, employees or other Person;

(xii) any Contract with any Governmental Body (other than Concession Agreements and Real Property Leases with any Governmental Body); or

(xiii) any Contract (not otherwise disclosed under clauses Section 3.12(a)(i) through Section 3.12(a)(xii)) under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.12(b): of the Sellers Disclosure Schedule: (i) Sellers have made available to Buyer copies of each Material Contract that are correct and complete in all material respects (subject to any redaction reasonably deemed necessary or appropriate by Sellers of information contained therein and reasonably agreed to by Buyer) and a description of any oral Material Contract; (ii) each Material Contract is in full force and effect and is a valid and binding agreement of an Acquired Company enforceable against an Acquired Company in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations; (iii) no Acquired Company nor, to Sellers’ Knowledge, any other party to any Material Contract is in material breach of or material default under, or has, during the one (1) year prior to the date hereof provided or received any written notice of any intention to terminate, any Material Contract; (iv) to Sellers’ Knowledge, no event or circumstance has occurred (that has not been waived or cured) during the one (1) year prior to the date hereof that would (x) constitute a material breach of or material event of default by, (y) result in a right of termination for, or (z) cause or permit the acceleration of or other changes to any material right or obligation or the loss of any material benefit for, in each case, any party under any Material Contract; and (v) no party to any Material Contract has repudiated any provision of such Material Contract.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Sellers Disclosure Schedules sets forth a true and complete list of, as of the date hereof, all registrations and applications for registration of Owned Intellectual Property (indicating for each item the applicable jurisdiction, registration number or application number and date issued or, if not issued, date filed, and any deadlines related thereto coming up in the ninety (90) days after the date hereof). All material registered Owned Intellectual Property is valid and enforceable.

(b) The Acquired Companies exclusively own all Owned Intellectual Property, except as would be de minimis in nature or would not have an Adverse Operational Impact, and such ownership is free and clear of any Encumbrances other than Permitted Encumbrances. Each Acquired Company exclusively owns or holds a valid and enforceable (subject to the Enforceability Limitations) license to or other right to use all Intellectual Property used by it in or otherwise necessary to the conduct of its business as currently conducted except as would be de minimis in nature or would not have an Adverse Operational Impact. Each Acquired Company has taken commercially reasonable actions and paid all fees and Taxes (to the extent applicable) required to maintain in full force and effect the material registered Owned Intellectual Property. In the past six (6) years, no Acquired Company has received claims or demands asserted in writing by any other Person pertaining to any material Owned Intellectual Property (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person); and no Legal Proceeding is pending or, to Sellers’ Knowledge, threatened, against an Acquired Company which challenges the validity or enforceability of, or any Acquired Company’s rights to use or ownership of any Owned Intellectual Property.

(c) Each Acquired Company and the conduct of its business does not materially infringe, misappropriate or violate and, in the past six (6) years, has not materially infringed, misappropriated or violated any Intellectual Property of any other Person. Except as set forth on Section 3.13(c) of the Sellers Disclosure Schedules, in the past six (6) years preceding the date hereof, no Acquired Company has received any written notice from any Person: (i) alleging that the conduct of the business of the Acquired Companies as currently conducted infringes, constitutes a misappropriation or violates any Intellectual Property of any Person, or (ii) challenging the ownership by any Acquired Company of or the validity or enforceability of any Owned Intellectual Property.

(d) To Sellers’ Knowledge, no other Person has infringed any Owned Intellectual Property in the past six (6) years.

(e) Each Acquired Company has used commercially reasonable efforts to protect the confidentiality of all material trade secrets and know-how included in the Owned Intellectual Property. All Owned Intellectual Property which each Acquired Company purports to own was developed by employees, agents, consultants, contractors or other Persons who have executed written agreements assigning to the relevant Acquired Company, to the extent that such rights do not vest in such Acquired Company by operation of law, ownership of all such Intellectual Property developed by such Persons for or on behalf of such Acquired Company. No current or former shareholder, member, officer, director, manager, employee, agent, consultant, or contractor of any Acquired Company has (i) any right (whether or not currently exercisable) or interest or, to Sellers’ Knowledge, any claim to or in any Owned Intellectual Property or (ii) any ownership interest in Intellectual Property used by the Acquired Companies in the conduct of their business.

(f) All of the IT Assets used by each Acquired Company in connection with the operation of such Acquired Company’s business are sufficient for the current needs of the Acquired Companies and their businesses, including as to capacity and ability to process current peak volumes in a timely manner, and in the past twelve (12) months, there have been no bugs in, or failures, breakdowns, or continued substandard performance of, any such IT Assets that has caused the substantial disruption or interruption in or to the use of such IT Assets. No Acquired Company owns any material proprietary software.

(g) Each Acquired Company maintains policies and procedures regarding data security, privacy, and Personal Information that are commercially reasonable for such Acquired Company and, in any event, comply in all material respects with all applicable Laws pertaining to Personal Information and all of the Acquired Companies’ obligations under applicable Contracts (“Applicable Privacy Requirements”). The use and dissemination of any and all Personal Information by each Acquired Company is in compliance in all material respects with all Applicable Privacy Requirements. The Transaction shall not violate any Applicable Privacy Requirements relating to the transfer of any Personal Information. Within the last three (3) years, there has been no security breach of and no unauthorized access to or unauthorized use, disclosure or acquisition of, any Personal Information stored by any of the Acquired Companies. Each Acquired Company has safeguarded the IT Assets owned or controlled by it with information security controls, system and data backup practices, and disaster recovery and business-continuity practices that, in each case, are commercially reasonable and comply in all material respects with all Applicable Privacy Requirements. There are no material information security vulnerabilities in the IT Assets owned or controlled by the Acquired Companies that have not been remediated in full.

Section 3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Sellers Disclosure Schedules sets forth a complete list of each material Benefit Plan, indicating which material Benefit Plans are (x) Foreign Benefit Plans or (y) employment contracts (that are not on an at-will basis), severance or change of control agreements. With respect to each Benefit Plan, copies of the following have been made available to Buyer (if applicable): (i) the current plan document, or a description of any unwritten Benefit Plan, (ii) the most recent summary plan description, including any summary of material modifications required under ERISA with respect thereto, or, in the case of a Foreign Benefit Plan, any summary or description of the Benefit Plan that is required to be furnished to employees, (iii) the three (3) most recent annual reports on Form 5500 (and all schedules thereto) or for Foreign Benefit Plans, any customary similar report required to be filed, (iv) the most recently received determination letter from the Internal Revenue Service (v) all material (written or unwritten) communications received from or sent to the IRS or the Department of Labor or any equivalent foreign Governmental Body within the past three (3) years, (vii) any insurance contract, trust agreement or other funding arrangements, (viii) all current employee handbooks or manuals; and (ix) the Forms 1094C and 1095C filed under the ACA since 2018.

(b) Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service. Each Foreign Benefit Plan, if intended to qualify for tax-favorable treatment under any applicable Law of any non-U.S. jurisdiction, so qualifies, and its trusts (if any) are exempt from taxation under the provisions of any applicable Law. The Benefit Plans comply in form and in operation in all material respects with their terms and applicable Laws, including the requirements of the Code and ERISA or similar foreign statutes.

(c) Except as set forth in this Section 3.14(c) of the Sellers Disclosure Schedules, all contributions and premiums required to have been paid by the Acquired Companies to or with respect to any Benefit Plan under the terms of any such Benefit Plan or their related funding arrangement, or pursuant to any applicable Law for all periods prior to the date hereof and the Closing Date have been or will be, as the case may be, paid within the time prescribed by any such Benefit Plan, or applicable Law or properly accrued.

(d) With respect to the Benefit Plans, there are no actions, suits or Claims, complaints or investigations pending or, to Sellers’ Knowledge, threatened in writing, other than routine claims for benefits.

(e) No Benefit Plan is, and, within the last five (5) years, no Acquired Company nor any ERISA Affiliate has sponsored, contributed to or been obligated to contribute to, (i) a “plan maintained by more than one employer” within the meaning of Section 413(c) of the Code, (ii) a “multiemployer plan” within the meaning of §3(37) or §4001(a)(3) of ERISA, (iii) a plan subject to Code §412 or §302 or Title IV of ERISA, or (iv) a “multiple employer welfare arrangement” as defined in §3(40) of ERISA. Within the last five (5) years, neither any Acquired Company nor any ERISA Affiliate has incurred any Liability (including as a result of any indemnification obligation) under Title I or Title IV of ERISA for which any Acquired Company could be liable. No asset of any Acquired Company is subject to any Encumbrance under ERISA or Section 401(a) of the Code. There has been no prohibited transaction described in §406 of ERISA or Code §4975 for which an exemption is not available with respect to any Benefit Plan. Neither any Acquired Company, nor to Sellers’ Knowledge, any other fiduciary, as described in

ERISA §3(21), of any Benefit Plan has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan.

(f) No Benefit Plan provides material health, life, insurance or other welfare benefits to former directors, employees or other service providers to any of the Acquired Companies, other than health continuation coverage pursuant to Section 4980(b) of the Code or similar non-U.S. Law.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement shall (either alone or in combination with another event) result in the acceleration or creation of any rights of any employee of the Acquired Companies to payments or benefits or increases in any payments or benefits, in each case, from any Acquired Company. No Person is entitled to receive a Tax gross-up payment or indemnification from the any of the Acquired Companies as a result of any Tax imposed by Sections 4999, 409A or 457A of the Code. Each Benefit Plan that provides for deferred compensation within the meaning of Code §409A complies with Code §409A in form and operation.

(h) The consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event or events) shall not give rise to any payment (or acceleration of vesting of any amounts or benefits) that has resulted or could result in the payment of any “excess parachute payment” as defined in Code §280G. No Acquired Company has any legally binding plan or commitment to create any additional Benefit Plan or to modify or change any existing Benefit Plan, except as may be required by applicable Law.

(i) The cancellation of the Options shall be conducted in compliance with the terms of the Equity Incentive Plan and applicable Laws and shall not result in Liability to Buyer or the Acquired Companies.

Section 3.15 Labor Matters.

(a) Section 3.15(a) of the Sellers Disclosure Schedules lists the following information for each current employee of the Acquired Companies, other than any property level employees: name, job title, date of hiring, date of commencement of employment, whether the employee is classified as exempt or non-exempt, details of leave of absence or layoff, rate of compensation, bonus arrangement (to the extent contractually obligated), leave of absence or layoff status, and service credited for purposes of vesting and eligibility to participate under any Benefit Plan.

(b) Except as set forth in Section 3.15(b) of the Sellers Disclosure Schedules: (i) none of the Acquired Companies is a party to any collective bargaining agreement or other labor union agreement applicable to persons employed by any of the Acquired Companies, (ii) no labor organization or group of employees has filed any representation petition or made any demand for recognition since January 1, 2019, and (iii) no union organizing or decertification efforts are currently underway or, to Sellers’ Knowledge, threatened and no other question concerning representation exists. Since January 1, 2019, no Acquired Company has experienced any strikes, concerted work stoppage, slowdowns, picketing, employee grievance process or other material labor disputes, and to Sellers’ Knowledge, none is presently underway or threatened.

(c) Except as set forth on Section 3.15(c) of the Sellers Disclosure Schedules: (i) as of the date of this Agreement, neither the Company nor any of its Subsidiaries have received notice of any unfair labor practice complaint against it pending before the National Labor Relations Board (or its equivalent in the relevant jurisdiction) that remains unresolved and (ii) neither the Company nor any of its Subsidiaries has or is engaged in any unfair labor practice that would result in material liability to the Company or any of its Subsidiaries.

(d) Each of the Acquired Companies has been and is in compliance in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment, including all applicable Laws relating to wages, pay equity, hours of work, overtime, human rights, collective bargaining, employment discrimination, occupational health and safety, workers’ compensation, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes. None of the Acquired Companies is currently liable for the payment of any Taxes, fines or penalties for failure to comply with any of the above applicable Laws. The Acquired Companies have taken reasonable steps to properly classify and treat all of their employees and independent contractors as such, and have taken reasonable steps to properly classify and treat their employees as “exempt” or “nonexempt” from overtime requirements under applicable Laws. The Acquired Companies are not delinquent in payments to any of their employees or consultants for any wages, salaries, overtime, pay, commissions, bonuses, accrued and unused vacation or other compensation, if any, for any services. None of the Acquired Companies’ employment policies or practices is currently being audited or to Sellers’ Knowledge, investigated by any Governmental Body. The Acquired Companies have not been charged with, received any notice of or, to Sellers’ Knowledge, been under investigation with respect to, any alleged default under, violation of or nonconformity with any applicable Laws concerning unemployment compensation, worker’s compensation, wages and hours, discrimination in employment or unfair labor practices under the National Labor Relations Act and the employment of workers under the Immigration Reform and Control Act of 1986 and all state and local immigration applicable Laws. Except as set forth in Section 3.15(d) of the Sellers Disclosure Schedules, since January 1, 2019 no Acquired Company has discharged, demoted, suspended or otherwise taken any adverse employment action against any employee who had previously submitted to his or her supervisor or anyone else in a position of authority with any of the Acquired Companies any written complaint, concern or allegations regarding any alleged unlawful or unethical conduct by any of the Acquired Companies or its employees.

(e) Except as set forth in Section 3.15(e) of the Sellers Disclosure Schedules, with respect to the business of the Acquired Companies:

(i) To Sellers’ Knowledge, no officer of any of the Acquired Companies is currently a party to any confidentiality, non-competition or proprietary rights agreement between such employee and any Person other than the Acquired Companies that would be material to the performance of such employee’s employment duties or the ability of such entity or Buyer to conduct the business of such entity;

(ii) There is no current workmen’s compensation Liability, experience or matter outside the Ordinary Course of Business; and

(iii) There is no current employment-related charge, complaint, grievance, investigation or inquiry that is pending or, to Sellers’ Knowledge, threatened in any forum, relating to an alleged violation or breach by any of the Acquired Companies (or its or their officers or directors) of any applicable Laws, regulations or Contracts.

(f) There are no Contracts under which a leasing, staffing or temporary services company provides workers to any of the Acquired Companies.

(g) With respect to the transactions contemplated by this Agreement, any notice required under any Law or collective bargaining agreement has been given and all bargaining obligations with any employee representative have been satisfied.

(h) Except as set forth in Section 3.15(h) of the Sellers Disclosure Schedules, since January 1, 2019 there have been no claims, complaints or assertions of sexual harassment engaged in by any current or former employee, whether or not such claims, complaints or assertions of sexual harassment have resulted in the filing of a lawsuit, an arbitration demand or a charge of discrimination with any Governmental Body.

Section 3.16 Taxes. Except as set forth in Section 3.16 of the Sellers Disclosure Schedules:

(a) All material Tax Returns required to be filed under applicable Law by the Acquired Companies have been timely filed, taking into account all available extensions. Such Tax Returns are true, correct, and complete in all material respects. All material Taxes whether or not shown on such Tax Returns have been timely paid, taking into account all available extensions.

(b) No written claim, which remains unresolved, has ever been made by a Governmental Body in any jurisdiction that an Acquired Company was required to file a Tax Return in such jurisdiction which such Acquired Company had not filed. There are no Encumbrances on the assets of the Acquired Companies relating or attributable to Taxes, except for Permitted Encumbrances.

(d) No Governmental Body has issued a deficiency or asserted any other material claim for Taxes in writing against any Acquired Company that has not been fully resolved.

(e) No audit or other examination by any Tax authority of any Tax Return filed by any Acquired Company is currently in progress or pending to commence based upon written notification received by an Acquired Company from a Governmental Body.

(f) No written agreement or consents waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes of any of the Acquired Companies are currently in effect and no written requests from any Governmental Body for any such waivers or extensions are currently pending.

(g) No Acquired Company: (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or any affiliated, consolidated, combined or similar group for Tax purposes under state, local or non-U.S. Law; (ii) has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than commercial contracts not primarily related to Taxes), by assumption or, otherwise by operation of Law; or (iii) is a party to or bound by and has no obligation under any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or any other obligation to indemnify any other Person with respect to Taxes (other than pursuant to commercial agreements not primarily related to Taxes).

(h) No Acquired Company has participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) No Acquired Company is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Body.

(j) Each Acquired Company has, in accordance with all Tax withholding, employment, social security, and other similar provisions of applicable U.S. federal, state, local and foreign laws, (i) timely and properly withheld and paid all material Taxes required to be withheld and paid and (ii) complied with all material reporting requirements (including maintenance of required records with respect thereto) with respect to such payments.

(k) Each Acquired Company has timely collected all material sales, use, value added, goods and services, and similar Taxes required to be collected and has timely remitted such amounts required to be remitted to the appropriate Governmental Bodies, and has maintained (and submitted to the appropriate Governmental Bodies, if necessary) all applicable material records and supporting documents (including any applicable exemption certificates or other proof of exemption) in the manner required by applicable Tax Law.

(l) No Acquired Company shall be required (including as a result of the transactions contemplated hereby) to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date or pay any Tax for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law); (ii) use prior to Closing of an improper method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or prior to the Closing Date; (iv) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding provision of state, local or non-U.S. Tax Law); or (vi) loan made to it pursuant to any Pandemic Response Law or deferral of any payment of Taxes (including payroll Taxes) otherwise due (including through any automatic extension or other grant of relief provided by a Pandemic Response Law) made on or prior to the Closing Date.

(m) The Company is, and at all times since its formation has been, properly classified as a partnership, for U.S. federal income Tax purposes, and each of its Subsidiaries is properly classified for U.S. federal income Tax purposes in the manner set forth in Section 3.16(m) of the Sellers Disclosure Schedules.

(n) Except as set forth on Section 3.16(n) of the Sellers Disclosure Schedules, no power of attorney has been granted by or with respect to an Acquired Company with respect to any matter relating to material Taxes that shall remain in effect after the Closing.

(o) Section 3.16(o) of the Sellers Disclosure Schedules sets forth all jurisdictions in which an Acquired Company is or has been subject to income Tax for Tax periods ending on or after December 31, 2017.

(p) No Governmental Body treats any Acquired Company for any material Tax purpose as resident in a country (or as having a permanent establishment) other than in the countries in which such Acquired Company files Tax returns.

(q) Each Acquired Company that does business outside of the United States is duly registered for VAT purposes in each applicable non-U.S. country in which it does business and has complied with all material and relevant statutory provisions, regulations, and any other rules or conditions pursuant thereto relating to VAT, and has duly paid or provided for all amounts of VAT for which it is liable.

Section 3.17 Environmental, Health and Safety Matters. Except as set forth in Section 3.17 of the Sellers Disclosure Schedules:

(a) The Acquired Companies are in material compliance, and for the past five (5) years have complied in all material respects, with all applicable Environmental, Health and Safety Laws (which compliance includes, but is not limited to, the possession of all material Permits and other material governmental authorizations required under applicable Environmental, Health and Safety Laws, and compliance with the terms and conditions thereof). All such Permits and governmental authorization have been made available to Buyer.

(b) In the past five (5) years, neither the Acquired Companies nor, to the extent applicable to the Acquired Companies, their predecessors or Affiliates have received any Order or written notice, in each case regarding any actual or alleged material violation of Environmental, Health and Safety Law from any Governmental Body.

(c) (i) There is no Legal Proceeding pursuant to any Environmental, Health and Safety Law pending or, to Sellers’ Knowledge, threatened against any Acquired Company and (ii) no Acquired Company is a party to any material Order issued pursuant to an Environmental, Health and Safety Law.

(d) No Acquired Company has received any written notice of potential material Liability under the Comprehensive Environmental Response, Compensation and Liability Act or any similar Environmental, Health and Safety Law.

(e) There has been no Release by an Acquired Company of Hazardous Materials at the Real Property or formerly owned or operated facilities that requires remedial investigation or action by an Acquired Company pursuant to any applicable Environmental, Health and Safety

Law; and no facts, events, or conditions relating to the ownership or operations of an Acquired Company or its predecessors or Affiliates could reasonably be expected to give rise to any other material liabilities pursuant to Environmental, Health and Safety Law.

(f) Sellers and each Acquired Company have made available to Buyer all material written environmental regulatory compliance audits, environmental site assessments, risk assessment reports, corrective action reports, and other similar material environmental documents in the possession of Sellers and each Acquired Company, including, but not limited to any Phase I and Phase II environmental assessments, relating to environmental matters at its current properties and facilities.

(g) None of the following is present at the Real Property: (i) underground storage tanks, except as set forth in Section 3.17 of the Sellers Disclosure Schedules; (ii) landfills or surface impoundments; or (iii) Environmental Contamination for which an Acquired Company would incur material liability.

(h) Other than pursuant to third party management agreements (true and correct copies of which have been made available to Buyer), neither Sellers nor any Acquired Company has assumed or undertaken by Contract any material Liability of any other Person pursuant to Environmental, Health and Safety Law.

Section 3.18 Real Property.

(a) Owned Real Property.

(i) Section 3.18(a)(i) of the Sellers Disclosure Schedules sets forth a true, correct and complete list of all primary addresses for the real property owned by the Acquired Companies and constituting a marina asset and for the other real property owned by the Acquired Companies, (each owned real property, individually, or collectively, the “Owned Real Property”). With respect to each parcel of Owned Real Property:

(A) The applicable Acquired Company has good, valid and (with respect to Owned Real Property located within the United States) marketable title to such Owned Real Property, free and clear of all Encumbrances except for Permitted Encumbrances;

(B) Except as set forth in the rent rolls provided to Buyer pursuant to Section 3.18(c), and expressly excluding licenses of marina slips and any other licenses granted in the ordinary course of business, none of the Acquired Companies has leased or otherwise granted to any Person the exclusive right to occupy such Owned Real Property or any material portion thereof, unless such lease or right of occupancy shall expire on its own terms within six (6) months of the Closing or is freely terminable by an Acquired Company on no more than ninety (90) days’ notice; and

(C) There are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Leased Real Property.

(i) Section 3.18(b) of the Sellers Disclosure Schedules sets forth a true, correct and complete list of all leases and subleases (including ground leases) as of the date hereof pursuant to which any Acquired Company is a lessee, including any Concession Agreements (the “Real Property Leases,” and the leasehold interest, “Leased Real Property”) and the primary addresses for each Leased Real Property. The Acquired Companies have delivered or made available to Buyer a true and complete copy of each such Real Property Lease or amendment thereto, and in the case of any oral Real Property Lease, a written summary of the material terms of such Real Property Lease. Except as set forth in Section 3.18(b) of the Sellers Disclosure Schedules, with respect to each of the Real Property Leases:

(A) Except as may be limited by the Enforceability Limitations, the applicable Acquired Company has a valid, binding and enforceable leasehold interest in or license to operate on each of the Leased Real Properties which is leased from a third party, free and clear of all Encumbrances (other than Permitted Encumbrances);

(B) Sellers have not received any notice of any material disputes with respect to such Real Property Lease;

(C) None of the Acquired Companies have received or sent any written notice of, and the Acquired Companies are not otherwise aware of, any material default or event that (with due notice or lapse of time or both) would constitute a material default by any of the Acquired Companies or by the other party under any Real Property Lease, other than defaults that have been cured or waived in writing or that would otherwise be satisfied at, before or in connection with the Closing;

(D) The other party to such Real Property Lease is not an Affiliate of, and, except as may be set forth under such Real Property Lease, otherwise does not have any economic interest in, any of the Acquired Companies; and

(E) None of the Acquired Companies has collaterally assigned such Real Property Lease or any interest therein, and there are no Encumbrances on the estate or interest created by such Real Property Lease, other than Permitted Encumbrances.

(c) On or prior to the date hereof, Sellers have provided to Buyer a rent roll setting forth all material Owned Real Property Leases and material Leased Real Property Subleases (collectively, the “Landlord Leases”), including the date and name of the parties to each Landlord Leases. Sellers shall make available to Buyer, promptly upon request, a true and complete copy of any Landlord Lease, including all written amendments and modifications thereto. Except as set forth in Section 3.18(c) of the Sellers Disclosure Schedules, with respect to each Landlord Lease for which annual rent exceeds [****] per annum: (i) such Landlord Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Enforceability Limitations; (ii) neither the applicable Acquired Company nor any other party to such Landlord Lease is in material breach of or default thereunder, and no event has occurred or circumstance exists that (with due notice or lapse of time or both) would constitute such a material breach of or default under such Landlord Lease; (iii) the other party to such Landlord Lease is not an Affiliate of, and otherwise does not have any economic interest in, any of the Acquired Companies; and (vi) there are no Encumbrances on the estate or interest created by such Landlord Lease, other than Permitted Encumbrances.

(d) The Real Property comprises all of the real property currently used in the conduct of the business of the Acquired Companies, and is sufficient to permit the continued conduct of the business of the Acquired Companies after the Closing in substantially the same manner in all material respects as conducted prior to the Closing.

(e) Except as otherwise identified in any property condition assessment reports made available to Buyer, and subject to repair and maintenance requirements in the ordinary course of business: (i) there are no material defects to any buildings, structures, fixtures, building systems and equipment, and all components thereof included in the Real Property (the “Improvements”) that would materially impede or impair the conduct of the business of the Acquired Companies after the Closing in substantially the same manner in all material respects as conducted prior to the Closing; and (ii) there are no material structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, materially impair the continued conduct of the business of the Acquired Companies after the Closing in substantially the same manner in all material respects as conducted prior to the Closing.

(f) Except as set forth in Section 3.18(f) of the Sellers Disclosure Schedules: (i) there is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened in writing, affecting any parcel of Real Property or any portion thereof or interest therein; and (ii) there is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened in writing, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, which would impair the continued conduct of the business of the Acquired Companies after the Closing in substantially the same manner in all material respects as conducted prior to the Closing.

(g) Except as set forth in Section 3.18(g) of the Sellers Disclosure Schedule: (i) the Real Property is in material compliance with all material building, zoning, subdivision, health and safety and other land use laws affecting the Real Property (collectively, the “Real Property Laws”) (other than any Permitted Encumbrances), and the current use and occupancy of the Real Property by the applicable Acquired Company and the continued conduct of the business of the Acquired Companies in substantially the same manner in as conducted prior to the Closing does not materially violate any material Real Property Laws (other than any Permitted Encumbrances); and (ii) none of the Acquired Companies has received any notice of violation of any Real Property Law.

(h) No parcel of Real Property is lacking (i) vehicular and pedestrian access to a public street adjoining the Real Property, or (ii) in connection with the Real Property located in the United States, vehicular and pedestrian access to a public street via an appurtenant easement benefitting such parcel of Real Property; and such access is not dependent on any land or other real property interest that is not included in the Real Property. To the extent any of the Improvements or any portion thereof is dependent for its access, use or operations on any land, building, or improvement that is not included in the Real Property (“Supporting Property”), the applicable Acquired Company has a valid, legal, and enforceable right in or with respect to such Supporting Property sufficient to provide such access, use, or operation of the Improvements or portion thereof in question.

(i) Except as set forth in Section 3.18(i) of the Sellers Disclosure Schedules, all utilities services used in the current conduct of the business of the Acquired Company, including water, gas, electrical, telecommunications, sewer, storm and waste water systems for the Real Property have been installed and are operational.

(j) Sellers have made available to Buyer all certificates of occupancy, permits, licenses, franchises, approvals and authorizations of all governmental and quasi-governmental authorities in Sellers’ possession (collectively, the “Real Property Permits”) required to use or occupy the Real Property and conduct of the business of the Acquired Companies without Adverse Operational Impact. Section 3.18(j) of the Sellers Disclosure Schedules list all material Real Property Permits held by any of the Acquired Companies with respect to each parcel of Real Property. Except as set forth in Section 3.18(j) of the Sellers Disclosure Schedules: (i) all material Real Property Permits required to use or occupy the Real Property and conduct the business of the Acquired Companies have been issued and are in full force and effect, except where the failure to have such Real Property Permits would not have an Adverse Operational Impact; and (ii) none of the Acquired Companies has received any notice from any governmental authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit.

(k) Except as set forth in Section 3.18(k) of the Sellers Disclosure Schedules, there are no “permitted non-conforming uses” or “permitted non-conforming structures” or similar variances, exemptions or approvals from any governmental authority that would materially affect or prohibit rebuildability or restoration of use in the event of a casualty.

(l) Except for Permitted Encumbrances, there exists no Encumbrances on the title record or unrecorded agreement that materially impairs the use and operation of any Real Property in the conduct of the business of the Acquired Companies.

(m) Except as set forth in Section 3.18(m) of the Sellers Disclosure Schedule or otherwise indicated on any land survey made available by Sellers to Buyer, none of the Improvements encroaches on any land that is not included in the Real Property or on any easement affecting such Real Property, or violates any building lines or set-back lines, and there are no material encroachments onto the Real Property, or any portion thereof, that impair the conduct of the business of the Acquired Companies.

(n) Except as set forth in Section 3.18(n) of the Sellers Disclosure Schedules: (i) each parcel of Real Property is a separate lot for real estate tax and assessment purposes, and no other real property is included in such tax parcel; (ii) Sellers have received no written notice of delinquent Taxes, assessments, fees, charges or similar costs or expenses imposed by any governmental authority, association or other entity having jurisdiction over the Real Property with respect to any Real Property.

Section 3.19 Insurance. Section 3.19 of the Sellers Disclosure Schedules sets forth material insurance policies maintained by an Acquired Company as of the date hereof. Except as otherwise indicated in Section 3.19 of the Sellers Disclosure Schedules, such policies are in full force and effect, and all premiums due on such policies have either been paid or will be paid when due, except, in each case, as has not had a Company Material Adverse Effect. Sellers have made available to Buyer accurate and complete copies of all insurance policies maintained by the Acquired Companies.

Section 3.20 Brokers. Except for Moelis & Company and the counterparty to the consultation agreement in connection with IGY-Red Frog LLC, no broker, finder, investment banker, agent or other similar Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or any Acquired Company.

Section 3.21 Tangible Assets. The tangible assets material to the business of the Acquired Companies, taken as a whole, whether owned or leased by the Acquired Companies are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used.

Section 3.22 Notes and Accounts Receivable. All notes and receivables of each of the Acquired Companies are reflected properly on its books and records and in the Financial Statements, represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business, are valid receivables subject to no setoffs, expenses, counterclaims or other reduction, and are current and collectible. To Sellers’ Knowledge, there is no reason or grounds to believe that such notes and receivables will not be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts (which reserve is adequate and calculated consistent with past practice in the preparation of the Financials Statements) set forth on the face of the Unaudited Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies.

Section 3.23 Powers of Attorney. Except as set forth in Section 3.23 of the Sellers Disclosure Schedules, there are no outstanding powers of attorney executed on behalf of any of the Acquired Companies.

Section 3.24 Guaranties. Except as set forth in Section 3.24 of the Sellers Disclosure Schedules, no Acquired Company is a guarantor, surety or otherwise is liable for any performance guarantees of any other Person.

Section 3.25 Certain Business Relationships with the Acquired Companies. None of Sellers, their Affiliates or the Acquired Companies’ directors, officers or employees: (i) have been involved in any business arrangement or relationship with any of the Acquired Companies within the past twelve (12) months (other than employment arrangements entered into with any of the Acquired Companies in the Ordinary Course of Business and management fee agreements to be terminated as of Closing) or (ii) is a party to any Contract with any of the Acquired Companies. None of Sellers, their Affiliates or the Acquired Companies’ directors, officers or employees owns any asset that is used in the business of any of the Acquired Companies.

Section 3.26 IGY NB FB and IGY Acquisition. As of the Closing, none of the Acquired Companies (nor the Buyer post-Closing), shall have any Liability arising out of, relating to or otherwise in respect to the operation of IGY NB FB and IGY Acquisition, or any of their respective Subsidiaries (other than the Acquired Companies).

Section 3.27 Exclusivity of Representations and Warranties. None of Sellers or any of their Affiliates or their respective Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, statutory or otherwise, except for the representations and warranties of such Seller as expressly set forth in this Article 3, any Ancillary Agreement or any certificate or other instrument delivered pursuant hereto or thereto and each Seller hereby disclaims any such other representations or warranties; provided, however, that for the avoidance of doubt the foregoing shall not limit the Liability of any Seller in the case of Fraud with respect to the representations and warranties in this Article 3, any Ancillary Agreement or any certificate or other instrument delivered pursuant hereto or thereto.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

Section 4.1 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Buyer has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Agreements to which it is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate or other similar action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations. Each of the Ancillary Agreements to which Buyer is or will be a party has been or will be duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

Section 4.2 No Conflicts; Consents.

(a) Subject to receipt of the Consents and Permits, and making of the declarations, filings and notices, referred to in Section 4.2(b), none of the execution, delivery or performance by Buyer of this Agreement, nor the consummation of the transactions contemplated hereby, shall:

(i) result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer;

(ii) result in a violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby under, any Law or Order applicable to Buyer; or

(iii) (A) result in a violation or breach of, (B) constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate or cancel or (D) require the Consent of any other Person under, any material Contract to which Buyer is a party or is bound or to which any of the properties or assets of Buyer are subject; except in the case of clauses Section 4.2(a)(ii) and Section 4.2(a)(iii) where such conflict, violation, breach, event of default or other result described in such clauses would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) No Consent, Permit, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act and Consents required pursuant to any other Antitrust Laws and (ii) such Consents, Permits, declarations, filings or notices the failure of which to make or obtain would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.3 Legal Proceedings; Governmental Orders. (a) There is no pending Legal Proceeding and, to Buyer’s Knowledge, no Person has threatened to commence any Legal Proceeding against Buyer that challenges, or that could have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, and (b) there is no Order applicable to Buyer that could have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 4.4 Sufficiency of Funds; Solvency.

(a) Buyer currently has and will have on the Closing Date sufficient funds available to consummate the transactions contemplated hereby, including to pay the Purchase Price and the fees and expenses of Buyer related to the transactions contemplated hereby.

(b) Immediately after giving effect to the transactions contemplated by this Agreement, Buyer shall be solvent and shall (i) be able to pay its debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (iii) have adequate capital to carry on its businesses. Buyer acknowledges that, in connection with the transactions contemplated by this Agreement, (A) no transfer of property is being made and no obligation is being incurred with the intent to hinder, delay or defraud either present or future creditors of Buyer, Sellers or any of the Acquired Companies, and (B) Buyer has not incurred, and does not plan to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.5 Brokers. Except for Raymond James & Associates, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.6 Investment Purpose. Buyer is acquiring the units for its own account for investment only and not with a view to (or for) resale in connection with any public sale or distribution thereof. Buyer acknowledges that the Purchased Units are not registered under the

Securities Act or any state securities laws, and that the Purchased Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer acknowledges that it is a sophisticated party and has sufficient experience and expertise to evaluate, and is fully informed as to, the risks of the transactions contemplated by this Agreement and ownership of the Purchased Units, and that Buyer has been adequately represented by counsel. Buyer acknowledges that Sellers have given Buyer and its Representatives the opportunity to ask questions of Sellers and the Acquired Companies and to acquire such additional information regarding the business and financial condition of the Acquired Companies as Buyer has requested.

Section 4.7 Independent Investigation; No Other Representations and Warranties.

(a) Buyer has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the business, operations, assets, condition (financial or otherwise) and prospects of the Acquired Companies. Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises, records and other documents and information of and relating to the Acquired Companies for such purpose. In entering into this Agreement, Buyer acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on and is not relying on any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Sellers or any Acquired Company except for the representations and warranties expressly set forth in Article 3 or in the certificate contemplated by Section 7.2(d) (and, with respect to such representations and warranties, subject to any limitations included in this Agreement).

(b) Buyer acknowledges and agrees that: (i) other than the representations and warranties expressly set forth in Article 3, none of Sellers, any Acquired Company or any other Person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Acquired Companies, including any representation or warranty as to (A) value, merchantability or fitness for a particular use or purpose or for ordinary purposes, (B) the operation or probable success or profitability of the Acquired Companies following the Closing, or (C) the accuracy or completeness of any information regarding the Acquired Companies made available or otherwise provided to Buyer and its Representatives in connection with this Agreement or their investigation of the Acquired Companies (including any estimates, forecasts, budgets, projections or other financial information with respect to the Acquired Companies); and (ii) Buyer shall have no right or remedy (and Sellers shall have no Liability whatsoever) arising out of, and Buyer expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Sellers or any Acquired Company, including in any information regarding the Acquired Companies made available or otherwise provided to Buyer and its Representatives in connection with this Agreement or their investigation of the Acquired Companies (including any estimates, forecasts, budgets, projections or other financial information with respect to the Acquired Companies), or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Article 3.

ARTICLE 5
COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing (the “Pre-Closing Period”), except as: (i) otherwise provided in or permitted by this Agreement, (ii) set forth in Section 5.1(a) of the Sellers Disclosure Schedules, (iii) required by any Law or Order (including any COVID-19 Measures) applicable to Sellers or any Acquired Company or the assets, or operation of the business, of Sellers or any Acquired Company or any Contract to which an Acquired Company is party or by which any of the Acquired Companies’ assets or properties are bound (with prompt notice of any material action taken in connection therewith made to Buyer to the extent practicable), (iv) for actions taken in Sellers’ reasonable judgment that are necessary to protect the health and safety of the employees, customers and suppliers of any Acquired Company in response to the COVID-19 Pandemic or any COVID-19 Measures (with prompt notice of any material action taken in connection therewith made to Buyer to the extent practicable), or (v) consented to in writing (including via email) by Buyer’s Chief Executive Officer, Chief Financial Officer or Vice President of Legal Affairs (which consent shall not be unreasonably withheld, conditioned or delayed, and provided that the failure of Buyer to respond to such a request for consent within five (5) Business Days thereafter shall be deemed to constitute consent) (provided that, with respect to clauses (ii), (iii) and (iv) above, Sellers shall consult (via email or otherwise) with any of the Buyer’s Chief Executive Officer, Chief Financial Officer or Vice President of Legal Affairs and consider reasonable requests by Buyer prior to taking any such action), Sellers shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to (A) operate the business of the Acquired Companies in the Ordinary Course of Business, and (B) maintain and preserve the Acquired Companies’ present business organizations, assets and technology, subject to ordinary wear and tear; provided, however, that (1) no action or inaction by Sellers or any of the Acquired Companies with respect to any matters specifically addressed by any clause of Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action or inaction would constitute a breach of such clause of Section 5.1(b), and (2) Buyer’s consent with respect to any action or matter pursuant to Section 5.1(b) shall be deemed to constitute consent for all purposes under this Agreement, including for purposes of this Section 5.1(a). Any request for consent pursuant to this Section 5.1(a) shall be sent to each of Buyer’s Chief Executive Officer, Chief Financial Officer and Vice President of Legal Affairs in accordance with Section 11.2. For the avoidance of doubt, the consent of any one of the Chief Executive Officer, Chief Financial Officer or Vice President of Legal Affairs shall be sufficient for purposes of this Section 5.1(a).

(b) Without limiting the generality of the foregoing Section 5.1(a), during the Pre-Closing Period, except as (x) otherwise provided in or permitted under this Agreement, (y) set forth in Section 5.1(b) of the Sellers Disclosure Schedules, or (z) as required by any Law or Order (including any COVID-19 Measures) applicable to Sellers or any Acquired Company or the assets, or operation of the business, of Sellers or any Acquired Company or any Contract to which an Acquired Company is party or by which any of the Acquired Companies’ assets or properties are bound (provided that, with respect to clause (y) and (z), Sellers shall consult with Buyer and consider reasonable requests by Buyer prior to taking any such action), Sellers shall not, and shall cause the Acquired Companies not to, take any of the following actions without the prior written consent (including via email) of any of Buyer’s Chief Executive Officer, Chief Financial Officer or Vice President of Legal Affairs (which consent shall not be unreasonably withheld, conditioned or delayed and provided that the failure of Buyer to respond to such a request for consent within five (5) Business Days thereafter shall be deemed to constitute consent) (for the avoidance of doubt, any request for consent pursuant to this Section 5.1(b) shall be sent to each of Buyer’s Chief Executive Officer, Chief Financial Officer and Vice President of Legal Affairs):

(i) make any amendment to the Organizational Documents of the Acquired Companies;

(ii) issue, sell, grant, pledge or otherwise dispose of or grant or suffer to exist any Encumbrance with respect to any of the Acquired Companies’ capital stock, or grant any options, warrants or other rights to acquire any such capital stock or other interest or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest;

(iii) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of any Acquired Company, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law on behalf of any Acquired Company or consent to the filing of any bankruptcy petition against any Acquired Companies under any similar Law;

(iv) create any Subsidiary of an Acquired Company;

(v) redeem, repurchase or otherwise reacquire, split, combine or reclassify any capital stock of any Acquired Company or otherwise change the capital structure of any Acquired Company;

(vi) make any changes in any accounting methods, principles or practices except as required by GAAP or as disclosed in the notes to any of the Financial Statements;

(vii) terminate, materially amend, materially modify, accelerate, renew, grant a waiver of any material rights or material obligation under, any Material Contract or Real Property Lease or enter into any Contract that would be a Material Contract or Real Property Lease if such Contract was in effect on the date hereof, in each case, other than: (A) in connection with any Indebtedness that will be repaid on the Closing Date; (B) in connection with the Cannes Project in France to the extent that (x) any such action is taken in accordance with the Cannes Project budget or the Concession Agreement for the Cannes Project, or (y) such action relates to any non-recourse debt in connection with the Cannes Project; (C) [****] (D) in connection with the Trident Program to the extent any such action is taken in accordance with the Trident Program budget set forth in Exhibit C hereto; (E) in connection with the Ibiza project in Spain; and (F) any Contract for professional services from accounting firms, investment bankers and legal advisors terminable by its terms within thirty (30) days;

(viii) commit to make any capital expenditures that would be required to be paid post-Closing (A) other than expressly provided for in the budget set forth on Section 5.1(b)(viii) of the Sellers Disclosure Schedules (even if the cost of such expenditure exceeds the budgeted amount by no more than 15%) or in an amount not exceeding U.S.$1,000,000 in the aggregate, and (B) except (1) to remediate any condition which in the reasonable judgement of Sellers is a threat to life or safety, or (2) in the judgement of Sellers, as is covered by an insurance policy;

(ix) incur, assume or guarantee any Indebtedness for borrowed money other than Indebtedness that will be repaid on, prior to or in connection with the Closing Date;

(x) grant or suffer to exist any material Encumbrance, other than Permitted Encumbrances, on any properties or assets, tangible or intangible, of the Acquired Companies;

(xi) sell, lease, pledge, abandon, assign or otherwise dispose of any of the material assets, properties or rights of any Acquired Company except pursuant to existing Contracts set forth in Section 5.1(b)(xi) of the Sellers Disclosure Schedules or in the Ordinary Course of Business;

(xii) purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or division thereof;

(xiii) make any capital contributions or any loan to any other Person (other than Acquired Companies) (or series of related capital contributions and loans);

(xiv) delay or postpone the payments of accounts payable or other liabilities outside the Ordinary Course of Business;

(xv) extend credit to customers outside the Ordinary Course of Business;

(xvi) except (A) as otherwise required by Law, (B) as required pursuant to existing Benefit Plans in effect on the date of this Agreement, or (C) for in the Ordinary Course of Business: (1) grant any material increase in compensation, benefits or severance other than in connection with the Closing to any employee, director or service provider of the Company or any of its Subsidiaries, or (2) adopt, terminate or materially amend any Benefit Plan or any collective bargaining agreement, union contract or similar labor arrangement, other than in each of (1) and (2), grants or commitments to grant transaction bonuses, change in control payments and similar payments payable by the Acquired Companies at the Closing;

(xvii) settle any Legal Proceeding set forth on Section 5.1(b)(xvii) of the Sellers Disclosure Schedules or where such settlement would impose any material restrictions or limitations upon the operations or business of the Acquired Companies following the Closing;

(xviii) make or change any material Tax election, file any material amended Tax Return, change any Tax accounting period, settle any material Tax claim, enter into any “closing agreement” with any Governmental Body with respect to any material Tax matter, or request any extension or waiver of the limitations period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(xix) discourage, advise or take any action that is designed or intended to have the effect of discouraging any employee of the Acquired Companies to postpone or delaying using any vacation time or other paid leave until after the Closing;

[****]

(xxi) agree in writing to take any of the actions in the foregoing clauses (i) through (xx).

(c) Except as specifically set forth herein, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the business and operations of the Acquired Companies prior to the Closing. Prior to the Closing, Sellers and the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Acquired Companies.

Section 5.2 Access to Information.

(a) During the Pre-Closing Period, Sellers shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to provide Buyer and its Representatives with reasonable access to: (i) all of the Acquired Companies’ properties and assets; (ii) all senior management of the Acquired Companies, or any person set forth on Section 5.2(a) of the Sellers Disclosure Schedules; and (iii) any other information relating solely to the business, properties, assets and personnel of the Acquired Companies as Buyer or any of its Representatives may reasonably request, including (x) any material Legal Proceeding commenced or threatened against, relating to or involving or otherwise affecting the Acquired Companies or (y) any occurrence that materially affects the assets, liabilities, business, financial condition, operations or prospects of the Acquired Companies. All access and investigation pursuant to this Section 5.2(a) shall be (A) conducted during normal business hours upon reasonable advance notice to Sellers, (B) conducted in such a manner as not to interfere with the normal operations of the Acquired Companies, (C) coordinated through the Company’s chief executive officer, general counsel or designee thereof, and (D) conducted at Buyer’s sole cost and expense, and Sellers shall have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 5.2(a). Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, neither Sellers nor any Acquired Company shall be required to provide access or disclose information where such access or disclosure would, in Sellers’ reasonable judgment: (1) jeopardize the attorney-client privilege or other immunity or protection from disclosure of Sellers or any Acquired Company, (2) conflict with any (x) Law or Order (including any COVID-19 Measures, competition and/or antitrust Law, the EU General Data Protection Regulation (EU) 2016/679 and its implementing regulation (collectively, the “GDPR”), and the UK GDPR as defined in the Data Protection, Privacy and Electronic Communications (EU Exit) Regulations 2019 (“UK GDPR”)) applicable to Sellers or any Acquired Company or the assets, or operation of the business, of Sellers or any Acquired Company, (y) Contract to which an Acquired Company is party or by which any of the Acquired Companies’ assets or properties are bound or (z) other obligation of confidentiality, or (3) result in the disclosure of competitively sensitive information; provided, however, that, in such instances, Sellers shall inform Buyer of the general nature of the information being withheld and, upon Buyer’s request and at Buyer’s sole cost and expense, reasonably cooperate with Buyer to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (1), (2) and (3). Notwithstanding any of the foregoing, the Acquired Companies may limit the access provided for in this Section 5.2(a) to the extent such access, as reasonably determined by the Acquired Companies in light of the COVID-19 Pandemic or any COVID-19 Measures, would jeopardize the health and safety of any of the employees or other representatives of the Acquired Companies; provided, that if such access is limited, Sellers shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to provide such access in an alternative manner, including via virtual or electronic means. Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, without the prior written consent of Sellers (which consent may be withheld for any reason), (x) Buyer shall not, and shall cause its Affiliates and its Representatives not to, contact any Governmental Body, vendor, supplier, customer, lender, counterparty to a Material Contract, or joint venture partner of an Acquired Company regarding the business, operations, or prospects of the Acquired Companies or this Agreement or the transactions contemplated hereby, and (y) Buyer shall have no right to perform invasive or subsurface investigations of the properties or facilities of any Acquired Company.

(b) Buyer shall hold any information obtained pursuant to Section 5.2(a) in confidence in accordance with the Confidentiality Agreement.

Section 5.3 Exclusivity. During the Pre-Closing Period, other than with respect to the transactions contemplated hereby, Sellers, the Acquired Companies and their respective Affiliates shall not, and shall use best efforts to cause the Representatives of Sellers not to, directly or indirectly: (a) solicit, initiate or encourage any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Transaction, or (b) enter into any discussions or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, any offer that constitutes, or would reasonably be expected to lead to, an Alternative Transaction. Sellers shall notify Buyer immediately if any Person makes a proposal, offer, inquiry or contact with respect to the matters described in this Section 5.3.

Section 5.4 Notification of Certain Matters. During the Pre-Closing Period, each Party shall promptly notify the other Party in writing of: (a) any occurrence of which it is aware that results or is reasonably likely to result in any of the conditions set forth in Article 7 becoming incapable of being satisfied; (b) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) any written notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; or (d) any material errors in or material omissions from the Sellers Disclosure Schedules. No disclosure pursuant to this Section 5.4 shall be deemed to amend or supplement the Sellers Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty or breach of covenant. For the avoidance of doubt, either Party’s failure to give notice of any such occurrence as required pursuant to this Section 5.4 shall not be (i) deemed to be a breach of the covenant contained in this Section 5.4, but instead shall (if applicable) constitute only a breach of the applicable underlying representation, warranty, covenant or agreement, or (ii) taken into account in determining whether the conditions to Closing set forth in Article 7 have been satisfied.

Section 5.5 Efforts to Consummate. Subject to Section 5.6 and Section 5.7, during the Pre-Closing Period, each of Buyer and Sellers shall, and Sellers shall cause the Acquired

Companies to, use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable, including satisfaction (but not waiver) of the conditions to Closing set forth in Article 7. Neither Party nor any of its Affiliates or Representatives shall take any action that could reasonably be expected to have the effect of delaying, impairing or impeding the consummation of the Closing.

Section 5.6 Consents.

(a) During the Pre-Closing Period, each of Buyer and Sellers shall, and Sellers shall cause the Acquired Companies to, use commercially reasonable efforts to give all notices to, and obtain all Consents from, all Persons required pursuant to any Material Contract, provided, however, that Sellers shall not have any obligation to (i) amend or modify any Contract, (ii) pay any consideration to any Person for the purpose of obtaining any such Consent or (iii) pay any costs and expenses of any Person resulting from the process of obtaining such Consent (other than with respect to the fee required to be paid in connection with the Consent listed in Section 7.2(h), which shall be borne 50% by Buyer and 50% by Sellers).

(b) Buyer acknowledges that certain Consents with respect to the transactions contemplated by this Agreement may be required from parties to the Material Contracts and other Contracts to which an Acquired Company is party and that such Consents may not be obtained prior to Closing and are not conditions to the consummation of the transactions contemplated hereby. Sellers shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any such Consents or the termination of any Contract as a result of the transactions contemplated hereby. Buyer acknowledges that no representation, warranty or covenant of Sellers contained herein shall be breached or deemed inaccurate or breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such Consent, (ii) any such termination or (iii) any Legal Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Consent or any such termination.

Section 5.7 Governmental Approvals.

(a) Subject to the other terms and conditions of this Section 5.7, during the Pre-Closing Period, each of Buyer and Sellers shall, and each shall cause its respective Affiliates to, use reasonable best efforts to: (i) obtain, or cause to be obtained, the Consents of Governmental Bodies set forth in Section 5.7(a) of the Sellers Disclosure Schedules, including to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after filing, (ii) respond promptly to any requests for information made by any Governmental Body, including the FTC or the DOJ, (iii) cooperate fully with the other Party in promptly seeking to obtain all such Consents, and (iv) not take any action that could reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any such Consents. Buyer and Sellers shall prepare and file (A) as soon as reasonably practicable, the required Notification and Report Forms under the HSR Act with the FTC and the DOJ, (B) within ten (10) Business Days of the date of this Agreement, the filings to obtain the written Consent from the Minister of the Economy of France, and (C) as promptly as practicable, the other notifications, filings, registrations submissions or other materials required or necessary to obtain the other Consents of Governmental Bodies set forth in Section 5.7(a) of the Sellers Disclosure Schedules. All filings made in connection with the foregoing sentence shall be made in substantial compliance with the requirements of applicable Law, including Antitrust Laws. All filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 5.7(a) shall be paid 50% by Buyer and 50% by Sellers.

(b) To the extent not prohibited by applicable Law, each of Buyer and Sellers shall: (i) promptly notify and furnish the other Party copies of any correspondence or communication (including, in the case of any oral correspondence or communication, a summary thereof) between it or any of its Affiliates or any of their respective Representatives, on the one hand, and any Governmental Body, on the other hand, or any filing such Party submits to any Governmental Body, other than any correspondence in the Ordinary Course of Business or relating to any current or potential Concession Agreement; (ii) consult with and permit the other Party to review in advance any proposed filing and any written or oral communication or correspondence by such Party to any Governmental Body; provided, however, that such requirements shall not apply to review of a Party’s Notification and Report Form (including attachments thereto) filed pursuant to the HSR Act; and (iii) consider in good faith the views of such other Party in connection with any proposed filing and any written or oral communication or correspondence to any Governmental Body, in each case, to the extent relating to the subject matter of this Section 5.7 or the transactions contemplated by this Agreement. Neither Buyer nor Sellers shall agree to, or permit any of its Affiliates or Representatives to, participate in any meeting or discussion with any Governmental Body in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 5.7 or any transaction contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Body, gives the other Party the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything in this Agreement to the contrary, Buyer and Sellers shall (and shall cause their respective Affiliates to), take any and all actions reasonably necessary to obtain any Consents required under or in connection with the HSR Act and any other Antitrust Law, and to enable all waiting periods under any Antitrust Law to expire, and to cause the Closing and the other transactions contemplated hereby to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Termination Date, including complying with or modifying any reasonable requests or inquiries for additional information or documentation (including any second request) by any Governmental Body. However, for the avoidance of doubt, Buyer shall have no obligation to divest, license or dispose of any of its assets or those of the Acquired Companies, or agree to any restriction on its activities. Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall Buyer, any Acquired Company or any of their respective Affiliates be obligated to commit to take any action pursuant to this Section 5.7(c), the consummation of which is not conditioned on the consummation of the Closing.

Section 5.8 Resignations. At the Closing, Sellers shall deliver to Buyer written resignation and release letters, effective as of the Closing Date, of each of the officers and directors of the Acquired Companies requested by Buyer in writing at least five (5) Business Days prior to the Closing, effectuating his or her resignation from such position as a member of the board of directors (or equivalent governing body) or as officer (although not as an employee unless otherwise so required pursuant to this Agreement), in a form reasonably satisfactory to the Parties as mutually agreed. Notwithstanding the foregoing, Buyer shall not ask the officers and directors of the Acquired Companies in Cyprus and the Netherlands to resign unless such officers and directors are replaced with officers and directors that would not affect such Acquired Company’s Taxes.

Section 5.9 Public Announcements. Except as otherwise expressly contemplated by or necessary to implement the provisions of this Agreement, and except for the press release to be issued by Buyer in the form previously reviewed by Sellers, neither Buyer nor Sellers (nor any of their respective Affiliates) shall issue any press release or otherwise make any public statements or disclosure with respect to the transactions contemplated by this Agreement without the prior written consent of the other Party, except to the extent such disclosure is required by applicable Law or the rules of any stock exchange, provided, however, that a Party seeking to make such disclosure during the Pre-Closing Period shall promptly notify the other Party thereof and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.

Section 5.10 Books and Records. For a period of six (6) years after the Closing, each of Buyer and Marina Holdings shall (and Buyer shall cause the Acquired Companies to) use commercially reasonable efforts to give Buyer or Marina Holdings, as the case may be, and its Representatives reasonable access during normal business hours to its Representatives, including employees, books and records and other information with respect to the Acquired Companies relating to periods prior to the Closing for any reasonable purpose, including as may be necessary for (i) the preparation of Tax returns and financial statements, and (ii) complying with any audit request, subpoena or other investigative demand by any Governmental Body or for any Legal Proceeding, subject in all cases to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable Laws relating to the confidentiality of information (including any Antitrust Laws). The access provided pursuant to this Section 5.10 shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Buyer and the Acquired Companies or Marina Holdings, as the case may be, and in no event shall Buyer, Marina Holdings or the Acquired Companies be required to furnish any documents or information pursuant to this Section 5.10 that are required by any applicable Law or Order to be kept confidential, or if furnishing such documents or information would reasonably be expected to jeopardize the status of such documents or information as privileged. Notwithstanding the foregoing, if the Parties are in an adversarial relationship in any Legal Proceeding, the furnishing of information, documents or records in accordance with this Section 5.10 shall be subject to any applicable rules relating to discovery.

Section 5.11 Confidentiality.

(a) The Confidentiality Agreement shall be deemed incorporated herein by reference as if set forth herein and shall continue in full force and effect until the Closing, unless this Agreement is terminated prior to the Closing, in which case the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) From and after the Closing until the date that is two (2) years after the Closing Date, Marina Holdings shall, and shall cause its Affiliates and Representatives to, keep confidential any and all non-public information relating to the Acquired Companies; provided, however, that Marina Holdings may disclose any such information to any of its limited partners (and their Representatives) and shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by Marina Holdings (with the advice of counsel) to be required by any applicable Law or Order, including applicable rules of any securities exchange. In the event that Marina Holdings or any of its Affiliates or Representatives are required by any applicable Law or Order to disclose any such non-public information, Marina Holdings shall: (i) to the extent permissible by such applicable Law or Order, provide Buyer with prompt written notice of such requirement, (ii) disclose only that information that Marina Holdings determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed, and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at Buyer’s request, reasonably cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Buyer’s sole cost and expense). Notwithstanding the foregoing, such non-public information shall not include information that: (A) is or becomes available to the public after the Closing other than as a result of a disclosure by Marina Holdings or its Affiliates or Representatives in breach of this Section 5.11(b), or (B) becomes available to Marina Holdings or its Affiliates or Representatives after the Closing from a source other than Buyer or its Affiliates or Representatives if the source of such information is not known by Marina Holdings or its Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or its Affiliates with respect to such information.

(c) From and after the Closing until the date that is two (2) years after the Closing Date, Buyer shall, and shall cause its Affiliates and Representatives to, keep confidential any and all non-public information relating to Sellers and their Affiliates (other than the Acquired Companies), including any information that was furnished to Buyer and its Affiliates or Representatives by Sellers or any of their Affiliates in connection with the transactions contemplated by this Agreement; provided, however, that Buyer shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined to be required by Buyer (with the advice of counsel) by any applicable Law or Order, including applicable rules of any securities exchange. In the event that Buyer or any of its Affiliates or Representatives are required by any applicable Law or Order to disclose any such non-public information, Buyer shall: (i) to the extent permissible by such applicable Law or Order, provide Marina Holdings with prompt written notice of such requirement, (ii) disclose only that information that Buyer determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed, and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at Marina Holdings’ request, reasonably cooperating with Marina Holdings to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Marina Holdings’ sole cost and expense). Notwithstanding the foregoing, such non-public information shall not include information that: (A) is or becomes available to the public other than as a result of a disclosure by Buyer or its Affiliates or Representatives in breach of this Section 5.11(c), (B) was in the possession of Buyer or its Affiliates or Representatives prior to its being furnished thereto in connection with this Agreement, (C) becomes available to Buyer or its Affiliates or Representatives from a source other than Marina Holdings or its Affiliates or Representatives if the source of such information is not known by Buyer or its Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Sellers or their Affiliates with respect to such information, or (D) is independently developed by Buyer or its Affiliates without breach of this Section 5.11(c).

Section 5.12 Director and Officer Indemnification and Insurance. Sellers may cause the Acquired Companies to obtain and fully pay for, at Sellers’ expense, one or more “tail” insurance policies effective as of the Closing Date with claims periods of at least six (6) years from and after the Closing Date, from an insurance carrier with the same or better credit ratings as the Acquired Companies’ current insurance carrier(s) with respect to officers’ and directors’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who are covered by the Acquired Companies’ existing D&O Insurance, with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as the Acquired Companies’ existing D&O Insurance with respect to matters arising out of or relating to acts or omissions occurring or existing (or alleged to have occurred or existed) at, prior to or after the Closing Date (including in connection with this Agreement and the transactions contemplated hereby), and Buyer shall cause the Acquired Companies to maintain such D&O Insurance in full force and effect for its full term.

Section 5.13 Employment and Benefits Arrangements.

(a) Compensation and Benefits. For not less than one year following the Closing, Buyer shall, or shall cause its Affiliates to, provide to each employee of the Acquired Companies as of immediately following the Closing (the “Retained Employees”): (i) a base salary or wage rate and incentive compensation opportunities at least equal to the base salary or wage rate and incentive compensation opportunities in effect for such Retained Employee before the Closing; and (ii) all other compensation and benefits that are substantially equivalent in the aggregate to the other compensation and benefits provided to such Retained Employee immediately prior to the Closing.

(b) Employee Service Credit. For all purposes (including vesting, eligibility to participate, level of benefits and calculations of severance) under the employee benefit plans of Buyer and its Affiliates providing benefits to any Retained Employees after the Closing Date (the “New Benefit Plans”), Buyer shall cause each Retained Employee to be credited with his or her years of service with the Acquired Companies and their respective predecessors and Affiliates prior to the Closing. In addition, and without limiting the generality of the foregoing, following the Closing Date, (A) Buyer shall cause each Retained Employee to be immediately eligible to participate, without any waiting time, in any and all corresponding New Benefit Plans, and (B) for purposes of each New Benefit Plan providing medical, dental, prescription drug and/or vision benefits to any Retained Employee, Buyer shall cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Retained Employee and his or her covered dependents, and (2) any eligible expenses incurred by such Retained Employee and his or her covered dependents during the portion of the plan year of the Benefit Plan ending on the date such Retained Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Retained Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan.

(c) WARN Act. For the ninety (90) day period immediately following the Closing, Buyer shall not, or shall cause its Affiliates, the Acquired Companies to not, take any action that would trigger notice obligations under the WARN Act with respect to any of the Retained Employees.

(d) No Third Party Beneficiaries. The provisions contained in this Section 5.13 are for the sole benefit of the Parties to this Agreement and nothing set forth in this Section 5.13 shall: (i) confer any rights or remedies, including any third party beneficiary rights, upon any employee or former employee of the Acquired Companies, any Retained Employee or upon any other Person other than the Parties hereto and their respective successors and assigns, (ii) be construed to establish, amend, or modify any Benefit Plan or any other benefit plan, program, agreement or arrangement, or (iii) subject to compliance with the other provisions of this Section 5.13, alter or limit Buyer’s or the Acquired Companies’ or any of its Subsidiaries’ ability to amend, modify or terminate any specific benefit plan, program, agreement or arrangement at any time.

Section 5.14 Use of “Island Global Yachting”. Buyer acknowledges and agrees that certain of Sellers and their Affiliates (other than the Acquired Companies) use “Island Global Yachting” (the “Name”) as part of their corporate names and trade names and that such Sellers and Affiliates shall have the right to continue using the Name as part of their corporate names and trade names, provided that (a) such right to use the Name as part of a corporate name or trade name shall cease ninety (90) days following the Closing Date, following which time such Sellers and Affiliates shall change any of their corporate names or trade names to names that do not include the Name and are not confusingly similar to the Name, and (b) the Name is not used for commercial purposes, provided further that nothing in this Agreement shall prevent or restrict Sellers and their Affiliates from using the Name to describe in an accurate manner the historical or ongoing relationship between the Acquired Companies, on the one hand, and Sellers and their Affiliates, on the other hand.

Section 5.15 Termination of Affiliate Arrangements. All Contracts between an Acquired Company, on the one hand, and any of their respective Affiliates, on the other hand, other than any Contracts (a) listed on Section 5.15 of the Sellers Disclosure Schedules or (b) to which only the Affiliates of Acquired Companies (other than the Acquired Companies) are party, shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall be deemed to have been satisfied.

Section 5.16 Ancillary Agreements. On the Closing Date, each of Buyer and Sellers shall (and, if applicable, each shall cause its Affiliates to) execute and deliver each of the Ancillary Agreements to which it is a party if such Ancillary Agreement has not been executed prior thereto.

Section 5.17 Repayment of Debt.

(a) At least five (5) Business Days prior to the Closing Date, Sellers shall obtain and deliver to Buyer drafts of the Payoff Letters, in a form satisfactory to Buyer, which final payoff and termination letters shall set forth the amount required to be paid on the Closing Date in order to satisfy all related payment obligations of the Acquired Companies in respect of any of such Indebtedness and evidence the full release of any and all guarantees and Encumbrances on the assets of any Acquired Company utilized to secure any of such Indebtedness contingent only upon payment of the amount set forth in the applicable Payoff Letter at the Closing.

(b) On the Closing Date, pursuant to Section 2.3(b)(i), Buyer shall deliver, by wire transfer of immediately available funds, to the Person(s) identified in the Payoff Letters as directed by the Payoff Letters the amounts payable to such creditors set forth in the Payoff Letters.

Section 5.18 Real Estate Matters. Sellers shall use commercially reasonable efforts, subject to the commercially reasonable cooperation of Buyer, prior to the Closing Date to obtain the written consent or approval from each lessor under those Real Property Leases requiring lessor consent or approval for the consummation of the transactions contemplated by this Agreement.

Section 5.19 R&W Insurance Policy. Buyer shall obtain third party insurance in respect of any inaccuracies or breaches of the representations and warranties made by Sellers or the Company in this Agreement (the “R&W Insurance Policy”). Buyer shall not permit subrogation, claims in contribution, or rights acquired by assignment to be asserted against Sellers or any of their respective direct or indirect past or present shareholders, members, partners, stockholders, employees, directors, officers, managers, employees, attorneys, and agents (or the functional equivalent of any such position), or any of their respective Affiliates, estate, heirs or representatives, except in the event of actual and intentional Fraud of Sellers. Sellers shall at any time have the right to request, and Buyer agrees to provide to Sellers upon written request, a redacted version of any such R&W Insurance Policy evidencing that such policy does not permit subrogation, claims in contribution, or rights acquired by assignment as described in the preceding sentence of this Section 5.19.

Section 5.20 Further Assurances. Following the Closing, and subject to the terms and conditions of this Agreement, each of Buyer and Sellers shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments and assurances and take such other actions as may reasonably be requested to carry out and give effect to the transactions contemplated by this Agreement.

Section 5.21 Specified Financial Statements. Sellers shall use commercially reasonable efforts to cause the Company to prepare the financial statements listed on Section 5.21 of the Sellers Disclosure Schedules (such financial statements, the “Specified IGY Financial Statements”) by October 1, 2022. Subject to Section 2.3(a), in the event that the Specified IGY Financial Statements have not been prepared by October 1, 2022, then (i) Buyer shall have the rights described in the provisos to the first sentence of Section 2.3(a) and (ii) Sellers shall continue to use commercially reasonable efforts to cause the Company to prepare the Specified IGY Financial Statements through the Closing. For the avoidance of doubt, the completion of the Specified IGY Financial Statements shall not be a condition to the Closing.

Section 5.22 Transition.

(a) Sellers shall not take any action that is designed or intended to have the effect of disparaging the Acquired Companies to any lessor, licensor, supplier of the Acquired Companies or partners of any Company Joint Venture.

(b) Buyer shall not take any action that is designed or intended to have the effect of disparaging Sellers or any of their Affiliates.

Section 5.23 Non-Solicitation. For a period of three (3) years from and after the Closing Date, none of Sellers, Andrew Farkas, or any of their respective Affiliates shall directly or indirectly, hire any employee or broker of the Acquired Companies, unless such employee or broker has been separated from the Acquired Companies for at least twelve (12) months or was terminated by the Acquired Companies without cause. For a period of three (3) years from and after the Closing Date, none of Sellers, Andrew Farkas, or any of their respective Affiliates shall directly or indirectly: (a) solicit, induce, or encourage any employee, agent or independent contractor retained by any of the Acquired Companies and/or their Affiliates to cease rendering services to the Acquired Companies and/or their Affiliates; or (b) solicit, induce or encourage any employee of any of the Acquired Companies and/or their Affiliates to render services to any business that is similar to any business conducted by any of the Acquired Companies.

Section 5.24 Financing.

(a) Prior to the Closing, each of Sellers shall use its commercially reasonable efforts to cause the Acquired Companies to provide, and shall use its commercially reasonable efforts to cause the Acquired Companies’ Representatives to provide, all cooperation reasonably requested by Buyer necessary for the arrangement of debt financing in connection with the transactions contemplated by this Agreement (the “Debt Financing”), including by (a) participant in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, at reasonable times and with reasonable advance notice, (b) to the extent required by the Debt Financing, using commercially reasonable efforts to facilitate the pledging of collateral, effective no earlier than the Closing, and (c) furnishing Buyer and the lenders providing such Debt Financing (such lenders, the “Financing Parties”) as promptly as reasonably practicable following the delivery of a request to Sellers by Buyer such financial and other information regarding the Acquired Companies as is reasonably available to Sellers at such time and is customarily required in connection with the execution of financings of a type similar to the Debt Financing; provided, however, that (v) the Debt Financing shall not be a condition to Closing; (w) nothing herein shall require such cooperation to the extent it would materially and unreasonably interfere with the ordinary conduct of business of the Company, (x) none of the Company, its equityholders nor its managers or directors shall be required to enter into, approve or file any financing document that would be effective prior to the Closing, (y) no failure of Sellers or the Company to comply with this Section 5.24 shall relieve Buyer of its obligation to consummate the transactions contemplated in this Agreement, nor shall such failure, on its own, permit Buyer to terminate this Agreement, and (z) nothing herein shall grant Sellers, the Acquired Companies or their Affiliates (i) the right to enforce the terms of this Agreement against the Financing Parties or (ii) any other rights or claims against any Financing Party solely in their respective capacities as lenders in connection with the Debt Financing, whether at law or in equity, in tort, contract or otherwise.

(b) None of the Acquired Companies shall be required to bear any cost or expense or to pay any commitment or other similar fee in connection with the debt financing or make any other payment or incur any other liability in connection with the debt financing prior to the Closing. Buyer shall indemnify and hold harmless, the Acquired Companies and their respective officers, employees and representatives, from and against any and all liabilities or losses suffered or incurred by them in connection with compliance with this Section 5.24 and the arrangement of the debt financing and any information utilized in connection therewith, except to the extent such liabilities or losses arose out of the fraud, bad faith, or willful misconduct of, or material breach of this Agreement by, the Acquired Companies or any of their respective officers, employees and representatives as finally determined by a court of competent jurisdiction. Buyer shall, promptly upon request by the Acquired Companies, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company in connection with this Section 5.24.

Section 5.25 Transition Services. Following the Closing, Sellers shall provide, or cause to be provided, to the Company certain services that are currently provided by Sellers and their Affiliates to the Company, all in accordance with the transition services set forth on Exhibit E hereto and an agreement regarding such transition services to be reasonably agreed upon by Sellers and Buyer as of the Closing

Section 5.26 WICO Information. Buyer shall provide to the Company promptly after the date hereof all such information required of Buyer under the Concession Agreement for the submission to the West Indian Company Limited (“WICO”) described in Section 7.2(i).

Section 5.27 Fairport. Prior to the Closing, Sellers shall cause the Company to use commercially reasonable efforts to purchase from Whenwe, Inc., a Delaware corporation (“Whenwe”), the 20% membership interest in Fairport Yacht Support, LLC, a Delaware corporation, owned by Whenwe, on terms and conditions reasonably satisfactory to Buyer.

Section 5.28 Estoppel Certificates. Prior to the Closing, Sellers shall cause the Acquired Companies to use commercially reasonable efforts to obtain and deliver to Buyer a tenant-executed estoppel certificate with respect to no less than 60% of the Landlord Leases identified on Exhibit D-1, from the lessee under such Landlord Lease, in form and of a substance substantially conforming to the form attached hereto as Exhibit D-2 and made a part hereof; provided that for GSA Landlord Leases, the estoppel certificate shall be in the form of the estoppel certificate attached to such Landlord Lease. The addition to an estoppel certificate of a knowledge qualification or a materiality qualification shall not cause such tenant estoppel certificate to fail to satisfy the requirements of this Section 5.28.

ARTICLE 6
TAX MATTERS

Section 6.1 Tax Returns.

(a) Subject to Section 6.1(b), Section 6.1(c), Section 6.1(d) and Section 6.1(e), Buyer shall prepare, or cause to be prepared, and timely file, or cause to be filed, all Returns with respect to the Acquired Companies required to be filed after the Closing. Buyer shall timely make, or cause to be timely made, all payments required with respect to any such Returns.

(b) Marina Holdings shall prepare, or cause to be prepared, all Flow-Through Returns with respect to the Company and IGDH for any Pre-Closing Tax Period ending on or before the Closing Date (to the extent not already filed before the Closing) in a manner consistent with the past practice of the Company and IGDH (as applicable), except as required by a change in applicable Law.

(c) Any Flow-Through Return of the Company or IGDH to be prepared and filed by Marina Holdings after the Closing Date for the Pre-Closing Tax Period shall be prepared on a basis consistent with the historical past practice of the Company or IGDH (as applicable), except as otherwise required by applicable Law. Marina Holdings shall provide Buyer with a copy of such proposed Returns (and such additional information regarding such Return as may reasonably be requested by Buyer) at least thirty (30) days prior to the filing of such Returns. Marina Holdings shall consider in good-faith any reasonable comments of Buyer to such Returns, unless otherwise required by a change in applicable Law.

(d) Buyer shall prepare, or cause to be prepared, all Returns with respect to the Acquired Companies for any Pre-Closing Tax Period or Straddle Period (to the extent not already filed before the Closing or described in (b)Section 6.1(b)) in a manner consistent with the past practice of the Acquired Companies, except as required by a change in applicable Law.

(e) Any Flow-Through Return of an Acquired Company for a Straddle Period shall be prepared by Buyer on a basis consistent with the historical past practice of the Acquired Company, except as otherwise required by applicable Law. In the case of any Acquired Company that has a Flow-Through Return for a Straddle Period, allocations of items of income, gain, loss or deduction shall be apportioned using the interim closing method under Section 706 of the Code and Treasury Regulation Section 1.706-4. Buyer shall provide Marina Holdings with a copy of such proposed Return (and such additional information regarding such Return as may reasonably be requested by Marina Holdings) at least thirty (30) days prior to the filing of such Return. Buyer shall accept any reasonable comments of Marina Holdings to such Returns, unless otherwise required by a change in applicable Law.

(f) With respect to any Straddle Period of the Company, Sellers and Buyer shall include any income, gain, loss, deduction or other Tax items on their Returns in a manner consistent with the Schedule K-1s furnished by Buyer. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable Law, all Transaction Tax Deductions shall to be allocated to the tax period (or portion thereof) that ends on the Closing Date.

Section 6.2 Tax Contest.

(a) In connection with any Tax Contest with respect to the Returns of the Company or IGDH for any Pre-Closing Tax Period or Straddle Period, Buyer, on the one hand, and Sellers, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the conduct of any such Tax Contest.

(b) Marina Holdings shall have the right to control, and Buyer shall have the right to participate in (at its own expense), any Tax Contest relating to Flow-Through Returns of an Acquired Company (any such Tax Contest, a “Flow-Through Tax Contest”) for a Pre-Closing Tax Period, but Marina Holdings shall not settle or compromise any such Flow-Through Tax Contest without Buyer’s prior written consent (not to be unreasonably withheld, delayed or conditioned) if such settlement or compromise would have the effect of increasing a Tax Liability of an Acquired Company or its direct or indirect owners in a taxable period or portion thereof beginning after the Closing Date. To the extent permitted by applicable Law, the Acquired Company shall make a “push out” election under Section 6226 of the Code (or any similar provision of state and local Tax law) with respect to any Flow-Through Tax Contest for any Tax period beginning on or after January 1, 2018. If Marina Holdings declines (or fails) to assume control of the conduct of any Flow-Through Tax Contest within a reasonable period after being provided with written notice of such Flow-Through Tax Contest by Buyer, Buyer shall have the right to assume control of such Flow-Through Tax Contest, but Buyer shall not settle or compromise any such Flow-Through Tax Contest without Marina Holdings’ prior written consent (not to be unreasonably withheld, delayed or conditioned) if such settlement or compromise would reasonably be expected to have the effect of increasing Taxes of any pre-Closing direct or indirect owners of an Acquired Company.

(c) Buyer shall control, and Marina Holdings shall have the right to participate in (at its own expense), any Flow-Through Tax Contest relating to Returns of an Acquired Company for a Straddle Period, but Buyer shall not settle or compromise any such Flow-Through Tax Contest without Marina Holdings’ prior written consent (not to be unreasonably withheld, delayed or conditioned) if such settlement or compromise would have the effect of increasing the Taxes of any pre-Closing direct or indirect owner of the Company. To the extent permitted by applicable Law, the Acquired Company shall make a “push out” election under Section 6226 of the Code (or any similar provision of state and local Tax law) with respect to any Flow-Through Tax Contest.

(d) Buyer shall provide Marina Holdings with notice of any written inquiries, audits, examinations or proposed adjustments by the IRS or any other taxing authority, which relate to any Flow-Through Tax Contest within ten (10) days of the receipt of such notice. Buyer shall (and shall cause the Acquired Companies to): (i) retain all books and records with respect to Flow-Through Returns relating to any Pre-Closing Tax Period or Straddle Period until the expiration of the applicable statute of limitations (and any extension thereof), and to abide by all related record retention agreements entered into with any Governmental Body; and (ii) give Marina Holdings reasonable notice prior to transferring, destroying or discarding any such books and records and shall allow Marina Holdings to take possession of such books and records.

Section 6.3 Tax Cooperation. Following the Closing, Sellers and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Acquired Companies, as is reasonably requested for the filing of any Tax Returns, for the preparation of, and for the prosecution or defense of any Tax Contest, including executing and delivering such powers of attorney and other documents as are necessary to carry out the provisions of this Section 6.3. Any information obtained under this Section 6.3 shall be kept confidential, except: (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or defending any Tax claim, or (ii) with the consent of Sellers or Buyer, as the case may be. Buyer agrees (i) to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and (ii) to give Sellers reasonable written notice prior to transferring, destroying or discarding any such books and records and, if requested by Sellers, shall allow the requesting party to take possession of such books and records.

Section 6.4 Pre-Closing Tax Matters. Without the prior written consent of Marina Holdings (not to be unreasonably withheld, delayed or conditional), Buyer shall not (unless required by applicable Law) (and shall cause its Affiliates, including the Acquired Companies, not to) take any of the following actions: (i) amend or otherwise modify any Flow-Through Return, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Flow-Through Return, (iii) make, change or revoke any Tax election or accounting method or practice with respect to, or that has retroactive effect to, a Flow-Through Return, or (iv) make or initiate any voluntary contact with a Governmental Body regarding any Flow-Through Return.

Section 6.5 Tax Treatment and Purchase Price Allocation. The Parties intend for U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment) to treat (i) the purchase of each of the Purchased Units and the Miami Interests in a manner consistent with the holding in Situation 2 of Revenue Ruling 99-6, 1991-1 C.B. 432; (ii) the purchase of the Simpson Bay Interests as a taxable sale by MOF Simpson Bay of the assets of Pentagon and its Subsidiaries; (iii) all amounts paid after the Closing Date to Sellers under this Agreement, including any Earnout Payment and any payments from the Purchase Price Adjustment Escrow Amount or the [****] (together, the “Post-Closing Payments”), to the extent permitted by applicable Law, as an adjustment to the Purchase Price for the Purchased Units; and (iv) the purchase of the Purchased Units as an installment sale (on account of the possible Post-Closing Payments) with a stated maximum selling price for purposes of Treasury Regulations Sections 15A.453-1(c)(1) – (2) and, to the extent required by applicable Law, a portion of any Post-Closing Payment paid to Sellers, as imputed interest under the rules of Section 483 (together, the “Intended Tax Treatment”). The Parties agree to allocate the Purchase Price among the Purchased Units, the Miami Interests and the Simpson Bay Interests for U.S. federal income tax purposes (the “Share Allocation”) consistent with the designation of the Purchase Price pursuant to Annex A and that any adjustment to the Purchase Price (including pursuant to Section 2.4 or a Post-Closing Payment) shall only adjust the allocation made to the Purchased Units. The Parties agree to allocate the final Purchase Price (together with any other amounts required to be taken into account under Subchapter K of the Code, including any Post-Closing Payments) (“Allocable Amount”) to the extent necessary under, and according to the principles of, (i) with respect to the Company and IGDH, Sections 741 and 751 of the Code and Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432 and relevant non-U.S. Tax Law and (ii) with respect to Pentagon, Section 1060 of the Code and relevant non-U.S. Tax Law. Such allocations shall be made consistent with the Share Allocation and in accordance with the allocation methodology as set forth on Schedule 6.5. Within ninety (90) days after the Closing. Buyer shall prepare, or caused to be prepared, consistent with the Share Allocation and in accordance with the methodology set forth on Schedule 6.5, a schedule of allocations of the Allocable Amount, among the assets of the Acquired Companies represented by the Purchased Units, the Miami Interests and the Simpson Bay Interests (which, for the avoidance doubt, means the assets of the Company, IGDH and Pentagon and all the Acquired Companies that are treated as disregarded entities of the Company, IGDH or Pentagon or partnerships in which the Company, IGDH or Pentagon is a partner directly or indirectly through another partnership, in each case, as of the Closing and for U.S. federal income tax purposes) being purchased from Sellers (the “Allocation Schedule”) and shall deliver such Allocation Schedule to

Marina Holdings. Marina Holdings shall have thirty (30) days following receipt thereof to object to the proposed Allocation Schedule. Should Marina Holdings and Buyer not be able to resolve such objections within the thirty (30) day period described above, either Party may submit the matter to the Accounting Firm for resolution. The process, manner and resolution of such dispute shall be in accordance with Section 2.5(b)(iii)-(iv) (on a mutatis mutandis basis). The Accounting Firm shall be directed to resolve such dispute consistent with the terms of this Agreement, including the Share Allocation and the methodology set forth on Schedule 6.5. Any determination by the Accounting Firm with respect to the Allocation Schedule shall be conclusive and binding on the parties with respect thereto. The allocations of the Allocable Amount as finally agreed upon or determined by the Accounting Firm (and as shown on each Allocation Schedule), shall be final and binding upon the Parties. The Parties agree that: (i) they shall file (or shall cause to be filed) all Tax Returns and forms consistent with the Intended Tax Treatment, the Share Allocation and the Allocation Schedule; (ii) in the event that any Governmental Body disputes any of the allocations of the Allocation Schedule, Sellers or Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute, and shall cooperate in good faith to preserve the effectiveness of such allocations, to the extent consistent with the Law and final decisions of such Governmental Body (provided, however, that nothing herein shall require a party to contest the decision of a Governmental Body in court proceedings or to appeal a court ruling to a court of higher instance); and (iii) any subsequent adjustments to the Purchase Price shall be treated as an adjustment to the purchase price paid for the Purchased Units in a manner consistent with the Allocation Schedule (and the methodology set forth on Schedule 6.5) (and the Parties shall notify each other and cooperate in reflecting such adjustment).

ARTICLE 7
CONDITIONS TO CLOSING

Section 7.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by both Buyer and Sellers), at or prior to the Closing, of each of the following conditions:

(a) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

(b) Any applicable waiting period (and any extension thereof) or Consent required as set forth in Section 5.1(b) of the Sellers Disclosure Schedules shall have expired or been terminated or obtained, as applicable.

(c) No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and no Legal Proceeding shall be pending, threatened which or in effect which would make the Closing illegal or prevent consummation of any of the transaction contemplated by this Agreement.

Section 7.2 Other Conditions to the Obligations of Buyer. In addition to the conditions listed in Section 7.1, the obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by Buyer, of each of the following conditions at or prior to the Closing:

(a) (i) The Significant Representations and the representations and warranties of Sellers set forth in Section 3.8(a)(ii) (Absence of Certain Developments - No Company Material Adverse Effect) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all respects as of such date); and (ii) all other representations and warranties of Sellers contained in Article 3 of this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except where the failure to be true and correct as of such date (without regard to any qualification as to materiality or Company Material Adverse Effect included therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Sellers shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c) Since the date hereof, no Company Material Adverse Effect shall have occurred and be continuing as of the Closing Date.

(d) Buyer shall have received a certificate, dated the Closing Date and signed by Sellers that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(e) Sellers shall have delivered to Buyer the Payoff Letters from the creditors in respect of the Indebtedness of the Acquired Companies that is paid off at Closing.

(f) Sellers shall have delivered to Buyer a counterpart of each Ancillary Agreement to which Sellers or any of their Affiliates is a party, duly executed by Sellers or such Affiliate.

(g) The Company shall have purchased, with funds which may be drawn from the Closing Payment, from Flagstone Island Gardens LLC, a Delaware limited liability company (“Flagstone”), the 20% membership interest of IGDH, owned by Flagstone, on terms and conditions reasonably satisfactory to Buyer.

(h) Sellers shall have obtained written approval from the City Manager for the assignment of that certain Marina Component Ground Lease dated April 13, 2020 between Flagstone, as tenant, and The City of Miami, a municipal corporation of the State of Florida (“The City of Miami”), as landlord, as assigned to Island Gardens Deep Harbour, LLC, a Delaware limited liability company.

(i) Sellers shall have obtained written Consent from WICO for the transactions contemplated by this Agreement pursuant to that certain Amended and Restated Development and Lease Agreement - Upland, dated August 1, 2012, by and between Yacht Haven USVI LLC, a U.S. Virgin Islands limited liability company, and WICO, and pursuant to that certain Amended and Restated Development and Lease Agreement - Marina, dated August 1, 2012, by and between YHUSVI Marina, LLC, a U.S. Virgin Islands limited liability company, and WICO, substantially in the form of Exhibit F hereto; provided that if the Consent from WICO is not obtained within 30 days following the date of the submission of the request to WICO (along with all information required to be provided by Buyer for such submission), then Sellers may either (i) extend such 30-day period or (ii) require that Buyer either (x) waive this Section 7.2(i) as a condition for the Closing or (y) terminate this Agreement.

(j) (i) The Company shall have purchased from Island Capital Group LLC, a Delaware limited liability company (“ICG”), the 2% membership interest of YHG Lender LLC, a Delaware limited liability company (“YHG Lender”), owned by ICG, on terms and conditions reasonably satisfactory to Buyer and (ii) either the Company shall have terminated or YH Incentives LLC shall have surrendered the 3% interest in YHG Lender on terms and conditions reasonably satisfactory to Buyer, and shall have otherwise acquired 100% of the equity of YHG Lender.

(k) The Company shall have purchased from Edbor Investments LLC, a New Jersey limited liability company (“Edbor”), the 36.47% membership interest of IGY-Red Frog LLC, a Delaware limited liability company, owned by Edbor, on terms and conditions reasonably satisfactory to Buyer.

(l) Sellers shall have caused the actions described in Annex A with respect to each of the Miami Interests and the Simpson Bay Interests to be consummated on the Closing Date immediately prior to Closing.

Section 7.3 Other Conditions to the Obligations of Sellers. In addition to the conditions set forth in Section 7.1, the obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by Sellers, of each of the following conditions at or prior to the Closing:

(a) (i) The representations and warranties of Buyer set forth in Section 4.1, Section 4.2(a)(i), Section 4.4 and Section 4.5 shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all respects as of such date); and (ii) the representations and warranties of Buyer contained in Article 4 of this Agreement (other than those set forth in clause (i) of this Section 7.3(a)) shall be true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except where the failure to be true and correct as of such date (without regard to any qualification as to materiality or Buyer Material Adverse Effect included therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) Buyer shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, stating on behalf of Buyer that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Buyer shall have delivered to Sellers a counterpart of each Ancillary Agreement to which Buyer or any of its Affiliates is a party, duly executed on behalf of Buyer or such Affiliate.

Section 7.4 Frustration of Closing Conditions; Burden of Proof.

(a) Neither Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to use the efforts required pursuant to this Agreement to cause the Closing to occur, including as required by Section 5.5 and Section 5.7.

(b) Each of Buyer and Sellers expressly acknowledges and agrees that if either Party wishes to invoke any of the conditions set forth in this Article 7 as a basis to not consummate the Closing, such Party shall have the burden of proof to establish that such condition has not been satisfied in any Legal Proceeding between the Parties in connection therewith.

ARTICLE 8
TERMINATION

Section 8.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned as follows (and the Party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give written notice of such termination to the other Party setting forth a brief description of the basis on which it is terminating this Agreement):

(a) by the mutual written consent of Buyer and Sellers;

(b) subject to Section 11.10(c), by either Buyer or Sellers, if the Closing shall not have occurred on or before the first Business Day of a calendar month following 180 days after the date of this Agreement or such other date that Buyer and Sellers may agree upon in writing (the “Termination Date”); provided, however, that the Termination Date shall be automatically extended on one occasion for up to sixty (60) days if the Closing has failed to occur on or prior to the Termination Date solely as a result of the failure of the conditions set forth in Section 7.1(a), Section 7.1(b), and/or Section 7.2(g)Section 7.2(h) and/or Section 7.2(i)Error! Reference source not found. to be satisfied, and provided, further that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to Buyer or Sellers, as the case may be, if a material breach of this Agreement by such Party has resulted in the failure of the Closing to occur before the Termination Date;

(c) by either Buyer or Sellers, if: (i) there shall be any Law enacted, promulgated or issued by any Governmental Body that makes consummation of the Closing illegal or otherwise prohibited, or (ii) any Governmental Body shall have issued an Order permanently enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable;

(d) by Buyer, if: (i) there shall have been a breach by Sellers of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied, (ii) Buyer is not then in breach of any provision of this Agreement, and (iii) such breach by Sellers (A) shall not have been cured on or prior to the earlier of (1) the Termination Date and (2) thirty (30) days after receipt by Sellers of written notice of such breach from Buyer, and (B) in the case of the foregoing clause (2), cannot be cured prior to the Termination Date; or

(e) by Sellers, if: (i) there shall have been a breach by Buyer of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied, (ii) Sellers are not then in breach of any provision of this Agreement, and (iii) such breach by Buyer (A) shall not have been cured on or prior to the earlier of (1) the Termination Date and (2) thirty (30) days after receipt by Buyer of written notice of such breach from Sellers, and (B) in the case of the foregoing clause (2), cannot be cured prior to the Termination Date.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 8:

(a) this Agreement shall forthwith become null and void (except for this Section 8.2, Section 5.9, Section 5.11, and Article 11, each of which shall survive such termination and remain valid and binding obligations of the Parties in accordance with their terms); and

(b) there shall be no Liability of any kind on the part of Buyer or Sellers or any of Buyer’s or Sellers’ former, current or future Affiliates, Representatives, officers, directors, direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers or members; provided, however, that termination pursuant to this Article 8 shall not relieve either Party from such Liability (i) pursuant to the sections specified in Section 8.2(a) that survive termination, or (ii) for any breach of this Agreement prior to such termination or for Fraud.

ARTICLE 9
NO SURVIVAL

Section 9.1 No Survival. None of the representations and warranties made in this Agreement, any Ancillary Agreement (unless otherwise stated therein) or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement, shall survive the Closing Date (except in respect of Fraud herein or therein). All covenants and agreements of the Parties contained in this Agreement shall survive the Closing Date in accordance with their respective terms, but not to exceed the applicable statute of limitations in the event of a breach of such covenant; provided that all covenants and agreements of the Parties contained in this Agreement which by their terms are to be performed at or prior to the Closing Date shall not survive the Closing Date. Buyer, on behalf of itself and its Affiliates, acknowledges and agrees that the provisions of this Section 9.1 shall apply regardless of whether (a) Buyer obtains or maintains the R&W Insurance Policy, (b) the R&W Insurance Policy is revoked, cancelled or modified in any manner after issuance, or (c) Buyer makes a claim under the R&W Insurance Policy and such claim is denied by the insurer.

ARTICLE 10
GUARANTY

Section 10.1 Guaranty of Payment Performance.

(a) Upon the terms and subject to the conditions set forth in this ARTICLE 10, to induce Sellers to enter into the Agreement, Guarantor irrevocably, absolutely and, except as set forth in Section 10.1(b) and the last paragraph of Section 10.2 (Absolute and Unconditional Guaranty), unconditionally guarantees to Sellers the due, prompt and punctual payment and performance, by Buyer of all of its respective payment and performance obligations under this Agreement (the “Guaranty”). With respect to the Guaranty, the person whose payment or performance is covered by such Guaranty is referred to herein as the “Guaranteed Person”, the Persons entitled to the benefit of a Guaranty are collectively referred to herein as the “Beneficiary”, and the obligations guaranteed by such Guaranty are collectively referred to herein as the “Guaranteed Obligations.”

(b) The Guaranty is one of payment, not collection, and a separate action or actions may be brought and prosecuted against Guarantor to enforce the Guaranty, irrespective of whether any action or Legal Proceeding is brought against the Guaranteed Person or whether the Guaranteed Person is joined in any such action or Legal Proceeding. A demand for payment or performance or an action to enforce the Guaranty may be made, brought or prosecuted, as applicable, against Guarantor only if a Guaranteed Obligation remains unpaid or unperformed for any reason ten (10) Business Days after Sellers have made a written demand for payment or performance against a Guaranteed Person with respect to such Guaranteed Obligation.

Section 10.2 Absolute and Unconditional Guaranty. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guaranty, and all dealings between Sellers, on the one hand, and Buyer or Guarantor, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guaranty. The liability of Guarantor under its Guaranty shall, to the fullest extent permitted under applicable law, be absolute and, except as set forth in Section 10.1(b) (Guaranty of Payment Performance) and the last paragraph of this Section 10.2, unconditional irrespective of:

(a) the illegality of the Guaranty;

(b) the validity or genuineness of this Agreement with respect to the Guaranteed Person;

(c) the enforceability of this ARTICLE 10 against the Guaranteed Person and/or enforceability of this Agreement against Guarantor;

(d) any release or discharge of any obligation of the Guaranteed Person under this Agreement resulting from any change in the corporate existence, structure or ownership of the Guaranteed Person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Guaranteed Person or any of its assets;

(e) any change in the corporate existence, structure or ownership of the Guaranteed Person or any other Person interested in the transactions contemplated by this Agreement;

(f) any waiver of any event of default, extension of time or failure to enforce any of the Guaranteed Obligations;

(g) any extension, moratorium or other relief granted to the Guaranteed Person or Guarantor pursuant to any applicable law or statute;

(h) the addition, substitution or release of any Person interested in the transactions contemplated by this Agreement;

(i) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Guarantor, the Guaranteed Person or any other Person interested in the transactions contemplated by this Agreement;

(j) any amendment or modification of this Agreement, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of this Agreement or the documents entered into in connection herewith;

(k) the existence of any claim, setoff or other right that Guarantor may have at any time against the Guaranteed Person, whether in connection with any Guaranteed Obligation or otherwise; or

(l) any other act or omission relating to the Guaranty that may or might in any manner or to any extent vary the risk of Guarantor. or otherwise operate as a discharge of Guarantor as a matter of applicable Law or equity.

Guarantor agrees, provided that a Guaranteed Obligation remains unpaid or unperformed for any reason ten (10) Business Days after Sellers have made a written demand for payment or performance against a Guaranteed Person with respect to such Guaranteed Obligation, the obligations of Guarantor under this Guaranty shall be unconditional, but subject to all defenses that any Guaranteed Person may have under this Agreement.

Section 10.3 Beneficiaries. No Beneficiary shall be obligated to file any claim relating to any Guaranteed Obligation in the event that the Guaranteed Person becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Beneficiary to so file shall not affect Guarantor’s obligations hereunder. The Guaranty is a continuing one and the obligations of Guarantor hereunder shall be irrevocably valid and remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations. In the event that any payment to the Beneficiary in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made.

Section 10.4 Waivers. Guarantor irrevocably waives acceptance, presentment, promptness, diligence, demand, protest and any notice in respect of the Guaranty not provided for herein, including any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Seller upon the Guaranty, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, and any right to require the marshalling of assets of the Guaranteed Person or Guarantor or any other Person interested in the transactions contemplated by this Agreement.

Section 10.5 Consolidation or Merger. Guarantor shall require any successor, continuing entity or surviving entity to Guarantor, whether by merger, consolidation, amalgamation or other business combination, to expressly agree in writing with the Beneficiary to assume and perform the obligations of Guarantor under the Guaranty to the extent that such successor or entity does not succeed to the obligations of Guarantor hereunder by operation of any applicable Law.

Section 10.6 Subrogation. Guarantor may not exercise any rights of subrogation or contribution, whether arising by contract or operation of any applicable Law (including any such right arising under bankruptcy or insolvency laws) or otherwise, by reason of any payment by it in respect of the Guaranty unless and until all of the Guaranteed Obligations have been paid in full.

Section 10.7 Currency. Guarantor shall be obligated to make payment hereunder in United States dollars.

Section 10.8 Assignment. Guarantor shall not assign its obligations hereunder without the express written consent of Sellers. Any attempted assignment by Guarantor without such consent shall be void ab initio.

Section 10.9 Representations and Warranties. Guarantor hereby represents and warrants to the Acquired Companies and Sellers that: (i) the execution, delivery and performance of the Guaranty and this ARTICLE 10 have been duly authorized by all necessary action and do not contravene with any provision of Guarantor’s Organizational Documents or any Law, Order, or Contract binding on Guarantor or its assets; (ii) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Body necessary for the due execution, delivery and performance of the Guaranty and this ARTICLE 10 by Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Body is required in connection with the execution, delivery or performance of the Guaranty and this ARTICLE 10 by Guarantor; and (iii) the Guaranty and this ARTICLE 10 constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms.

Section 10.10 Other Provisions. The provisions of Section 1.2 (Interpretation; Construction), Section 11.2 (Notices), Section 11.4 (Amendment), Section 11.5 (Waivers), Section 11.6 (Severability), Section 11.9 (Governing Law, Submission to Jurisdiction; Waiver of Jury Trial), Section 11.10 (Remedies), and Section 11.11 (Counterparts and Electronic Signatures) shall be applicable to the Guaranty and this ARTICLE 10.

ARTICLE 11
MISCELLANEOUS

Section 11.1 Fees and Expenses. Except as otherwise expressly provided in this Agreement, including in any Ancillary Agreements, whether or not the Closing is consummated, all costs and expenses incurred, including fees and disbursements of counsel, financial advisors and accountants, in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses; provided, however, that, in the event this Agreement is terminated in accordance with its terms, the obligation of each Party to bear its own costs and expenses shall be subject to any rights of such Party arising from a breach of this Agreement by the other Party prior to such termination.

Section 11.2 Notices. All notices or other communications to be delivered in connection with this Agreement, including pursuant to Section 5.1, shall be in writing and shall be deemed to have been properly delivered, given and received: (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, (b) on the date of successful transmission if an executed copy of such notice is sent via email during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, or (c) on the date of receipt by the addressee if sent by an internationally recognized overnight courier if received on a Business Day, otherwise on the next Business Day. Such notices or other communications shall be sent to each respective Party at the address, email address or facsimile number set forth below (or at such other address, email address or facsimile number as shall be specified by a Party in a notice given in accordance with this Section 11.2):

If to Sellers or

or Single Asset

Sellers: c/o Island Capital Group LLC

717 Fifth Avenue, 18th Floor

New York, NY 10022

Attention: Mark Lande

Email: mlande@islecap.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006-1470
United States
Attention: Steven L. Wilner

Chantal E. Kordula

Email : swilner@cgsh.com

Email: ckordula@cgsh.com

If to Buyer or

Guarantor: c/o MarineMax, Inc.
2600 McCormick Drive, Suite 200

Clearwater, Florida 33759
United States

Email: mike.mclamb@marinemax.com

Manny.alvare@marinemax.com
Attention: Michael H. McLamb

Manny A. Alvare, III

with a copy (which shall not constitute notice) to:

Holland & Knight LLP
100 North Tampa Street, Suite 4100
Tampa, Florida 33602
United States
Email: robert.grammig@hklaw.com

alyse.latour@hklaw.com

Attention: Robert J. Grammig

K. Alyse Latour

For purposes of Section 5.1, to all of the following:

Buyer’s Chief Executive Officer

Email: brett.mcgill@marinemax.com

Buyer’s Chief Financial Officer

Email: mike.mclamb@marinemax.com

Buyer’s Vice President of Legal Affairs

Email: manny.alvare@marinemax.com

Section 11.3 Entire Agreement. This Agreement, the Sellers Disclosure Schedules, the Confidentiality Agreement, the Ancillary Agreements and any other agreements, instruments or documents being or to be executed and delivered by a Party or any of its Affiliates pursuant to or in connection with this Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein and all inducements to the making of this Agreement relied upon by the Parties, and they supersede all other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 11.4 Amendment. This Agreement shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by each of the Parties, provided that, any amendment that would adversely affect the rights or protections of any Financing Party hereunder, including those in each of Section 5.24,

Section 11.7, Section 11.8, Section 11.9, Section 11.10(b), Section 11.14 and this Section 11.4, shall require the prior written consent of such Financing Party, as applicable.

Section 11.5 Waivers. Either Party may, at any time (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein, or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in a written instrument executed and delivered by the Party so waiving. No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver. Neither any course of conduct or failure or delay of any Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

Section 11.6 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced in any situation or in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term or provision hereof or the offending term or provision in any other situation or any other jurisdiction. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.7 No Third Party Beneficiaries. Except to the extent provided in Section 5.12 (the provisions of which shall inure to the benefit of the Persons referenced therein as third-party beneficiaries of such provisions), this Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Except to the extent provided in Section 5.12 and Section 11.4, this Agreement may be amended or terminated, and any provision of this Agreement may be waived, in accordance with the terms hereof without the consent of any Person other than the Parties. Notwithstanding the foregoing, the Parties agree that each Financing Party shall be considered, and entitled to enforce all rights associated with, a third-party beneficiary of any Section granting a right to a Financing Party, including without limitation the following Sections: Section 5.24 (Financing), Section 11.4 (Amendment); Section 11.7 (No Third Party Beneficiaries); Section 11.8 (Assignment); Section 11.9 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial); Section 11.10(b) (clause (b) of Remedies); and Section 11.14 (Nonrecourse).

Section 11.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 11.8 shall be null and void and of no force and effect, provided, however, that Buyer may, without any consent required from Sellers, assign its respective rights under this Agreement for collateral security purposes to any Financing Party. Buyer and any Financing Party may exercise all of the rights and remedies of Buyer hereunder. Subject to the preceding sentences of this Section 11.8, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

Section 11.9 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of Delaware.

(b) Each of the Parties hereby: (i) agrees and irrevocably consents to submit itself to the exclusive jurisdiction of the (1) the United States District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, (2) any court sitting in New Castle County, Delaware (the “Chosen Courts”) in any Legal Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, (ii) agrees that all claims in respect of any such Legal Proceeding shall be heard and determined in any Chosen Court, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction or venue by motion or other request made before a Chosen Court, (iv) agrees not to bring or support any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (whether in contract, tort, common or statutory law, equity or otherwise) anywhere other than a Chosen Court (an “Other Court”), (v) agrees that each Party shall be liable for, and the Chosen Courts shall award, the other Party its reasonable attorneys’ fees and costs incurred (1) defending against any attempt to deny or defeat such jurisdiction or venue by motion or other request made before a Chosen Court and (2) defending any Legal Proceeding in an Other Court, and (vi) agrees that a final and non-appealable judgment of a Chosen Court in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. For the avoidance of doubt, the preceding sentence (A) shall not limit the jurisdiction of the Accounting Firm as set forth in Section 2.4 and (B) shall include any Legal Proceeding brought for the purpose of enforcing the jurisdiction and judgments of the Accounting Firm. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Legal Proceeding brought in any Chosen Court in accordance with this Section 11.9(b). Each of the Parties agrees that the service of any process, summons, notice or document in connection with any such Legal Proceeding in the manner provided in Section 11.2 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(c) Notwithstanding the foregoing, if any action or proceeding is commenced or any claim is asserted in any action or proceeding by either party to enforce its rights or remedies under this Agreement (an “Action”), the prevailing party in such Action, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover its reasonable attorneys’ fees and court costs incurred therewith. In addition, the prevailing party in any Action shall also be entitled to the payment by the losing party of the prevailing party’s reasonable attorneys’ fees, court costs and litigation expenses incurred in connection with: (i) any appellate review of the judgment rendered in such Action or of any other ruling in such Action; and (ii) any proceeding to enforce a judgment in such Action. It is the intent of the parties that the provisions of this Section 11.9(c) be distinct and severable from the other rights of the parties under this Agreement, shall survive Closing or termination of this Agreement, shall survive the entry of judgment in any Action and shall not be merged into such judgment.

(d) EACH PARTY (I) ACKNOWLEDGES AND AGREES THAT ANY LEGAL PROCEEDING THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY LEGAL PROCEEDING RELATED TO THE DEBT FINANCING) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (II) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY LEGAL PROCEEDING RELATED TO THE DEBT FINANCING). EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES AND ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION OF THIS AGREEMENT, (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

(e) Notwithstanding anything in this Section 11.9 to the contrary, each of the Parties agrees that it shall not bring or support any matters, claims, controversies, disputes, suits, actions or proceedings (whether at law, in equity, in contract, in tort or otherwise) arising out of or relating to the Debt Financing against the Financing Parties or any other Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, in any forum other than the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 11.10 Remedies.

(a) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy shall not preclude the exercise of any other such remedy.

(b) The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law.

(c) If either Party brings a Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than a Legal Proceeding to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to the later of (i) the twentieth (20th) Business Day following the resolution of such Legal Proceeding, or (ii) such other time period established by the court presiding over such Legal Proceeding.

Section 11.11 Counterparts and Electronic Signatures. This Agreement and any Ancillary Agreements may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. A signed copy of this Agreement or any Ancillary Agreement transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement or such Ancillary Agreement for all purposes.

Section 11.12 Time is of the Essence. Time is of the essence in the performance of the transactions contemplated by this Agreement.

Section 11.13 Releases. As of the Closing: (a) each of Buyer and its Subsidiaries (including, as of immediately following the Closing, the Acquired Companies) (each, a “Releasing Buyer Person”), hereby releases and forever discharges Sellers and each of its Affiliates, successors, assigns, former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, agents, attorneys or other Representatives (in each case, solely in their capacities as such) (each, a “Released Seller Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Seller Person, that any Releasing Buyer Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Acquired Companies, and (b) each of Sellers and their Subsidiaries (each, a “Releasing Seller Person”), hereby releases and forever discharges Buyer and each of its Affiliates (including, as of immediately following the Closing, the Acquired Companies), successors, assigns, former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, agents, attorneys or other Representatives (in each case, solely in their capacities as such) (each, a “Released Buyer Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Buyer Person, that any Releasing Seller Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Acquired Companies; provided, however, that the Parties acknowledge and agree that this Section 11.13 does not apply to and shall not constitute a release of any rights or obligations to the extent arising under this Agreement, any Ancillary Agreement or any certificate or other instrument delivered by or on behalf of either Party pursuant to this Agreement.

Section 11.14 Nonrecourse.

(a) Notwithstanding anything to the contrary herein and except in the case of Fraud, this Agreement may only be enforced against, and any Legal Proceeding that may be based upon, arise out of, or relate to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be brought against each Person that is expressly named as a Party in such Person’s capacity as such, and only with respect to the specific obligations set forth herein with respect to such Party, and no former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, Affiliates, agents, attorneys or other Representatives of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any Liability for any obligations or liabilities of any Party under this Agreement or for any claim or other Legal Proceeding (whether at law or in equity, in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any covenants, representations, warranties or statements (whether written or oral, express or implied) made or alleged to have been made in connection herewith.

(b) For the avoidance of doubt and notwithstanding anything to the contrary herein, Sellers, the Acquired Companies, and each of their Affiliates agree that (i) no Financing Party shall have any liability hereunder (whether at law or in equity, in tort, contract or otherwise, including without limitation for any specific performance) for any claims, causes of action, obligations or losses arising under, out of, in connection with, or related in any manner to the provisions of this Agreement relating to the Debt Financing or the Financing Parties or based on, in respect of or by reason of the provisions in this Agreement relating to the Debt Financing or the Financing Parties or its negotiation, execution, performance or breach of such provisions (provided that nothing in this Section 11.14 shall limit the liability or obligations of any Financing Party to Buyer under any definitive, separate and independent agreement between Buyer and such party) and (b) only Buyer shall be permitted to bring any claim against its Financing Party for failing to satisfy any obligation to fund any of the Debt Financing pursuant to terms of any definitive, separate and independent agreement between such Financing Party and Buyer.

Section 11.15 Risk of Loss.

(a) Loss Claim; Casualty Expert Valuation.

(i) Loss Claim. In the event that prior to the Closing Date any portion of any Real Property shall be taken by condemnation or eminent domain or damaged or destroyed by hurricane, fire or other casualty, at the request of Buyer or Sellers, the insured party under the applicable insurance policy may submit such claim to the insurance company (such claim, the “Loss Claim”).

(ii) Casualty Expert Valuation. If a Loss Claim is submitted to the insurance company, Buyer and Sellers shall retain two (2) casualty experts, which shall be selected by Sellers and reasonably approved by Buyer (the “Casualty Experts”), and submit the Loss Claim to such Casualty Experts for valuation. Upon the selection of the Casualty Experts, and in any event within five (5) Business Days following such selection, Buyer and Sellers shall submit to the Casualty Experts documentary materials necessary for the valuation of the Loss Claim. Within twenty (20) Business Days after receipt of all such submissions by Buyer and Sellers, the Casualty Experts shall make a determination in accordance with standards provided herein and deliver to Buyer and Sellers a written report (the “Loss Report”) containing each Casualty Expert’s valuation of the Loss Claim submitted to it (and only such matter); provided that, if all conditions to the Closing have been satisfied but the Loss Report has not been delivered, then the Closing shall be automatically postponed until the Loss Report is delivered, subject to Section 11.15(c)(ii). The amount of the Loss Claim shall be determined by taking the average of the Casualty Experts’ valuations of the Loss Claim. The Casualty Experts shall provide a determination as to whether the Loss Claim amounts would exceed the program limits under the applicable insurance policy (such policy limit, the “Major Loss Threshold”). The fees and expenses of the Casualty Experts shall be borne equally by Buyer and Sellers.

(b) Minor Loss.

(i) Definition of Minor Loss. For the purposes of this Section 11.15, “Minor Loss” shall mean a loss or damage to the Real Property or any portion thereof the cost of which to repair or restore to a condition substantially identical to that of the premises in question prior to the event of damage would equal less than the Major Loss Threshold.

(ii) Notwithstanding any other provision of this Agreement to the contrary but subject to Section 11.15(c), in the event that prior to the Closing Date there shall be a Minor Loss, then (i) neither party shall have the right to cancel this Agreement and the Purchase Price shall not be reduced and (ii) Sellers’ rights to any award resulting from such taking or any insurance proceeds resulting from such casualty (less any sums expended by Sellers for repair or restoration through the Closing Date) shall be assigned by Sellers to Buyer at Closing.

(c) Major Loss.

(i) Definition of Major Loss. For the purposes of this Section 11.15, “Major Loss” shall mean a loss or damage to the Real Property or any portion thereof the cost of which to repair or restore to a condition substantially identical to that of the premises in question prior to the event of damage would exceed the Major Loss Threshold.

(ii) Major Loss Escrow Account.

(A) In the event that prior to the Closing Date there shall be a Major Loss, then within five (5) Business Days after receipt by Buyer and Sellers of the Loss Report described in Section 11.15(a), Sellers may elect to deposit 125% of the amount by which such loss exceeds the Major Loss Threshold in an account maintained by a mutually-agreed escrow agent (the “Major Loss Escrow Account”). Such deposit may be made by Marina Holdings prior to or at Closing, by wire transfer of immediately available funds, which may be drawn from the Closing Payment. If Sellers elect to establish such Major Loss Escrow Account, such Major Loss Escrow Account may be drawn on by Buyer post-Closing to pay the documented reasonable out-of-pocket costs incurred post-Closing in excess of any insurance proceeds assigned to Sellers, until the damaged premises are repaired or restored to a condition substantially identical to that of the premises in question prior to the event of damage. Any amounts which remain in the Major Loss Escrow Account upon completion of such restoration shall be promptly returned to Marina Holdings by the Escrow Agent on written confirmation of completion from Buyer.

(B) If Sellers elect not to establish the Major Loss Escrow Account in accordance with Section 11.15(c)(ii)(A), then Sellers shall promptly notify Buyer of such election, after which Buyer may terminate this Agreement by written notice to Sellers by the date that is twenty (20) Business Days following the date of receipt of such notice. If Buyer does not terminate this Agreement by written notice to Sellers within the time frame specified in the immediately preceding sentence, then Sellers’ rights to any insurance proceeds resulting from such casualty (less any sums expended by Sellers for repair or restoration through the Closing Date) shall be assigned by Sellers to Buyer at Closing.

(d) Waiver. Buyer and Sellers hereby irrevocably waive the provision of any statute that provides for a different outcome or treatment in the event the Real Property shall be taken or damaged or destroyed by hurricane, fire or other casualty.

Section 11.16 Provision Regarding Legal Representation. Recognizing that Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”) has acted as legal counsel to Sellers, the Acquired Companies and their Affiliates prior to date hereof, and that Cleary Gottlieb intends to act as legal counsel to Sellers and their Affiliates (which shall no longer include the Acquired Companies) after the Closing, Buyer hereby waives (on its own behalf) and agrees to cause its Affiliates (including, after the Closing, the Acquired Companies) to waive, any conflicts arising under such representation after the Closing as such representation may relate to Buyer and the Acquired Companies or the transactions contemplated hereby. In addition, notwithstanding anything in this Agreement to the contrary, all communications involving attorney-client confidences between Sellers, the Acquired Companies and their respective Affiliates, on the one hand, and Cleary Gottlieb, on the other hand, in the course of or otherwise in connection with the consideration, negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Sellers and their

Affiliates (and not the Acquired Companies). Accordingly, the Acquired Companies shall not have access to any such communications or to the files of Cleary Gottlieb relating to such engagement from and after the Closing, and no actions taken by Sellers or any of their Affiliates or Representatives to retain, remove or otherwise protect such communications shall be deemed a breach or violation of this Agreement or any Ancillary Agreement. Without limiting the generality of the foregoing, from and after the Closing: (a) Sellers and their Affiliates (and not the Acquired Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and no Acquired Company shall be a holder thereof, (b) such privilege shall survive the Closing and remain in full effect and shall not be deemed waived as a result of the Closing or any actions taken or not taken in connection with or following the Closing (and the Parties and their respective Affiliates agree to take all steps necessary to ensure that such privilege shall survive the Closing and remain in full effect), (c) Buyer and its Affiliates (including, after the Closing, the Acquired Companies) shall not use or rely on any such communications in any Legal Proceeding against or involving Sellers or any of their Affiliates or otherwise relating to the transactions contemplated hereby, (d) to the extent that files of Cleary Gottlieb in respect of such engagement constitute property of the client, only Sellers and their Affiliates (and not the Acquired Companies) shall hold such property rights, and (e) Cleary Gottlieb shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Acquired Companies by reason of any attorney-client relationship between Cleary Gottlieb and the Acquired Companies or otherwise .

Section 11.17 Waiver of Third Party Beneficiary Rights. The Company (on behalf of itself and its Affiliates) hereby validly waives and renounces any and all third party beneficiary rights under (i) that certain non-compete agreement dated April 14, 2005, between Andrew L. Farkas and Island Global Yachting L.P.; (ii) that certain non-compete agreement dated November 30, 2005, between Andrew L. Farkas and Island Global Yachting III L.P.; (iii) that certain non-compete agreement dated May 15, 2006, between Andrew L. Farkas and Island Global Yachting II L.P.; (iv) that certain non-compete agreement dated February 21, 2007, between Andrew L. Farkas and Island Global Yachting Ltd.; (v) that certain non-compete agreement dated February 17, 2018, between Andrew L. Farkas and Island Global Yachting Ltd.; and (vi) that certain non-compete agreement dated September 30, 2021, between Andrew L. Farkas and Island Global Yachting LLC.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

ISLAND MARINA HOLDINGS LLC

By: s/Thomas Mukamal

Name: Thomas Mukamal

Title: CEO

ISLAND MARINAS SUBSIDIARY CORP.

By: s/Thomas Mukamal

Name: Thomas Mukamal

Title: CEO

SINGLE ASSET SELLERS:

IG HOLDINGS LLC

By: IG Directives LLC, its Managing Member

By: s/Thomas Mukamal

Name: Thomas Mukamal

Title: CEO

MOF SIMPSON BAY L.P.

By: IGY – Simpson Bay Holdings Ltd., its General Partner

By: s/Thomas Mukamal

Name: Thomas Mukamal

Title: CEO

BUYER:

MARINEMAX EAST, INC.

By: s/Michael H. McLamb

Name: Michael H. McLamb

Title: President, Secretary & Treasurer

Solely for Purposes of ARTICLE 10:

GUARANTOR:

MARINEMAX, INC.

By: s/ Brett McGill

Name: W. Brett McGill

Title: President & CEO

Annex A

Pre-Closing Actions related to Miami Interests and Simpson Bay Interests

1. Pre-Closing Actions related to Miami Interests

a. Immediately prior to the Closing and in order to facilitate the third party sale transaction contemplated by the Agreement, the Company will distribute all of its membership interests in (x) IG Holdings LLC and (Y) IG Directives LLC to Island Marina Holdings LLC.

b. A portion of the purchase price as agreed by Buyer and the Company prior to the date of this Agreement will be allocated to the purchase of the Miami Interests. The amount of the purchase price allocated to the Miami Interests shall not be subject to any post-Closing adjustment.

c. Upon closing, IG Directives LLC will distribute to employees the amount they are owed in respect of the promote payable to them under the Organizational Documents of IG Directives LLC.

2. Pre-Closing Actions related to Simpson Bay Interests

a. Immediately prior to the Closing and in order to facilitate the third party sale transaction contemplated by the Agreement, all of the ownership interests of (x) MOF Simpson Bay L.P. and (y) IGY – Simpson Bay Holdings LTD that are owned by Island Global Yachting Facilities LLC will be distributed by Island Global Yachting Facilities LLC to the Company which in turn will distribute such interests to Island Marina Holdings LLC.

b. A portion of the purchase price as agreed by Buyer and the Company prior to the date of this Agreement will be allocated to the purchase of the Simpson Bay Interests. The amount of the purchase price allocated to the Simpson Bay Interests shall not be subject to any post-Closing adjustment.

1

Exhibit A
Net Working Capital Principles and Example

Exhibit A - Net Working Capital Principles and Example
(excluding [****])
$’000	Dec-21
Current assets
Accounts receivables, net	[****]
Prepaid expenses	[****]
Inventory	[****]
Unbilled revenue	[****]
Other current assets	[****]
Current assets	[****]
Current liabilities
Customer deposits	[****]
Accounts payable	[****]
Accrued expenses	[****]
Deferred revenue	[****]
Other current liabilities	[****]
Current liabilities	[****]
Net Working Capital Example (excluding [****])	[****]

Exhibit A - Net Working Capital Principles and Example (incl. [****])
(excluding [****])
$’000	Dec-21
Net Working Capital Example (excl. [****]	(999)
Bridging items
YHG: Miami	(1,825)
Net Working Capital Example ( excluding [****])	(2,824)

2

Exhibit B-1
[****]

B-1-1

Exhibit B-2
Reference Base Measurement Amount and Incremental Measurement Amount Calculation for 2021

[****]

B-2-1

Exhibit C
Trident Program Budget

[****]

C-1

Exhibit D-1
List of Landlord Leases

[****]

D-1-1

Exhibit D-2
Form of Estoppel Certificate

[IGY Address]

Re: [Identify/describe lease documents, including all amendments] (collectively referred to herein as the “Lease”), by and between [____________], as tenant (“Tenant”), and [_________________], as landlord (“Landlord”).

Ladies and Gentlemen:

Tenant, the tenant under the above-referenced Lease, hereby certifies and confirms to the following parties (collectively, the “Recipients”) Landlord, and its successors and assigns, including any purchaser of any interests in Landlord, any lender providing financing to any such purchaser, and such lender’s successors and assigns, and Island Global Yachting LLC, as follows:

1. The leased premises (the “Premises”) under the Lease comprise that certain space(s) identified in the schedule of lease information attached hereto as Schedule 1 (the “Information Schedule”), which Premises are located on the real property identified in the Lease (the “Property”).

2. The Lease is in full force and effect and, except as expressly described in the “Re” line above, the Lease has not been amended, modified, supplemented, or altered in any respect. The Lease is the sole agreement between Landlord and Tenant relating in any way to the Premises or the Property, and there are no other agreements, oral or written, between Landlord and Tenant relating to the Premises or the Property.

3. Base rent and any additional rent required under the Lease has been paid through the date shown on the Information Schedule. Tenant is not entitled to any free rent, abatement of rent, or similar concession after the date of this certificate, except as set forth on the Information Schedule. To Tenant’s knowledge, Tenant does not presently have any right of offset or any defense against payment of any rent under the Lease. No rent has been paid more than 30 days in advance, and Tenant has no claim against Landlord for any deposits except for a security deposit, if any, given by Tenant to Landlord, the amount of which is set forth on the Information Schedule.

4. The Lease has not been assigned by Tenant, and no sublease or other similar agreement covering the Leased Premises has been entered into by Tenant. If the Premises have not been completed, Tenant expects to occupy the Premises upon the Commencement Date set forth on the Information Schedule, and as of the date of this Certificate, Tenant has no reason to believe that it would not occupy the Premises on the Commencement Date. If the Premises have been completed, the term of the Lease commenced on the Commencement Date stated on the Information Schedule, Tenant has accepted possession and occupies the Premises, and all the improvements contemplated by the Lease have been completed as required therein, unless otherwise provided on the Information Schedule.

5. Tenant has no right of first refusal, option or other right to purchase the Property or any portion thereof, including, without limitation, the Premises, except as may be set forth on the Information Schedule.

6. The address for notices to be sent to Tenant is set forth on the Information Schedule.

Tenant hereby acknowledges and agrees that each Recipient shall be entitled to rely on the truth, accuracy, and completeness of the foregoing certifications made by Tenant including in connection with the transfer of the Property (or any part thereof) or any transfers of the interests in Landlord and any lender’s decision to make a loan to any such purchaser secured in whole or in part by the Property. The individual signing below hereby certifies that he or she is duly authorized to sign and deliver this certificate on behalf of Tenant.

D-2-1

Dated this ______ day of _____ 2022.

TENANT:

[___________]

By:

Name:

Title:

Information Schedule

Identification of Lease Documents:
Leased Premises:
Landlord:
Tenant:
Tenant’s Notice Address:
Commencement Date:
Expiration Date:
Current Base Rental Rate:
Additional Rent:
Last Date Rent Paid:
Renewal Options:
Purchase Options:
Security Deposit:
Additional Information:

D-2-2

Exhibit E
Terms of Transition Services Agreement

The table below sets forth the terms of the services to be provided by the individuals listed below, at the rates provided under a separate cover, which shall be payable on a monthly basis:

Party	Scope of Services to be Provided
[To be specified in Transition Services Agreement]	Business matters
[To be specified in Transition Services Agreement]	Accounting and tax matters

E-1

Exhibit F
Form of Consent Agreement to Deemed Assignment of Lease

CONSENT AGREEMENT TO DEEMED ASSIGNMENT OF LEASE

THIS CONSENT AGREEMENT TO DEEMED ASSIGNMENT OF LEASE (this “Agreement”) is entered into effective as of this ___ day of July 2022 by and between THE WEST INDIAN COMPANY, LIMITED, a U.S. Virgin Islands corporation (“Landlord”), and YACHT HAVEN USVI LLC, a U.S. Virgin Islands limited liability company (“Upland Tenant”), and YHUSVI MARINA, LLC, a U.S. Virgin Islands limited liability company (“Marina Tenant”).

BACKGROUND INFORMATION

Landlord and Upland Tenant are bound under that certain Amended and Restated Development and Lease Agreement — Upland, effective August 1, 2012 (the “Upland Lease”), pertaining to certain premises described as Parcel Nos. Remainder 5A-l, Remainder 5C, 5D, 5E, 5F & 5G Estate Thomas, Kings Quarter, Charlotte Amalie, St. Thomas, U.S. Virgin Islands, which constitute approximately 7.078 acres excluding, however, Parcel No. 5A-la Estate Thomas, King’s Quarter, St. Thomas, U.S. Virgin Islands and Parcel No. 5A-lc Estate Thomas, King’s Quarter, St. Thomas, U.S. Virgin Islands, and excluding Parcel Nos. 5C-la and 5C-lb Estate Thomas from Parcel No. 5C Estate Thomas, King’s Quarter, St. Thomas, U.S. Virgin Islands, as described in Exhibit A to the Upland Lease.

Landlord and Marina Tenant are bound under that certain Amended and Restated Development and Lease Agreement — Marina, effective August 1, 2012 (the “Marina Lease”), pertaining to certain premises described as Marina Area A4, including approximately 12.2 acres of submerged land in “Long Bay,” St. Thomas, U.S. Virgin Islands, as more fully described in Exhibit A to the Marina Lease.

The holder(s) of 100% of the issued and outstanding membership interest of both Upland Tenant and Marina Tenant desire to effect an indirect change in control of both Upland Tenant and Marina Tenant, whereby MarineMax, Inc., or one of its affiliates will acquire 100% of the issued and outstanding membership interest of the Island Global Yachting, LLC, the indirect parent entity of both Upland Tenant and Marina Tenant (the “Transaction”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises contained herein and in the Upland Lease and Marina Lease, and for other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, Landlord, Upland Tenant, and Marina Tenant hereby agree as follows:

OPERATIVE PROVISIONS

1. Background Information; Defined Terms. The background information set forth above is hereby incorporated into this Agreement as if fully set forth in this Section 1. Except as may be otherwise set forth herein, all terms used herein which are capitalized shall have the meaning as set forth in the Upland Lease.

2. Consent; Condition. Landlord hereby consents to the Transaction, provided that Landlord’s consent is subject to the express condition that Landlord’s consent to the Transaction shall not be deemed a consent to any other or subsequent transaction in respect of the Upland Lease or the Marina Lease.

3. Miscellaneous. This Agreement: (i) is binding upon and inures to the benefit of Landlord, Upland Tenant, and Marina Tenant and their respective successors and assigns; and (ii) is governed by and construed in accordance with the laws of the United States Virgin Islands. This Agreement contains the entire agreement of the parties with respect to the matters set forth herein, and supersedes and revokes any and all negotiations, arrangements, letters of intent, representations, inducements, or other agreements, oral or in writing, with respect to such matters. No representations, inducements, or agreements, oral or in writing, between the parties with respect to such matters, unless contained in this Agreement, will be of any force or effect.

4. Counterpart Execution. This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document. To facilitate execution of this Agreement, the parties may exchange executed counterparts of the signature page(s) hereof by facsimile or other similar electronic transmission, which transmission shall be deemed the delivery of an original counterpart hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties, by and through their undersigned and duly authorized representatives, have executed this Agreement for the purposes herein described.

UPLAND TENANT:

YACHT HAVEN USVI LLC,

a U.S. Virgin Islands limited liability company

By:

Name:

Title:

Date:

MARINA TENANT:

YHUSVI MARINA, LLC,

a U.S. Virgin Islands limited liability company

By:

Name:

Title:

Date:

LANDLORD:

THE WEST INDIAN COMPANY, LIMITED,

a U.S. Virgin Islands corporation

By:

Name:

Title:

Date:

SELLERS DISCLOSURE SCHEDULES

[****]